PROSPECTUS	Filed Pursuant to 424(b)(4)
Registration No. 333-284998

Pitanium Limited

1,750,000 Class A Ordinary Shares

This is an initial public offering (the “Offering”) of 1,750,000 Class A ordinary shares with a par value of US$0.0001 each (the “Class A Ordinary Shares”), of Pitanium Limited (“Pitanium”, the “Company”, “we, “our”, “us”). Following the Offering, 8.86% of the Class A Ordinary Shares will be held by public shareholders, assuming the underwriters do not exercise the over-allotment option.

The initial public offering price is $4.00 per Class A Ordinary Share. Pitanium Limited has received approval from the Nasdaq Capital Market to list our Class A Ordinary Shares under the symbol “PTNM”.

Pitanium Limited’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Each of the Class A Ordinary Shares has one vote per share, while each of the Class B Ordinary Shares has twenty (20) votes per share.

We will not be considered a “controlled company” under Nasdaq corporate governance rules as we do not currently expect that more than 50% of Pitanium’s voting power will be held by an individual, a group or another company immediately following the consummation of this offering. Nonetheless, due to the disparate voting powers associated with our two classes of ordinary shares, upon completion of this Offering, the two largest shareholders of our company, Mr. Ying Yeung Wong, our director and Chief Executive Officer, and Ms. Yuen Yi Young, our director and the Chairwoman of the Board, will beneficially own approximately 48.07% and 48.07% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares, respectively; and together, 96.14% of the aggregate voting power, assuming that the underwriters do not exercise their over-allotment option. Although we are not considered a “controlled company” under Nasdaq corporate governance rules, if Ms. Young and Mr. Wong act together, they will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors, amendment of organizational documents and approval of significant corporate transactions, such as mergers, consolidations or sale of all or substantially all of the assets of our Company.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 20 to read about factors you should consider before buying our Class A Ordinary Shares.

Pitanium Limited, or Pitanium, is a holding company incorporated in British Virgin Islands (“BVI”). As a holding company with no material operations, Pitanium conducts all of its operations through its operating entity, Here We Seoul Limited (“Operating Subsidiary”), a company incorporated in Hong Kong. Investors in our Class A Ordinary Shares should be aware that they will not and may never directly hold equity interests in our Operating Subsidiary, but rather purchasing equity solely in Pitanium, the BVI holding company. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in Pitanium’s operations and/or a material change in the value of the securities Pitanium is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

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All of the legal and operational risks associated in operating in Mainland China also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and PRC government may exercise significant oversight over the conduct of business in Hong Kong.

All of our operations are conducted by our wholly-owned Operating Subsidiary in Hong Kong, which is a special administrative region of the PRC. We currently do not have any operations in Mainland China. We do not have any operation or maintain an office or personnel in Mainland China, nor currently do we have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in Mainland China.

However, we are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. The PRC government may exert significant oversight over the current and future operations in Hong Kong, or may exert more oversight and control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

See “Risk Factors — Risks Related to Doing Business in Hong Kong — All of our operations are in Hong Kong. However, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to certain PRC laws and regulations, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the PRC legal system is evolving rapidly, and enforcement of certain laws, regulations and rules may further change or develop and thus our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain.” on page 30.

We are aware that, in recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. This indicated the PRC government’s intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. Since these statements and regulatory actions are relatively new, it is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, its ability to accept foreign investments, and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (“PCAOB”) determines that it is unable to inspect or fully investigate our auditor and as a result the exchange where our securities are traded may delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the Securities and Exchange Commission to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely certain named registered public accounting firms headquartered in Mainland China and Hong Kong.

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On August 26, 2022, the PCAOB signed SOP Agreements with the CSRC and the Ministry of Finance of the PRC. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the Holding Foreign Companies Accountable Act if needed. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the Holding Foreign Companies Accountable Act and the Consolidated Appropriations Act.

Our auditor, Enrome LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is currently subject to inspection by the PCAOB on a regular basis. As of the date of this prospectus, the PCAOB has not yet issued an inspection report for Enrome LLP. However, the recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. Furthermore, the Accelerating Holding Foreign Companies Accountable Act, which requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

Cash is transferred through our organization in the following manner: (i) funds are transferred from Pitanium, our holding company incorporated in BVI, to our Operating Subsidiary in Hong Kong, in the form of capital contributions or loans, as the case may be; and (ii) dividends or other distributions may be paid by our Operating Subsidiary in Hong Kong to Pitanium. If Pitanium intends to distribute dividends to its shareholders, it will depend on payment of dividends from our Operating Subsidiary to Pitanium in accordance with the laws and regulations of Hong Kong, and the dividends will be distributed by Pitanium to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. See “Prospectus Summary - Transfer of cash to and from our Operating Subsidiary” on page 7.

For FY2023 and FY2024 and up to the date of this prospectus, no transfer of cash or other types of assets has been made between Pitanium and Operating Subsidiary; and Pitanium, our holding company, has not declared or made any dividends or other distribution to its shareholders in the past, nor has any dividends or distributions been made by our Operating Subsidiary to our holding company. Furthermore, no payments of any kind (including transfers, capital contributions and loans) have been made between Pitanium and our Operating Subsidiary for FY2023 and FY2024. For FY2023 and FY2024, our Operating Subsidiary declared dividends in an aggregate of HK$8,000,000 and HK$7,327,215 (approximately US$937,715) directly to its then shareholders before the incorporation of Pitanium. Please see the audited combined financial statements and the accompanying footnotes beginning on F-2 of this prospectus.

As of the date of this prospectus, there were no transfers, dividends or distributions that have been made between our holding company, Pitanium, and Operating Subsidiary or to any investors.

Our holding company rely on dividends paid by our Operating Subsidiary for its cash requirements, including funds to pay any dividends and other cash distributions to its shareholders, service any debt it may incur and pay its operating expenses. Our holding company’s ability to pay dividends to its shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiary.

Investing in our Class A Ordinary Shares involves a high degree of risk. Please see “Risk Factors” beginning on page 20 of the prospectus for more information.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” for additional information.

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Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total Without Over-Allotment Option(3)		Total With Full Over-Allotment Option
Offering price	US$	4.00	US$	7,000,000	US$	8,050,000
Underwriting discounts(1)	US$	0.28	US$	(490,000)	US$	(563,500)
Proceeds to the company before expenses(2)	US$	3.72	US$	6,510,000	US$	7,486,500

(1)	We have agreed to pay the underwriters a discount equal to 7% of the gross proceeds of the offering. For a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 139.

(2)	It includes the non-accountable expenses, out-of-pocket expenses payable to underwriter(s) and other estimated listing expenses.

(3)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

This Offering is being conducted on a firm commitment basis. The underwriter(s) are obligated to take and pay for all of the shares offered by the Company if any such shares are taken. We have granted the underwriter(s) an option, exercisable one or more times in whole or in part, to purchase up to 15% additional Class A Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this Offering to cover over-allotments, if any. If the underwriter(s) exercise the option in full, with the initial public offering price per share at US$4.00, the total underwriting discounts payable to the underwriter(s) will be US$563,500, and the total proceeds to us, before expenses, will be US$7,486,500.

If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriter (s) expect to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting”, on or about June 2, 2025.

CATHAY SECURITIES, INC.

The date of this prospectus is May 30, 2025

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Until and including June 24, 2025 (the 25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not, and the Underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares Is made to the public in the BVI. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus.

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CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Except where the context otherwise requires and for purposes of this prospectus only, references to:

●	“Articles of Association” refers to the articles of association of Pitanium adopted on October 22, 2024;

●	“BVI” refers to the British Virgin Islands;

●	“BVI Act” refers to the BVI Business Companies Act, 2004 (as amended);

●	“CAGR” refers to compounded annual growth rate, the year-on-year growth rate over a specific period of time;

●	“Class A Ordinary Shares” refers to the class A ordinary shares of Pitanium (as defined below) with a par value of US$0.0001 each;

●	“Class B Ordinary Shares” refers to the class B ordinary shares of Pitanium (as defined below) with a par value of US$0.0001 each;

●	“FY2023”, “FY2024” refer to fiscal year ended September 30, 2023 and 2024, respectively;

●	“F&S” are to Frost & Sullivan, an independent industry consultant commissioned by our Company;

●	“F&S Report” are to the industry report on the overview of the industry in which our Company operates, prepared by Frost & Sullivan and commissioned by our Company dated December 16, 2024;

●	“Hong Kong dollar(s)”, or “HK$” refer to the legal currency of Hong Kong;

●	“Hong Kong” or “HKSAR” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Mainland China” refers to the mainland of the People’s Republic of China; excluding Taiwan, Hong Kong and the Macau Special Administrative Regions of the People’s Republic of China for the purposes of this prospectus only;

●	“Memorandum” refers to the memorandum of association of Pitanium (as defined below) adopted on October 22, 2024;

●	“Memorandum and Articles of Association” refers to the Memorandum and the Articles of Association;

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●	“Pitanium” and the “Company” refers to Pitanium Limited, a BVI business company with limited liability incorporated under the laws of BVI, and the holding company of our businesses;

●	“Operating Subsidiary” refers to Here We Seoul Limited, a company with limited liability incorporated under the laws of Hong Kong, and a wholly-owned subsidiary of Pitanium;

●	“Ordinary Shares” refers to Class A and Class B Ordinary Shares;

●	“PRC” refer to the People’s Republic of China, including Hong Kong and the Macau Special Administrative Regions of the People’s Republic of China;

●	“PRC Counsel” refers to Tian Yuan Law Firm;

●	“PRC government” are to the government and governmental authorities of Mainland China for the purposes of this prospectus only;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“US$”, “$”, or “U.S. dollar(s)” refer to the legal currency of the United States;

●	“U.S.”, or “United States” refers to the United States of America;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“we”, “group”, “us”, “or “our” refer to Pitanium Limited, the BVI holding company that will issue the Class A Ordinary Shares being offered, and its subsidiary.

Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus are made at HK$7.8139 to US$1.00 for the year ended September 30, 2024 and HK$7.7698 to US$1.00 as at September 30, 2024, the exchange rate set forth in the https://www.x-rates.com and website of Inland Revenue Department. We make no representation that any Hong Kong dollars or U.S. dollar amounts could have been, or could be, converted into Hong Kong dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our combined financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

Our Operating Subsidiary is a retailer in Hong Kong focusing on the sale of its proprietary brand products, namely PITANIUM and BIG PI online. It also generates revenue from the offline sale at six retail stores situated in Hong Kong’s premier shopping destinations. This positioning not only enhances the brand’s visibility but also aligns it with the discerning tastes of its target demographic.

The brand “PITANIUM” was launched in 2019 and began by offering high-end skincare and haircare solutions to spas in Hong Kong. These brand products were later offered for sale to retail customers in our online shop, which allows customers to enjoy the use of professional skincare and personal care products in the comfort of their homes, thereby promoting their health and well-being. The brand “BIG PI” was launched in 2023 and offers whole sets of products to its retail customers using different product formulas.

Our Operating Subsidiary emphasizes product design and development with an in-house product development team working closely with its original equipment manufacturing (“OEM”) and original design manufacturing (“ODM”) suppliers. It takes a proactive approach in expanding its product portfolio with a view to staying ahead of market trends and showcasing its ability to cater to the evolving needs of its customers.

Our Operating Subsidiary hosts and manages an online shop “www.pitanium.com” to display its best-selling products and latest marketing and promotional initiatives on its home page. Our Operating Subsidiary regularly updates its online shop to keep customers updated about its product offerings. Meanwhile, our Operating Subsidiary is operating six retail stores in Hong Kong. Its customers placed 68,406 and 77,101 orders with the sales amounts of approximately HK$68,196,877 and HK$74,930,388 (approximately US$9,589,371) for the years ended September 30, 2023 and 2024.

Industry Background

Beauty and personal care products, also known as cosmetics and personal care products, are substances, preparations, or items designed to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering appearance. These products are formulated to enhance or maintain various aspects of personal hygiene, skin health, and aesthetic appeal.

Beauty and personal care products encompass a diverse array of items, including but not limited to skincare treatments, haircare products, makeup, deodorant and personal hygiene essentials. These products also come in various forms such as creams, lotions, powders, sprays, oils, gels, and solid items like lipsticks or compacts, and are intended for application on different parts of the body, particularly the skin, hair, nails, and teeth. Some beauty and personal care retailers also carry complementary household cleaning essentials to provide a comprehensive shopping experience for their customers.

The Hong Kong online retail sales of beauty and personal care product market encompasses the digital commerce ecosystem dedicated to the sale and distribution of beauty and personal care products through internet-based platforms to consumers within Hong Kong’s geographical boundaries.

The Hong Kong offline retail sales of beauty and personal care product market encompasses the traditional brick-and-mortar retail ecosystem dedicated to the sale and distribution of beauty and personal care products through physical stores within Hong Kong’s geographical boundaries. It includes department stores, specialty cosmetics shops, drugstores, beauty chain stores, supermarkets, and independent retailers that maintain physical premises where customers can personally examine, test, and purchase products while receiving face-to-face customer service and professional beauty advice.

Competitive Landscape

The beauty and personal care product market in Hong Kong is highly fragmented. In 2023, there were approximately five thousand brands, which can be classified into two primary categories based on the extent of their operational coverage: (i) large multinational corporations and (ii) local small and medium-sized brands. The Group with two other major leading players in the Hong Kong beauty and personal care product industry in 2024, collectively accounting for 0.04% of the total retail sales value of beauty and personal care product in Hong Kong. The Group ranked first among local beauty and personal care brands, achieving an estimated HK$74.9 million for the year ended September 30, 2024.

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Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Our Operating Subsidiary is committed to excellence in product design and development that yields high quality products.

●	Our Operating Subsidiary conducts marketing and promotion initiatives to boost its proprietary brands’ reputation.

●	Integration of online and offline channels achieving an effective reach of customers.

●	We have an experienced senior management and dedicated workforce.

Our Growth Strategies

We plan to grow our business by upgrading our current operations in Hong Kong and expand our operations to markets outside Hong Kong by pursuing the following business strategies:

●	We plan to enhance customer experience through launching a mobile application.

●	We will develop a new line of products solely for home treatment.

●	We will expand its product portfolio and explore new suppliers.

●	We plan to further enhance its marketing strategies.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors”. The following is a summary of what we view as our most significant risk factors:

Risks Related to our Business and Operations

●	Our Operating Subsidiary’s business success is dependent on its ability to continuously upgrade and innovate its existing product offerings, and failure to do so may compromise its competitive edge and reduce its market share.

●	If our Operating Subsidiary fails to gauge customers’ taste and trend in the changing industry conditions and maintain a large variety of product portfolio, its financial performance could be adversely affected.

●	Our Operating Subsidiary may have difficulties in managing its marketing efforts and may face increased competition in its marketing efforts, which could materially and adversely affect its business and growth prospects.

●	Our Operating Subsidiary’s website for the online shop may be excluded from or ranked lower in organic search results due to changes to search engines’ algorithms or terms of services.

●	Any material shortage or delay in supply by our Operating Subsidiary’s suppliers or instability of their product quality, and any difficulty in maintaining its current relationships with its suppliers or finding replacements for its suppliers in a timely manner, could materially and adversely affect its business.

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●	Product quality is core to our Operating Subsidiary’s business. Any quality issues related to the products may result in a loss of customers and subject our Operating Subsidiary to product liability claims.

●	Failure to maintain optimal inventory level could increase our Operating Subsidiary’s operating costs or lead to unfulfilled customer demands, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

●	Our Operating Subsidiary’s business operations may be affected by risks related to logistics services providers.

●	As our Operating Subsidiary compete to a certain degree on price, fluctuations in freight charges may materially and adversely affect its financial conditions and results of operations.

●	Any interruption in the operation of our Operating Subsidiary’s warehouses for an extended period may have an adverse impact on its business.

●	Our success depends on the market recognition of our brands PITANIUM and BIG PI for offering quality beauty and personal care products and any damage to our brand name could materially and adversely affect our business and results of operations.

●	We depend on our core management personnel in operating our business. As competition for such management talents is fierce and new hires may not necessarily fit in well with the current management team, any failure in retaining our key management personnel or hiring suitable talents may be detrimental to our business and prospects.

●	Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

●	Any loss of our senior management and failure to attract and retain qualified personnel could affect our operations and growth prospects.

●	Our Operating Subsidiary relies on certain OEM and ODM suppliers to design, develop and produce our products and its dependence on these external parties could expose it to additional risks.

●	Disruptions of our Operating Subsidiary’s supply chain could have a material adverse effect on its operating and financial results.

●	Events such as epidemics, natural disasters, adverse weather conditions, political unrest and terrorist attacks may affect our business operations.

●	Violation, infringement or any failure to protect our intellectual property rights could harm our business and competitive position.

●	We may be subject to intellectual property disputes, which may result in significant legal cost and may disrupt our business and operations.

●	We are exposed to the risks relating to the commercial real estate rental market.

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●	Our Operating Subsidiary has not entered into any long-term agreements with its retail customers.

●	We may not be able to implement our business strategies and expansion plans effectively to achieve future growth.

●	We rely on information technology systems to process transactions, summarize results, and manage our business. Disruptions in both our primary and back-up systems could adversely affect our business and operating results.

●	Successful cyber-attacks and the failure to maintain adequate cyber-security systems and procedures could materially harm our operations.

●	Failure to protect confidential information of our customers and our network against security breaches could damage our reputation and substantially harm our business and results of operations.

Risks Related to the Industry in which we Operate

●	We operate in a regulated industry, any changes in existing laws and regulations may affect our business operations.

●	New and existing competitors could adversely affect prices and demand for beauty and personal care products and decrease our market share.

Risks Related to Doing Business in Hong Kong

●	All of our operations are in Hong Kong. However, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to certain PRC laws and regulations, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the PRC legal system is evolving rapidly, and enforcement of certain laws, regulations and rules may further change or develop and thus our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain. In light of the foregoing, there are risks and uncertainties which we cannot foresee, and policies, rules and regulations and the enforcement of laws in the PRC can change quickly with little advance notice, and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are risks that the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. If the PRC government intervenes or influences our current and future operations in Hong Kong, the PRC regulatory authorities may disallow our holding company structure, which would likely result in a material change in our operations and/or the value of our Class A Ordinary Shares, including the possibility that such a change may cause the value of such Ordinary Shares to significantly decline or become worthless.

●	There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

●	Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

●	If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

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●	The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiary, which represent substantially all of our business.

●	The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are offering.

●	There are political risks associated with conducting business in Hong Kong.

●	Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Risks Related to Our Corporate Structure

●	We rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have. In the future, to the extent funds or assets in the business are in Hong Kong or a Hong Kong entity, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our Operating Subsidiary by the PRC government to transfer cash or assets. Any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

●	You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

Risks Related to our Class A Ordinary Shares and this Offering

●	We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Such dual-class voting structure will limit your ability to influence corporate matters, and allow our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders, which could severely limit the ability of other shareholders to influence matters requiring shareholder approval and, as a result, we may take actions that our other shareholders do not view as beneficial.

●	We cannot predict the effect our dual-class structure may have on the market price of our Class A Ordinary Shares.

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●	Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

●	There has been no public market for our Class A Ordinary Shares prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

●	Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders.

●	You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

●	Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of issued and outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

●	Our pre-initial public offering investors, namely Ms. Xu Heli and Mr. Wang Wenzhang (each a “Pre-IPO Investor”), will be able to sell their shares upon completion of this Offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements.

●	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

●	We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

●	Our existing shareholders that are not included in this prospectus will be able to sell their Class A Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

●	Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

●	If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them.

●	We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A Ordinary Shares less attractive to investors.

●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

●	We are a “foreign private issuer” and a BVI company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

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●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in the Ordinary Shares to significant adverse U.S. income tax consequences.

Corporate History

Pitanium Limited (“Pitanium”) was incorporated as a BVI business company with limited liability on October 22, 2024 under the laws of the BVI. Upon the acquisition of our Operating Subsidiary, Pitanium became the holding company for our Operating Subsidiary. Pitanium has no material operation of its own, and we conduct operations through our Operating Subsidiary, namely Here We Seoul Limited. As of the date of this prospectus, Pitanium is authorized to issue a maximum of 500,000,000 Ordinary Shares in aggregate divided into Class A Ordinary Shares with a par value of US$0.0001 each and Class B Ordinary Shares with a par value of US$0.0001 each.

Here We Seoul Limited was incorporated as a company with limited liability under the laws of Hong Kong on December 9, 2013. Here We Seoul Limited is our sole operating entity. On November 28, 2024, Pitanium acquired all of the issued and outstanding shares of Here We Seoul Limited from Mr. Ying Yeung Wong and Ms. Yuen Yi Young. In consideration thereof, Pitanium allotted and issued as fully paid 3,333,330 Class A Ordinary Shares each to Mr. Wong and Ms. Young. The said transfer was properly and legally completed and settled on the same date. After the said transfer, our Operating Subsidiary has become wholly-owned subsidiary of Pitanium.

Corporate Structure

We are offering 1,750,000 Class A Ordinary Shares, representing 8.86% of the Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriter do not exercise the over-allotment option.

Pitanium’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes.

The following diagram illustrates our corporate structure, including our subsidiary, as of the date of the prospectus and after this Offering (assuming no exercise of the over-allotment option by the underwriters):

For more details on our corporate history and structure, please refer to “Corporate History and Structure” on page 54.

Corporate Information

Our principal executive office is located at 30F, Gravity, 29 Hing Yip street, Kwun Tong, Kowloon, Hong Kong. The telephone number of our principal executive office is +852 6297-5255. Our registered agent in the BVI is Hermes Corporate Services (BVI) Ltd. Our registered office and our registered agent’s office in the BVI are both located at the office of Sixth (6th) Floor, Water’s Edge Building 1, Wickham’s Cay II, Road Town, Tortola, British Virgin Islands. Our agent for service of process in the United States is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We maintain a website at https://pitanium.com/. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Transfer of Cash to and from our Operating Subsidiary

Pitanium has no operations of its own. It conducts its operations in Hong Kong through our Operating Subsidiary. Pitanium may rely on dividends or payments to be paid by our Operating Subsidiary to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. If our Operating Subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Cash is transferred through our organization in the following manner: (i) funds are transferred from Pitanium, our holding company incorporated in BVI, to our Operating Subsidiary in Hong Kong, in the form of capital contributions or loans, as the case may be; and (ii) dividends or other distributions may be paid by our Operating Subsidiary in Hong Kong to Pitanium. If Pitanium intends to distribute dividends to its shareholders, it will depend on payment of dividends from our Operating Subsidiary to Pitanium in accordance with the laws and regulations of Hong Kong, and the dividends will be distributed by Pitanium to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

There is no restriction under the BVI Act on the amount of funding that Pitanium may provide to its subsidiary in Hong Kong (i.e., Pitanium to our Operating Subsidiary) through loans or capital contributions, provided that such provision of funds is in the best interests of, and of commercial benefit to, Pitanium. The Operating Subsidiary is also permitted under the laws of Hong Kong, to provide funding to Pitanium, through dividend distributions or payments, without restrictions on the amount of the funds.

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We can distribute accumulated and realized profits (so far as not previously utilized by distribution or capitalization) available for distribution less its accumulated loss (to the extent that they have not been previously written off in a reduction or reorganization of capital) by dividends from our Operating Subsidiary in Hong Kong to the Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the BVI Act and our Memorandum and Articles of Association, our board of directors may, by resolutions of directors, authorize and declare a dividend to shareholders from time to time and of an amount they deem fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets will exceed our liabilities, and Pitanium will be able to satisfy our debts as they fall due in the ordinary course of business. According to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), a company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Furthermore, as of the date of this prospectus, there is no restrictions or limitations under the laws of Hong Kong imposed on the conversion of Hong Kong dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between Pitanium and its subsidiary, across borders and to U.S investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiary, to Pitanium and U.S. investors and amounts owed. As advised by our PRC Counsel, while the laws and regulations of Mainland China do not currently have any material impact on our ability to transfer cash or assets between Pitanium or our Operating Subsidiary or to the investors in the U.S, however, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to us, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity (such as our Operating Subsidiary), such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government on the ability of Pitanium or our Operating Subsidiary to transfer cash and/or assets. Furthermore, we cannot assure you that the PRC government will not impose restrictions on Pitanium or our Operating Subsidiary to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of Hong Kong.

Any limitation, if imposed in the future, on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless. For a more detailed discussion of how the cash is transferred within our organization. See “Risk Factors — Risks related to our corporate structure — We rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have. In the future, to the extent funds or assets in the business are in Hong Kong or a Hong Kong entity, the funds or assets may not be available to fund operations or for other uses outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our Operating Subsidiary by the PRC government to transfer cash or assets. Any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless” on page 38 and “Dividend Policy” on page 53.

For FY2023 and FY2024 and up to the date of this prospectus, no transfer of cash or other types of assets has been made between Pitanium and Operating Subsidiary; and Pitanium, our holding company, has not declared or made any dividends or other distribution to its shareholders in the past, nor has any dividends or distributions been made by our Operating Subsidiary to our holding company. Furthermore, no payments of any kind (including transfers, capital contributions and loans) have been made between Pitanium and our Operating Subsidiary for FY2023 and FY2024. For FY2023 and FY2024, our Operating Subsidiary declared dividends in an aggregate of HK$8,000,000 and HK$7,327,215 (approximately US$937,715) directly to its then shareholders before the incorporation of Pitanium.

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If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Operating Subsidiary by way of dividend payments.

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have. In the future, to the extent funds or assets in the business are in Hong Kong or a Hong Kong entity, funds or assets may not be available to fund operations or for other uses outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our Operating Subsidiary by the PRC government to transfer cash or assets. Any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless.” on page 38, and the audited combined financial statements and the accompanying footnotes beginning on F-2 of this prospectus.

Regulatory Development in the PRC

We are a holding company incorporated in the BVI with all of the operations conducted by our Operating Subsidiary in Hong Kong. We currently do not have, nor do we currently intend to establish, any subsidiary nor do we plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which serves as Hong Kong’s constitution. The Basic Law provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. Accordingly, we believe that the PRC laws and regulations on cybersecurity, M&A and the oversight and control over overseas securities offerings do not currently have any material impact on our business, financial condition or results of operations. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future.

We are aware that, in recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. This indicated the PRC government’s intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. Since these statements and regulatory actions are relatively new, it is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, its ability to accept foreign investments, and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

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Cybersecurity Review

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of Mainland China that is carried out outside of Mainland China where (i) such processing is for the purpose of providing products or services for natural persons within Mainland China, (ii) such processing is to analyze or evaluate the behavior of natural persons within Mainland China, or (iii) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the CSRC together with other relevant government authorities in Mainland China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require that Overseas Issuance and Listing shall complete the filing procedures of and submit the relevant information to the CSRC. The Overseas Issuance and Listing include direct and indirect issuance and listing.

On December 28, 2021, the CAC jointly with the relevant authorities formally published the Measures which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures provide that operators of critical information infrastructure purchasing network products and services, and online platform operators carrying out data processing activities that affect or may affect national security (together with the operators of critical information infrastructure, the “Operators”), shall conduct a cybersecurity review, and that any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. The publication of the Measures expands the application scope of the cybersecurity review to cover data processors and indicates greater oversight by the CAC over data security, which may impact our business and this Offering in the future.

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Data Security Law

The PRC Data Security Law (the “Data Security Law” or “DSL”), which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. According to Article 2 of the Data Security Law, DSL applies to data processing activities within the territory of Mainland China as well as data processing activities conducted outside the territory of Mainland China which jeopardize the national interest or the public interest of PRC or the rights and interest of any PRC organization and citizens. Any entity failing to perform the obligations provided in the Data Security Law may be subject to orders to correct, warnings and penalties including ban or suspension of business, revocation of business licenses or other penalties.

CSRC Filing or Approval

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations currently in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this Offering and the listing and trading of our Class A Ordinary Shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities (“Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by PRC-based companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant PRC government authorities issued the Draft Overseas Listing Regulations. The Draft Overseas Listing Regulations requires that Overseas Issuance and Listing shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing.

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On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements; and (3) the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with contractual arrangements which duly meet the compliance requirements, and support the development and growth of these companies.

Since recent statements, laws and regulatory actions by the PRC government are newly published, their interpretation, application and enforcement of unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. It also remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Class A Ordinary Shares significantly decline or be worthless.

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Permission Required from Hong Kong and PRC authorities

We have been advised by Ms. NG Wing Shan Queenie, our counsel as to the laws of Hong Kong, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, Pitanium and our Operating Subsidiary in Hong Kong are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the United States and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its Operating Subsidiary or denied by any relevant authorities. As of the date of this prospectus, apart from business registration certificates, Pitanium and our Operating Subsidiary in Hong Kong are not required to obtain any permission or approval from Hong Kong authorities to operate our business. Our Operating Subsidiary in Hong Kong has received all requisite permissions or approvals from the Hong Kong authorities to operate their business in Hong Kong, including but not limited to their business registration certificates.

As advised by our PRC Counsel, as of the date of this prospectus, based on PRC laws and regulations effective as of the date of this prospectus, the Company is not required to obtain permissions or approvals from any PRC authorities before listing in the United States and to issue our Class A Ordinary Shares to foreign investors or operate our business as currently conducted, including the CSRC, the CAC, or any other governmental agency that is required to approve our operations, because (i) both we and our Operating Subsidiary do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor are we controlled by any Mainland Chinese company or individual directly or indirectly; (ii) both we and our Operating Subsidiary do not have any operations in Mainland China; (iii) both we and our Operating Subsidiary do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (iv) we are headquartered in Hong Kong with our officers and all members of the board of directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by the Operating Subsidiary in Hong Kong and we have not generated revenues or profits from Mainland China in the most recent accounting year that accounts for more than 50% of the corresponding figure in our audited combined financial statements for the same period; and (v) both we and our Operating Subsidiary will not be deemed to be an “Operator” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, given that: (a) as of the date of this prospectus, neither we nor our Operating Subsidiary operate an online platform that collects or processes personal information in Mainland China; and (b) as of the date of this prospectus, neither we nor our Operating Subsidiary have been informed by any PRC governmental authority of being classified as an “Operator” or a “data processor” that is subject to CAC cybersecurity review. As further advised by our PRC Counsel, we and our Operating Subsidiary, are not required to obtain any permissions or approvals from any PRC governmental authority to operate their business as of the date of this prospectus. No permissions or approvals have been applied for by us or denied by any relevant authority.

All of the legal and operational risks associated in operating in Mainland China also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and PRC government may exercise significant oversight over the conduct of business in Hong Kong.

However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. All of the legal and operational risks associated in operating in Mainland China also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and PRC government may exercise significant oversight over the conduct of business in Hong Kong.

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In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face regulatory risks as those operated in Mainland China, including the ability to offer securities to investors, list their securities on a U.S. or other foreign exchanges, conduct their business or accept foreign investment or sanctions by the CSRC, the CAC, or other PRC regulatory agencies. Any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditor on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

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Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We will be required to file an annual report on Form 20-F within four months of the end of each financial year. As a foreign private issuer, we are not generally required to provide quarterly financial information to the shareholders. However, once listed on Nasdaq, we will be required to file an interim balance sheet and income statement as of the end of our second quarter. These interim financial statements are not required to reconcile to US GAAP, but they must be provided no later than 6 months following the end of our second quarter. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer. Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

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Implications of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Enrome LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is currently subject to inspection by the PCAOB on a regular basis. As of the date of this prospectus, the PCAOB has not yet issued an inspection report for Enrome LLP.

However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to our Class A Ordinary Shares and this Offering — Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditor. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 42.

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The Offering

Shares Offered:	1,750,000 Class A Ordinary Shares (2,012,500 Class A Ordinary Shares, assuming full exercise of the over-allotment)

Shares Issued and Outstanding Prior to the Offering:	18,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares

Ordinary shares

Pitanium is offering 1,750,000 Class A Ordinary Shares, or up to 2,012,500 Class A Ordinary Shares, assuming full exercise of the over-allotment. Our issued and outstanding share capital consists of Class A Ordinary Shares and Class B Ordinary Shares.

Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to twenty (20) votes.

Shares Issued and Outstanding after the Offering:	19,750,000 Class A Ordinary Shares (or 20,012,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full) and 3,000,000 Class B Ordinary Shares.

Over-Allotment:	Pitanium has granted to the underwriters the option, exercisable for 45 days from the closing of this Offering, to purchase up to 262,500 additional Class A Ordinary Shares.

Offering Price per Class A Ordinary Share:	US$4.00 per Class A Ordinary Shares

Gross Proceeds:	Approximately US$7,000,000, excluding proceeds from the exercise of the Underwriters’ over-allotment option

Lock-up	We, our directors, officers, and 5% or greater shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares for a period of 180 days from the date of this Offering. See “Underwriting” on page 139.

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Trading market and symbol:	We have been approved for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “PTNM”.

Transfer Agent:	Transhare Corporation

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:	We intend to use the proceeds from this Offering for:

●	Approximately 15% for enhancing customer experience through launching a mobile application;

●	Approximately 20% for developing a new line of products solely for home treatment;

●	Approximately 15% for expanding its product portfolio and explore new suppliers;

●	Approximately 20% for further enhancing its marketing strategies; and

●	The balance, approximately 30%, to fund working capital and for other general corporate purposes.

●	As of the date of this prospectus, we have not identified any specific investment or acquisition opportunities.

●	See “Use of Proceeds” on page 52.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to 262,500 additional ordinary shares to cover over-allotments, if any, in connection with the offering.

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Summary combined financial data

The following selected combined statements of operation for the two years ended September 30, 2023 and 2024, and selected combined balance sheet data as of September 30, 2023 and 2024 have been derived from our combined financial statements included elsewhere in this prospectus.

Our combined financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary combined financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements included elsewhere in this prospectus.

Combined statements of operations

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Revenue	$68,196,877	$74,930,388	$9,589,371
Cost of revenue	(12,741,130)	(14,110,240)	(1,805,787)
Gross profit	55,455,747	60,820,148	7,783,584

Operating expenses
Selling and marketing expenses	(10,411,605)	(11,797,806)	(1,509,849)
General and administrative expenses	(32,813,729)	(38,042,814)	(4,868,608)
Total operating expenses	(43,225,334)	(49,840,620)	(6,378,457)

Income from operation	$12,230,413	$10,979,528	$1,405,127

Other income / (expense)
Interest income	$88,440	$191,864	$24,554
Other income	565,930	114,672	14,675
Interest expenses	(825,037)	(867,337)	(110,999)
Total other expenses	$(170,667)	$(560,801)	$(71,770)

Income before provision for income taxes	12,059,746	10,418,727	1,333,357
Income tax expenses	(1,804,326)	(1,522,432)	(194,836)
Net income	$10,255,420	$8,896,295	$1,138,521

Dividend paid	8,000,000	7,327,215	937,715

Combined balance sheet

	As of September 30,
	2023	2024	2024
	HK$	HK$	US$

Total Current Assets	25,384,559	25,731,079	3,311,670
Total Non-Current Assets	18,530,671	10,416,019	1,340,575
Total Assets	43,915,230	36,147,098	4,652,245

Total Current Liabilities	28,315,049	22,267,763	2,865,930
Total Non-Current Liabilities	5,440,447	2,150,521	276,779
Total Liabilities	33,755,496	24,418,284	3,142,709

Our Operating Subsidiary’s revenue increased by HK$6,733,511 (approximately US$861,735) or 9.87% from HK$68,196,877 for the year ended September 30, 2023 to HK$74,930,388 (approximately US$9,589,371) for the year ended September 30, 2024. Such increase was primarily due to (i) the revenue contribution of HK$1.5 million (approximately US$0.2 million) from our new store; and (ii) the increase in sales of our skincare products by HK$8,263,789 (approximately US$1,057,575) and the increase in sales of our cosmetic products by HK$1,071,311 (approximately US$137,103) a result of the increase in number of promotion campaign and activities which boosted the sales of these products. Such increase were partially offset by (i) the decrease in our other products by HK$1,636,203 (approximately US$209,396); and (ii) the decrease in haircare products by HK$965,386 (approximately US$123,547).

Our Operating Subsidiary’s gross profit amounted to HK$55,455,747 and HK$60,820,148 (approximately US$7,783,584) for the years ended September 30, 2023 and 2024, respectively, and such increase was in line with our revenue. Our Operating Subsidiary’s gross profit margins for the years ended September 30, 2023 and 2024 remained stable at 81.32% and 81.17%, respectively.

Our Operating Subsidiary’s income tax expenses amounted to HK$1,804,326 and HK$1,522,432 (approximately US$194,836) for the years ended September 30, 2023 and 2024, respectively. Such decrease in our income tax expenses was mainly attributable to the increase in deferred tax assets stemming from timing differences in depreciation rates of the leasehold improvements.

As a result of the foregoing, our net income decreased by HK$1,359,125 (approximately US$173,939) or 13.25%, from HK$10,255,420 for the year ended September 30, 2023 to HK$8,896,295 (approximately US$1,138,521) for the year ended September 30, 2024.

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RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our combined financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and, in the documents, referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Operations

Our Operating Subsidiary’s business success is dependent on its ability to continuously upgrade and innovate its existing product offerings, and failure to do so may compromise its competitive edge and reduce its market share.

Our Operating Subsidiary has consistently devoted its efforts to designing and developing new products in order to upgrade and innovate its existing product offerings to maintain its market position. However, our Operating Subsidiary cannot assure you that such efforts will always be successful. The upgraded products resulting from such efforts may not be well received by consumers, sometimes due to factors beyond our Operating Subsidiary’s control, including:

●	more innovative, fashionable and effective products offered by our competitors;

●	continuously upgrading product technologies that render our products obsolete;

●	inability of our OEM and ODM suppliers to apply the latest product technologies and to produce products of the optimal effects; and

●	fast-changing industry trends and consumer preferences that deviate vastly from our products style.

If our Operating Subsidiary is unable to improve existing product offerings in a cost-effective and timely manner, its competitive edge and market share would be compromised.

If our Operating Subsidiary fails to gauge customers’ taste and trend in the changing industry conditions and maintain a large variety of product portfolio, its financial performance could be adversely affected.

The beauty and personal care industry is subject to changing consumer preferences and industry conditions. Our Operating Subsidiary’s success largely depends on its ability to consistently gauge tastes and trends and provide a balanced assortment of goods that satisfies customer demands in a timely and cost-effective manner. Owing to the nature of our Operating Subsidiary’s business, it does not enter into any long-term contracts with its customers. Its future growth depends on its continuing ability to attract new customers as well as to increase the number of repeat customers and the order size of each customer. Consequently, our Operating Subsidiary must stay abreast of the emerging skincare, haircare and cosmetic products as well as the consumer trends. This requires timely collection of market feedback, accurate assessments of market trends and deep understanding of the industry dynamics. Should customers change their shopping behavior or our Operating Subsidiary fails to offer appealing goods with attractive price, its business results of operations and financial condition may be materially and adversely affected. Our Operating Subsidiary must also maintain relationships with existing suppliers who can adapt to fast-changing consumer preferences, and source new suppliers who can offer appealing and innovative products. If any of its existing suppliers cannot meet the market demands effectively, our Operating Subsidiary will have to replace its suppliers, which may be more costly and time-consuming. Our Operating Subsidiary may overestimate customer demand, face increased procurement expenditures without a corresponding increase in sales and incur inventory write-downs, which will adversely affect its results of operations. If our Operating Subsidiary does not anticipate, identify and respond effectively to consumer preferences or changes in consumer trends at an early stage, it may not be able to generate a desired level of sales. Failure to properly address these challenges may materially and adversely affect its business, financial condition and results of operations.

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Our Operating Subsidiary may have difficulties in managing its marketing efforts and may face increased competition in its marketing efforts, which could materially and adversely affect its business and growth prospects.

The success in building up and maintaining our Operating Subsidiary’s brand recognition and enhancing customers’ confidence in its products depends significantly on the effectiveness of its marketing and promotional activities. It may face difficulty in managing its marketing efforts as its business expands. It currently has presence on an array of mainstream social media platforms, including Instagram, Facebook and YouTube, to ensure continuous and comprehensive customer exposure. If the overall traffic of any of these third-party marketing channels decreases, the traffic volume of the online shop may be consequently affected. Our Operating Subsidiary cooperates with advertising publishing partners such as major search engines and affiliate networks for traffic enhancement to launch products on our Operating Subsidiary’s online shop. In addition, our Operating Subsidiary implemented a customer membership program and friend rewards program to retain its existing customers. However, given the rapid changes of digital advertising, consumer preferences, the development of new forms of digital marketing and the different forms of social media in each of our Operating Subsidiary’s target countries and regions, it may have difficulties in adapting marketing techniques quickly and it may not sustain its customer acquisition rates, which may have a material and adverse effect on its business prospects.

As our Operating Subsidiary relies on social media to generate traffic to its online shop, it is subject to various rules, regulations, and requirements, regulatory or otherwise, governing social media activities, which could change or be reinterpreted to make it difficult or impossible for our Operating Subsidiary to comply. While our Operating Subsidiary has internal control policies in place to monitor the content it uploads to the social media platforms, and ensure compliance with the policies of these social media platforms, it cannot guarantee that its social media accounts will not be hacked, blocked, or banned, or these social media platforms will not come across disruptions which could lead to system interruptions, website slowdown or unavailability, delays in transaction processing or loss of data. As a result, our Operating Subsidiary may not be able to continue to attract or maintain interactions with its customers. Additionally, our Operating Subsidiary is not charged by the social media platforms for opening and operating its corporate user accounts, these social media platforms may start to implement fees relating to the use of all or part of the features under the said accounts, which may raise its operational costs and lower its profit margins overtime.

Our Operating Subsidiary’s website for the online shop may be excluded from or ranked lower in organic search results due to changes to search engines’ algorithms or terms of services.

Organic search results are not dependent on payments or marketing costs, but are the result of a search engine’s “organic listing.” Customers sourced through organic listings generate higher gross margins for our Operating Subsidiary as there are less marketing costs associated with transactions with these customers. Search engines will typically modify their algorithms to prevent manipulation of the rankings. Historically, search engines have not accepted payments to manipulate these rankings.

These algorithms may be confidential or proprietary information. If our Operating Subsidiary is unable to adapt quickly to algorithm changes, its marketing effectiveness may be adversely affected and it could suffer financially from a significant decrease in customer traffic and subsequent conversion rates. There is a risk that our Operating Subsidiary could violate a search engine’s terms of service by trying to improve its ranking. As a result, it could be excluded from a search engine’s organic listing. Such exclusion could significantly affect its ability to achieve higher gross margins which could have a material adverse effect on its financial and/or operational performance in the future.

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Any material shortage or delay in supply by our Operating Subsidiary’s suppliers or instability of their product quality, and any difficulty in maintaining its current relationships with its suppliers or finding replacements for its suppliers in a timely manner, could materially and adversely affect its business.

Our Operating Subsidiary relies on its selected suppliers for the production of its products. Our Operating Subsidiary procures its products mostly from overseas suppliers and a few domestic suppliers. The operations of its suppliers are vulnerable to business interruptions due to natural disasters, infectious diseases, or other catastrophic events, such as storms, fires, floods, earthquakes, typhoons, power shortages and failures, water shortages, hardware failures, outbreak of pandemic, terrorist attacks, wars or such other reasons which may or may not be foreseeable or otherwise within their control. If our Operating Subsidiary fails to timely replace its suppliers with qualified substitute that meets its stringent selection criteria, the occurrence of any such natural disasters or catastrophic events could cause material shortages or delays in the supply of products.

Moreover, although our Operating Subsidiary has strict quality standards for its products, it may not be able to monitor the production quality of its suppliers directly and effectively. If the suppliers fail to supply products in accordance with our Operating Subsidiary’s quality standards or product specifications, the delivery of suitable products may be delayed, which could harm its reputation and operations.

In addition, our Operating Subsidiary may not be able to identify sufficient numbers of suitable suppliers when it experiences significant increases in demand for its products or if it is required to replace its suppliers. If our Operating Subsidiary is unable to retain its suppliers or contract new suppliers at acceptable and reasonable terms in a timely manner, its business, financial condition and results of operations could be materially and adversely affected.

Product quality is core to our Operating Subsidiary’s business. Any quality issues related to the products may result in a loss of customers and subject our Operating Subsidiary to product liability claims.

Our Operating Subsidiary’s reputation and customer trust heavily rely on the consistent quality of products. Any compromise in product quality or occurrence of side effects, whether due to manufacturing defects, supply chain issues, or inadequate quality control measures, could result in product returns or recalls and significantly impact its brand image, customer loyalty and market position. Our Operating Subsidiary has implemented a stringent quality control system supported by comprehensive quality control standards and standardized operating procedures to ensure the products is of high standard. See “Business — Quality Control” on page 97. However, the system may not always be successful in detecting defects, quality issues or side effects especially if they originate from factors beyond our Operating Subsidiary’s direct control, such as raw material defects or issues with third-party suppliers.

In addition, our Operating Subsidiary is subject to a number of health and safety laws and regulations pertaining to the quality of the skincare, haircare, cosmetic products. See “Regulations” on page 104. Our Operating Subsidiary cannot fully eliminate the risk of accidental contamination, biological or chemical hazards or personal injury during the process of testing, development and manufacturing of its products. In the event of such accidents, our Operating Subsidiary could face product liability claims and be held liable for damages and clean-up costs which, to the extent not covered by existing insurance or indemnification, could harm its business. Other adverse effects could result from such inability, including reputational damage. Furthermore, our Operating Subsidiary may be required to incur substantial costs to comply with current or future health and safety laws and regulations. These current or future laws and regulations may impair our Operating Subsidiary’s research, design, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions. Any of the foregoing could materially adversely affect its business, financial condition and results of operations.

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As our Operating Subsidiary continues to innovate and expand its product range, it may encounter unforeseen quality issues with new products, whether arising from the use of new materials, technologies or production processes. The failure to detect, prevent, or control defects in products, as well as the delivery of defective products to customers, could lead to adverse reactions, personal injuries, product recalls, license revocation, regulatory fines, product liability claims or other potential liabilities. Any of these events could result in a loss of customers, incur significant legal costs or cause reputational damages, further materially and adversely affecting our Operating Subsidiary’s business, financial condition and results of operations.

Failure to maintain optimal inventory level could increase our Operating Subsidiary’s operating costs or lead to unfulfilled customer demands, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Optimal inventory level is important to the success of our Operating Subsidiary’s business. Its inventory level is susceptible to various factors which are beyond its control, including, changing beauty or health trends, consumer needs, market demand, seasonality, and unexpected weather changes. In addition, if our Operating Subsidiary underestimate product demand, it may experience inventory shortages which may, in turn, result in unfulfilled customer demands, leading to a negative impact on customer experiences and its reputation. If our Operating Subsidiary fails to accurately anticipate and respond to the change in consumer needs and trend in a timely manner, there may be obsolete products in its inventories, which in turn may result in impairment of inventories. There can be no assurance that our Operating Subsidiary will be able to maintain optimal inventory level, and any such failure may have a material adverse effect on its business, financial condition, results of operations and prospects.

Our Operating Subsidiary’s business operations may be affected by risks related to logistics services providers.

Our Operating Subsidiary engages logistics service providers to delivers its products to customers. Disputes in or terminations of contractual relationships with logistics service providers could result in delayed delivery of products or increased costs. For the years ended September 30, 2023 and 2024, all products were delivered to the customers by external logistics service providers. Our Operating Subsidiary cannot assure you that it will be able to continue its relationships with current logistics service providers on acceptable terms, or it will be able to establish relationships with new logistics service providers. Any failure to maintain or develop good relationships with logistics service providers may inhibit its ability to offer products in sufficient quantities, on a timely basis, or at prices acceptable to its customers.

As our Operating Subsidiary does not have any direct control over its logistics service providers, it cannot guarantee the quality of their services. Delay in delivery, damage to products or other issues may cause our Operating Subsidiary to lose customers and sales may be tarnished. Any breakdown in our Operating Subsidiary’s relationships with its preferred logistics service providers, increase in the logistics service costs, or deficiencies in the services they provide may materially and adversely affect its business, financial condition and results of operations.

As our Operating Subsidiary compete to a certain degree on price, fluctuations in freight charges may materially and adversely affect its financial conditions and results of operations.

Our Operating Subsidiary engages external logistics service providers for delivery services and they have the discretion as to whether to increase the freight charges. Freight charges can be affected by various factors including fuel prices, taxes, exchange rate, the supply of cargo space, market conditions or other factors such as the global pandemic.

Subject to our Operating Subsidiary’s cost-plus pricing method, it normally mitigates the negative impacts of any increase in its cost by passing the cost to its customers, generally through: (i) increasing the price of the products, and (ii) suspending free standard shipping or increasing the shipping charges to certain countries, taking into consideration various factors including the sensitivity of different freight charges and its set range of expected profit margin.

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Any interruption in the operation of our Operating Subsidiary’s warehouses for an extended period may have an adverse impact on its business.

Our Operating Subsidiary primarily stores its products in warehouses operated by us. As at the date of this prospectus, our Operating Subsidiary leased three warehouses located in Hong Kong. Any significant downtime arising from major and unexpected repairs or servicing of the warehouse that results in major disruptions to the operations could cause us to be unable to store products for an extended period and require our Operating Subsidiary to make significant unanticipated capital expenditures and/or delay the delivery of products. Though our Operating Subsidiary currently maintains insurance to cover its inventory loss and damages, the coverage may not be sufficient and the delay in delivery may not be recoverable under its existing insurance policies, and prolonged business disruptions could result in a loss of end customers. If any one or more of the above risks were to materialize, its financial condition and results of operations may be adversely affected. The warehouses where our Operating Subsidiary stores its products are also subject to a number of risks, such as fires, floods, explosions, natural disasters, third-party interference, disruptions in the power supply or power outages, war, terrorism and communal unrest, which could lead to a significant disruption to its operations or result in significant damages to its warehouses or inventories. These hazards could also result in personal injury or wrongful death claims and other damage to the warehouses. These disruptions may materially and adversely affect our Operating Subsidiary’s business, financial condition and results of operations. See “Business – Warehousing, Fulfillment and Delivery” and “Business – Properties” on page 98 and 102.

Our success depends on the market recognition of our brands PITANIUM and BIG PI for offering quality beauty and personal care products and any damage to our brand name could materially and adversely affect our business and results of operations.

We believe our success is attributable to our brand names for offering quality beauty and personal care products. As at the date of this prospectus, we have registered eight trademarks in Hong Kong. See “Business – Intellectual Properties” on page 101. The maintenance of our brand name and the public’s perception of our brand are critical to our success. Hence, any incident that damages our customers’ trust and confidence in our products may damage our brand value, which would in turn adversely affect the implementation of our expansion plan. As we continue to grow in size, expand our product range and extend our geographic reach, maintaining quality and consistency may become increasingly difficult and we cannot assure you that consumers’ confidence in the brands will not diminish. If consumers perceive or experience a drop in the quality of our products, our brand value could suffer, which could have a material adverse effect on our business.

We depend on our core management personnel in operating our business. As competition for such management talents is fierce and new hires may not necessarily fit in well with the current management team, any failure in retaining our key management personnel or hiring suitable talents may be detrimental to our business and prospects.

Our success and growth is attributable to the expertise and experience of our management personnel, Ms. Yuen Yi Young (“Ms. Young”) and Mr. Ying Yeung Wong (“Mr. Wong”). They have dedicated a tremendous amount of resources and effort in establishing our brand. They have personally tried a majority of the products our Operating Subsidiary offers for sale, reviewed the ingredients and effectiveness of the products. Ms. Young also frequently shares her views on the products through online media and social networking platforms, which together not only facilitated interaction with the customers, but also enhanced customers’ confidence in the products. Ms. Young and Mr. Wong also have well-established relationships with the suppliers. If any of our directors or our senior management ceases to be involved in the management of our Group in the future and our Group is unable to find suitable replacement in a timely manner, there could be an adverse impact to our business, results of operations and profitability of our Group. Moreover, it would be detrimental to us if any of our key personnel or senior management joins our competitors or forms a company that competes with our Group. Under such circumstances, our competitive position and business prospects may be materially and adversely affected.

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Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this Offering, we were a private company mainly operating our businesses in Hong Kong. As a result of this Offering, our Company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

Any loss of our senior management and failure to attract and retain qualified personnel could affect our operations and growth prospects.

The talent, experience and leadership of our senior management team are critical to the success of our business. In particular, Ms. Young and Mr. Wong, our co-founders, the chairwoman of the Board and the chief executive officer of our Company, have been pivotal to our success. Other members of our senior management team also have substantial experience and expertise in our business and have made significant contributions to our growth and success. In addition, our future success also depends substantially on our ability to recruit, train and retain qualified management, designers and other qualified personnel. For example, our business is dependent on our designers to create appealing, high quality and functional products. The departure of any of these individuals could have an adverse effect on our business and prospects. We may not be able to easily or quickly replace lost personnel and we may incur additional expenses to recruit, train and retain new hires. The unexpected loss of services of one or more of these individuals could also have a material adverse effect on us.

Our Operating Subsidiary relies on certain OEM and ODM suppliers to design, develop and produce our products and its dependence on these external parties could expose it to additional risks.

Our Operating Subsidiary engaged certain OEM and ODM suppliers to participate in the design, development and production of products to optimize operational efficiency and diversify its product range. Our Operating Subsidiary selects OEM and ODM suppliers based on stringent criteria. See “Business — Product Design and Product Development” on page 86 and “Business — Suppliers” on page 95. However, our Operating Subsidiary cannot assure that its OEM and ODM suppliers will have sufficient capacity to meet the increasing demand for its products, which could result in delayed launch of new products and product delivery and harm its market reputation and consumer relationship. In addition, as OEM and ODM suppliers generally take one to six months to produce products, such production lead time may affect our Operating Subsidiary’s abilities to manage inventory and implement its demand planning policies and procedures to ensure that scheduled production meets anticipated market demand. Any material deterioration in our Operating Subsidiary’s relationships with such business partners, any significant business challenges faced by them, or any failure on their part to produce products consistent with its standards or in accordance with contractual or regulatory and requirements could affect its product quality or supply, cause consumer dissatisfaction harm the brands. Further, any leakage, plagiary or disclosure of confidential information during the process of design, development or production by OEM and ODM suppliers could damage our Operating Subsidiary’s reputation and jeopardize market competitiveness and may further subject us to legal proceedings and potential liabilities.

Disruptions of our Operating Subsidiary’s supply chain could have a material adverse effect on its operating and financial results.

Disruption of our Operating Subsidiary’s supply chain capabilities due to trade restrictions, political instability, severe weather, natural disasters, public health crises such as pandemic, terrorism, global unrest, war, labor supply or stoppages, the financial and/or operational instability of key suppliers and carriers, or other reasons could impair the its ability to provide its products. To the extent it is unable to mitigate the likelihood or potential impact of such events, there could be a material adverse effect on its operating and financial results.

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Events such as epidemics, natural disasters, adverse weather conditions, political unrest and terrorist attacks may affect our business operations.

Our Operating Subsidiary’s operations are subject to uncertainties and contingencies beyond its control that could result in material disruptions in its operations and adversely affect its business. These include shortages of labor and materials, supply chain delays, accidents, epidemics, pandemics, natural disasters, fire, adverse weather conditions, political unrest, wars and terrorist attacks. If our Operating Subsidiary cannot take remedial actions in a timely manner, such as finding suitable alternative suppliers, service providers, or hiring additional staff to meet unexpected contingencies, any such events could cause our Operating Subsidiary to reduce or halt its operations, adversely affect business operations, increase costs and/or prevent it from delivering products, any one of which could materially and adversely affect its business, financial condition and results of operations.

In such an event, our Operating Subsidiary’s business operations may also be severely disrupted due to a negative impact on investor confidence and risk appetites, the fund-raising activities of issuers and proposed listing applicants, the macroeconomic conditions as well as the financial conditions in Hong Kong. Our Operating Subsidiary’s business operations, financial condition may be materially and adversely affected as a result.

Violation, infringement or any failure to protect our intellectual property rights could harm our business and competitive position.

Our product design works are critical to our success. We rely on copyright, trademark, service marks and trade secret laws, common law, statutory laws and regulations, and contractual arrangements to protect our intellectual property rights. We also enter into agreements with our employees and third-parties, including confidentiality agreements and non-disclosure agreements. These legal protection and agreements, however, may not effectively prevent disclosure of confidential intellectual property and we cannot assure that our efforts to protect our intellectual property rights will be adequate. Intellectual property protection may not be sufficient in the regions we operate and we cannot guarantee that we have entered into necessary agreements with all parties that have access to our proprietary information. Breach of such agreements may also result in lengthy and costly litigation with inadequate remedies available.

We may not be able to obtain all necessary trademark applications from all of the jurisdictions that we operate our business in. Failure to do so may subject us to litigation and there is no guarantee that we will prevail. Our intellectual property may be challenged by other parties. We cannot assure that we will be able to succeed in any such litigation and we may be forced to discard our proprietary information and technology that we have dedicated time and effort into. Any failure to adequately protect our intellectual property may lead to disclosure of our trade secrets, claim of ownership of our proprietary information by third parties and costly litigation. It could harm our competitive position and could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property disputes, which may result in significant legal cost and may disrupt our business and operations.

We depend, to a large extent, on our ability to effectively develop and maintain intellectual property rights relating to our business. However, we cannot assure that we will not be subject to claims and litigation in relation to any alleged infringement of trademarks, copyrights, designs or other intellectual property rights held by third parties, including our competitors. As we grow our business, expand our expertise and face increasing competition, we may be subject to an increased risks of intellectual property right claims and other assertions. If any claims are brought against us, we may be forced to defend our rights. Defending against intellectual property claims is costly and can impose a significant burden on our management and resources. Furthermore, there is no guarantee that the outcomes in all cases are favorable to us. Such intellectual property claims may also cause reputational harm and may dissuade potential customers from subscribing our services. If we were unsuccessful in these claims and were found to be in violation of any intellectual property rights, we may be subject to considerable licensing fees and damages, prohibited to continue using such intellectual property, and may be forced to redevelop substitutions which could require significant effort and expense. Any claims, regardless of its merits, would be time consuming and costly, and would materially adversely affect our business, financial condition and results of operations.

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We are exposed to the risks relating to the commercial real estate rental market.

All our retail stores, office, warehouses and management accommodations were operated in the properties we leased from third parties.

As the property leasing market in Hong Kong is generally affected by a number of factors, such as buoyant market sentiments, local economy, population growth, interest rates, and government policies, etc., we cannot guarantee that our leases will be renewed upon expiry in accordance with the existing terms, such as without increase in rent, or other terms which are commercially acceptable to us.

In respect of our retail stores, if we cannot reach an agreement with the landlords for the renewal of the tenancy agreements upon their expiration on terms and conditions acceptable by us, we will have to close down the relevant retail store and look for a new commercial property in the vicinity to reopen the retail store. We cannot assure you that we can identify suitable properties in the vicinity thereof or compete with our competitors for suitable locations in prime shopping areas or major local shopping areas to open our retail stores. If that happens, we may have to move our existing retail stores to other locations, which would not only incur relocation costs, such as the renovation costs and payment of rental deposits, but may also lead to a loss of sales for the existing retail store that would have contributed during its period of cessation of business. We cannot assure you that the relocated retail stores can generate the same or more revenue and profit previously generated from the closed retail stores. In respect of our office or warehouses, if we cannot reach an agreement with the landlord for the renewal of the relevant tenancy agreement, we will have to relocate our office or warehouses and will cause material disruption to our business operations. Hence, any relocation of our retail stores, office and/or warehouses would have a material adverse effect on our business and operating results.

Our Operating Subsidiary has not entered into any long-term agreements with its retail customers.

Owing to the nature of our Operating Subsidiary’s business, it does not enter into any long-term agreement with its retail customers. Our Operating Subsidiary’s ability to attract new customers or retain its existing customers is crucial for increasing its revenue. Our Operating Subsidiary cannot assure you that it can maintain its brand reputation and that the existing customers would recommend products to their friends and family. On the other hand, if our Operating Subsidiary’s competitors introduce lower-cost and/or differentiated products that are perceived to competitive, its ability to attract new customers and retain existing customers could be impaired and there is no assurance that existing customers would repeat purchases in the future. Accordingly, any change or fluctuation in the number of customers, or the change in sales, may result in material adverse impact to its business, results of operation and financial condition.

We may not be able to implement our business strategies and expansion plans effectively to achieve future growth.

As part of our business strategies and future plans, we intend to, amongst other, (i) enhance customer experience through launching a mobile application; (ii) develop a new line of products solely for home treatment; (iii) expand its product portfolio and explore new suppliers; and (iv) further enhance its marketing strategies. For further details, please refer to the paragraph headed “Business – Growth strategies” on page 100.

While we have planned such expansion based on our outlook of the business prospects, there is no assurance that such expansion plans will be commercially successful or the actual outcome of those expansion plans will match our expectations. Any future development of our business is subject to the availability of resources and the constraints of market conditions which may be constantly changing. Any over-expansion could exert pressure on our limited managerial, operational and financial resources and may in turn pose risks to our operational and financial stability. For example, we may not be able to implement our expansion plans in a timely manner to support our business growth. Failure to manage our expansion plans properly may result in increased operational costs and lower profits than anticipated.

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We rely on information technology systems to process transactions, summarize results, and manage our business. Disruptions in both our primary and back-up systems could adversely affect our business and operating results.

Our primary and back-up information technology systems are subject to damage or interruption from power outages, computer and telecommunications failures, viruses, phishing attempts, cyber-attacks, malware and ransomware attacks, security breaches, severe weather, natural disasters, and errors by employees. Though losses arising from some of these issues would be covered by insurance, interruptions of our critical business information technology systems or failure of our back-up systems could result in loss of design works, delay in design process or negatively impact customers resulting in damage to our reputation. If our critical information technology systems or back-up systems were damaged or ceased to function properly, we might have to make an investment to repair or replace them.

Further, information systems of our suppliers may be vulnerable to attacks by hackers and other security breaches, including computer viruses and malware, through the internet, email attachments and persons with access to these information systems. If our suppliers were to experience a system disruption, attack or security breach that impacts a critical function, it could result in disruptions in our supply chain, potential liability for damages to our customers, reputational damage and incremental costs, which could adversely affect our business, results of operations and profitability.

Successful cyber-attacks and the failure to maintain adequate cyber-security systems and procedures could materially harm our operations.

Cyber-attacks designed to gain access to and extract sensitive information or otherwise affect or compromise the confidentiality, integrity, and availability of information, including phishing attempts, denial of service attacks, and malware or ransomware incidents, have occurred over the last several years at a number of major U.S. companies and have resulted in, among other things, the unauthorized release of confidential information, material business disruptions, and negative brand and reputational impacts. Despite widespread recognition of the cyber-attack threat and improved data protection methods, cyber-attacks on organizations continue to be sophisticated, persistent, and ever-changing, making it difficult to prevent and detect these attacks. Similar to many other online retail companies, we receive and store certain personal information about our employees, customers, suppliers, and service providers. Additionally, we rely on third-party service providers to execute certain business processes and maintain certain information technology systems and infrastructure, and we supply such third-party providers with the personal information required for those services.

Failure to protect confidential information of our customers and our network against security breaches could damage our reputation and substantially harm our business and results of operations.

A significant challenge to operating an online shop is the secure transmission of confidential information over public networks. Currently, product orders and payments for products we offer are made through our websites and systems. In such transactions, maintaining complete security for the transmission of confidential information, such as our customers’ credit card information, personal information, as well as billing and delivery addresses, is essential to maintain consumer confidence in visiting and purchasing on our platforms.

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We may not be able to prevent third parties, such as hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our customers’ visits or purchases on our platforms. Such individuals or entities obtaining our customers’ confidential or private information may further engage in various other illegal activities using such information. Such confidential or private information may also be improperly accessed, tampered with or distributed by our employees due to non-compliance with our internal control policy. In addition, we have limited control or influence over the security policies or measures adopted by payment gateway companies through which some of our customers may elect to make payment for purchases at our website. Furthermore, our external logistics service providers companies may also violate their confidentiality obligations and disclose or use information about our customers illegally. If a significant data breach occurred, our reputation may be adversely affected, customer confidence may be diminished, or we may be subject to legal claims, or legal proceedings, including regulatory investigations and actions, may have a negative impact on our reputation, may lead to regulatory enforcement actions against us, and may materially adversely affect our business, operating results and financial condition. The loss, disclosure or misappropriation of our business information may materially adversely affect our business, operating results and financial condition. Further, legislative or regulatory action in these areas is evolving, and we may be unable to adapt our IT systems or to manage the IT systems of third parties to accommodate these changes. Finally, if a significant data breach occurred, our reputation could be materially and adversely affected, and confidence among our customers may be diminished.

For the years ended September 30, 2023 and 2024 and as at the date of this prospectus, we have not received any claims related to breach of confidential information nor suffered any material adverse impact arisen therefrom. However, we cannot assure that in the future, we will not be required to allot significant resources and incur material expenses regarding such claims. Any negative publicity on our website’s safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

In addition, as such illegal online activities are relentless, significant capital and other resources may be required to ensure and enhance our information security or to address the issues caused by such security failure. Any perception by the public that e-commerce transactions are becoming increasingly unsafe or vulnerable could inhibit the growth of e-commerce and other online services generally, which may reduce the number of purchase orders we receive, and in turn materially and adversely affect our reputation, business, financial condition and results of operations.

Risks Related to the Industry in which We Operate

We operate in a regulated industry, any changes in existing laws and regulations may affect our business operations.

Our Group is principally engaged in the beauty and personal care industry which are regulated by various laws and regulations in Hong Kong, for example, the Undesirable Medical Advertisements Ordinance (Chapter 231 of the Laws of Hong Kong); the Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong); the Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong); the Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong); the Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong); the Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong); and the Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong). We are also subject to the corresponding sub-legislations and regulations under the above ordinances. In compliance with the relevant legislations and regulations, our Group is required to obtain the necessary licenses, certificates or registration for the operation of our business. Such licenses and certificates may contain provisional requirements on the storage, labelling, advertising and importation of some of our products. See “Regulations” on page 104. Some of the laws and regulations mentioned above are subject to interpretation or amendments from time to time. Therefore, we cannot assure you that, for the implementation of our business plans and the introduction of any new product, we will be able to obtain all the necessary registrations, certificates and/or licenses. Any failure to comply with the above laws and regulations may give rise to fines, administrative penalties and/or prosecution against us, which may adversely affect our reputation, financial condition or results of operation.

New and existing competitors could adversely affect prices and demand for beauty and personal care products and decrease our market share.

The beauty and personal care market is highly fragmented. Competition can arise from a number of sources including traditional physical retailers, omni-channel, mono-channel, multi-branded retailers, and online-only e-commerce competitors. Existing online competitors may strengthen their market share through increased funding or industry consolidation, an increase in brand awareness or attractiveness to customers, or through financial or operational advantages which allow them to compete aggressively on pricing. This may increase the cost of customer acquisition and lower margins due to pricing pressure. Our market share in the beauty and personal care segment may decline if competitors increase their focus on growing online sales through investment in the retail e-commerce market.

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Our Operating Subsidiary may need to quickly and effectively adapt pricing and margins in response to changes in the competitive landscape or increase competitive pressure. This may have an adverse effect on its financial and/or operational performance.

Risks Related to Doing Business in Hong Kong

All of our operations are in Hong Kong. However, the PRC government may exercise significant oversight and discretion over the conduct of our business, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. Our Operating Subsidiary in Hong Kong may be subject to certain PRC laws and regulations, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our Class A Ordinary Shares. Furthermore, the PRC legal system is evolving rapidly, and enforcement of certain laws, regulations and rules may further change or develop and thus our assertions and beliefs of the risk imposed by the Mainland China legal and regulatory system cannot be certain. There are risks that the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. In light of the foregoing, there are risks and uncertainties which we cannot foresee, and policies, rules and regulations and the enforcement of laws in the PRC can change quickly with little advance notice, and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. If the PRC government intervenes or influences our current and future operations in Hong Kong, the PRC regulatory authorities may disallow our holding company structure, which would likely result in a material change in our operations and/or the value of our Class A Ordinary Shares, including that such a change may cause the value of such Ordinary Shares to significantly decline or become worthless.

We have no operations in Mainland China. Our Operating Subsidiary is located and operates its business in Hong Kong, a special administrative region of the PRC. Pursuant to the Basic Law of Hong Kong (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of certain PRC laws and regulations to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of Mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiary in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political arrangement, or other unforeseeable reasons.

All of the legal and operational risks associated in operating in Mainland China also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the Mainland China, complex and evolving PRC laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties which could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with clients in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

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The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention;

●	cause devaluation of our securities or delisting; and,

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Based on our understanding of the PRC laws and regulations currently in effect as of the date of this prospectus, as our Operating Subsidiary is located and operates in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate this Offering. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded.

The PRC government may exert oversight over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Class A Ordinary Shares. For example, as advised by our PRC Counsel, the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash or assets between the ultimate holding company and the Operating Subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. If such restrictions and limitations are imposed in the future, to the extent funds or assets in the business are in Hong Kong or a Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of Hong Kong due to the imposition of restrictions and limitations on the ability of us or our Operating Subsidiary by the PRC government to transfer cash or assets. As a result, it may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering it worthless. In light of the foregoing, there are risks and uncertainties which we cannot foresee, and policies, rules and regulations and the enforcement of laws in the PRC can change quickly with little advance notice. As such, our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are risks that the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers likes ourselves. If the PRC government intervenes or influences our current and future operations in Hong Kong, the PRC regulatory authorities may disallow our holding company structure, which would likely result in a material change in our operations and/or the value of our Class A Ordinary Shares, including that such a change could cause the value of such Ordinary Shares to significantly decline or become worthless. In addition, any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

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There remain some uncertainties as to whether we will be required to obtain approvals from the PRC authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval. We may become subject to a variety of PRC laws and other obligations regarding data security in relation to offerings that are conducted overseas, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law,” or the “PIPL,” which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations. Pursuant to the PIPL, personal data processors (“data processors”) shall meet one of the conditions in order to transmit personal information overseas for their business operations: (i) passing the security evaluation organized by the Cyberspace Administration of China (the “CAC”); (ii) acquiring personal information protection certification from the professional organizations regulated by the CAC; (iii) adopting the standard contract forms stipulated by the CAC when entering into contracts with overseas information receivers, setting forth the rights and obligations of the parties; and (iv) other conditions regulated by laws, regulations and the CAC. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or transferred outside the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. CAC has said that under the proposed rules companies holding data on more than one million users must apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs.

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On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came into effect on March 31, 2023. Compared to the Draft Overseas Listing Regulations, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited combined financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

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Furthermore, as advised by our PRC Counsel, based on PRC laws and regulations effective as of the date of this prospectus and subject to interpretations of these laws and regulations that may be adopted by Mainland China authorities, neither we, nor our Operating Subsidiary is required to obtain any permissions or approvals from PRC authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC because (i) both we and our Operating Subsidiary do not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor are we controlled by any Mainland Chinese company or individual directly or indirectly; (ii) both we and our Operating Subsidiary do not have any operations in Mainland China; (iii) both we and our Operating Subsidiary do not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China; (iv) we are headquartered in Hong Kong with our officers and all members of the board of directors based in Hong Kong who are not Mainland China citizens and all of our revenues and profits are generated by the Operating Subsidiary in Hong Kong and we have not generated revenues or profits from Mainland China in the most recent accounting year that accounts for more than 50% of the corresponding figure in our audited combined financial statements for the same period; and (v) both we and our Operating Subsidiary will not be deemed to be an “Operator” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, given that: (a) as of the date of this prospectus, neither we nor our Operating Subsidiary operate an online platform that collects or processes personal information in Mainland China; and (b) as of the date of this prospectus, neither we nor our Operating Subsidiary have been informed by any PRC governmental authority of being classified as an “Operator” or a “data processor” that is subject to CAC cybersecurity review.

However, as further advised by our PRC Counsel, given the uncertainties arising from the legal system in Mainland China and Hong Kong, including the enforcement of certain laws, regulations and rules may further change or develop and thus involves uncertainties, there remains significant uncertainty in the interpretation and enforcement of the Trial Administrative Measures, PIPL, relevant Mainland China data privacy, cybersecurity laws and other regulations. It is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our Operating Subsidiary and the listing of our Class A Ordinary Shares on the U.S. or other foreign exchanges. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when and whether we will be subject to such filing requirements, or will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us.

Although we are currently not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities, specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors, we cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. There remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and the relevant PRC governmental authority may not take a view that is consistent with ours. Also, significant uncertainty exists in relation to the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users under the Measures, or if other regulations promulgated in relation to the Measures are deemed to apply to us, our business operations and the listing of our Class A Ordinary Shares in the U.S. could be subject to cybersecurity review by the CAC, in the future. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be completed in a timely fashion or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties which could materially and adversely affect our business, financial condition, and results of operations.

Furthermore, if the Trial Administrative Measures, Measures for Cybersecurity Review (2021), the PIPL, become applicable to us or our Operating Subsidiary in Hong Kong, our operation and the listing of our Class A Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or the CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our Operating Subsidiary become subject to the CAC or CSRC review, we cannot assure you that our Operating Subsidiary will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. Compliance with these laws and regulations could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. If there is a significant change to the current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and/or if we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of the PRC, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of the PRC may subject us to sanctions imposed by the CSRC, CAC, or other PRC regulatory authorities. It could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into the Mainland China as foreign investments or accept foreign investments, ability to offer or continue to offer Class A Ordinary Shares to investors or list on the U.S. or other overseas exchange may be restricted, and the value of our Class A Ordinary Shares may significantly decline or be worthless, our business, reputation, financial condition, and results of operations may be materially and adversely affected. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC, or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any such other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this Offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for ours and our Operating Subsidiary’s operations in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

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In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the laws of Hong Kong) (“PDPO”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfillment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfillment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so. See “Regulation” on page 104.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this Offering. However, if we or our Operating Subsidiary conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Trial Administrative Measures published by CSRC on February 17, 2023, which came into effect on March 31, 2023, also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiary located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiary. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there is a significant change to current political arrangements between Mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Class A Ordinary Shares significantly decline or be worthless.

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The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong, which represent substantially all of our business.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed into law the Hong Kong Autonomy Act (“HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Operating Subsidiary in Hong Kong, which represent substantially all of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Operating Subsidiary’s operations and/or the value of the securities we are offering.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC accepted conditions such as Hong Kong’s Basic Law. According to Article 18 of the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system.

However, if there are any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Subsidiary’s business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with our customers.

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There are political risks associated with conducting business in Hong Kong.

All of our operations are in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive all of our revenue from operations in Hong Kong. Accordingly, the business operations and financial conditions of our Operating Subsidiary will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Since all of our operations are based in Hong Kong, any change of such political arrangements may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Based on certain recent development including the Hong Kong National Security Law that was passed in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump issued an executive order and signed into law the HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, Mainland China, and Hong Kong, which could potentially harm our business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Because our business is conducted in Hong Kong dollars and the price of our Class A Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Since our business is conducted in Hong Kong, our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in United States dollars. The value of the Hong Kong dollar against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are denominated in United States dollars, we will need to convert the net proceeds we receive into Hong Kong dollar in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

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Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have. In the future, to the extent funds or assets in the business are in Hong Kong or a Hong Kong entity, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our Operating Subsidiary by the PRC government to transfer cash or assets. Any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless.

Pitanium is a holding company incorporated in the BVI, and we rely on dividends and other distributions on equity paid by our Operating Subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. If our Operating Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of Hong Kong dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor are there any restriction on any foreign exchange to transfer cash between Pitanium and our Operating Subsidiary, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our Operating Subsidiary, to Pitanium and U.S. investors and amounts owed.

Currently, as advised by our PRC counsel, the PRC law and regulations and foreign currency control in Mainland China do not currently have any material impact on the transfer of cash or assets between Pitanium and our Operating Subsidiary, or vice versa. However, to the extent that cash and/or assets of the business are in Hong Kong or held by Hong Kong entity, such cash and/or assets may not be available to fund operations or for other uses outside of Hong Kong in the future due to the imposition of restrictions and limitations by the PRC government on the ability of Pitanium or our Operating Subsidiary to transfer cash and/or assets. Any limitation, if imposed in the future, on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and might materially decrease the value of our Class A Ordinary Shares or cause them to be worthless. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless. Further, any limitation on the ability of our Operating Subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

Substantially all of our assets are located outside the United States and our principal business operation is conducted in Hong Kong. In addition, our directors and officers reside in Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce judgments obtained in United States courts against them or against us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence within, the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws.

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There are significant legal and other obstacles in the PRC to providing information needed for regulatory investigations or litigation initiated outside the PRC. Although the PRC authorities may establish a regulatory cooperation mechanism with the regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the Mainland China. While detailed interpretation of or implementation rules under the same article have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, our Operating Subsidiary’s operations are conducted outside the United States, and all of our assets are located outside the United States. All of our directors and officers reside in Hong Kong, and a substantial portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

We are a BVI business company with limited liability incorporated under the laws of the BVI. Our corporate affairs are governed by our Memorandum and Articles of Association, the BVI Act and the common law of the BVI. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the common law of England and the wider Commonwealth, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the BVI. The rights of our shareholders and the fiduciary duties of our directors under the BVI law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. In addition, the BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

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Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

Certain corporate governance practices in the BVI, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We can rely on home country practice with respect to our corporate governance after we complete this Offering. If we choose to follow the BVI’ practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — We are a “foreign private issuer” and a BVI company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.” on page 49.

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As a result of all of the above, public shareholders may have more difficulties in protecting their interests in the face of actions taken by our management, or members of our board of directors than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital” on page 122.

Risks Related to our Class A Ordinary Shares and this Offering

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Such dual-class voting structure will limit your ability to influence corporate matters, and allow our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders, which could severely limit the ability of other shareholders to influence matters requiring shareholder approval and, as a result, we may take actions that our other shareholders do not view as beneficial.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Based on our dual-class voting structure, on a poll, holders of Class A Ordinary Shares will be entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share. Due to the disparate voting powers associated with our two classes of ordinary shares, upon completion of this Offering, the two largest shareholders of our company, Ms. Young and Mr. Wong, also being our directors, will beneficially own approximately 48.07% and 48.07% of the aggregate voting power of our issued and outstanding Class A and Class B Ordinary Shares, respectively; and together, 96.14% of the aggregate voting power. Although we are not considered a “controlled company” under Nasdaq corporate governance rules, if Ms. Young and Mr. Wong act together, they will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors, amendment of organizational documents and approval of significant corporate transactions, such as mergers, consolidations or sale of all or substantially all of the assets of our Company. For further information, see “Principal Shareholders”.

This concentrated control will limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our other shareholders do not view as beneficial. The interests of our directors, officers, and principal shareholders, including Ms. Young and Mr. Wong, may not coincide with your interests, and it may make decisions with which you disagree, including decisions on important topics such as the composition of the board of directors, compensation, management succession, and our business and financial strategy. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Ordinary Shares as part of a sale of us or our assets, and might affect the prevailing market price of our Class A Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.”

We cannot predict the effect our dual-class structure may have on the market price of our Class A Ordinary Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A Ordinary Shares, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our ordinary shares would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Ordinary Shares. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our ordinary shares, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

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Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) Mainland China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

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On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Enrome LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is currently subject to inspection by the PCAOB on a regular basis. As of the date of this prospectus, the PCAOB has not yet issued an inspection report for Enrome LLP.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a combined proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and the PRC could affect our ability to list our Class A Ordinary Shares, which could materially impair the market for and market price of our Class A Ordinary Shares.

There has been no public market for our Class A Ordinary Shares prior to this Offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares. Although we have listed on the Nasdaq Capital Market, we cannot assure you that a liquid public market for our Class A Ordinary Shares will develop. If an active public market for our Class A Ordinary Shares does not develop following the completion of this Offering, the market price of our Class A Ordinary Shares may decline and the liquidity of our Class A Ordinary Shares may decrease significantly.

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The initial public offering price for our Class A Ordinary Shares will be determined by negotiation between us and the Underwriters and may vary from the market price of our Class A Ordinary Shares following our initial public offering. We cannot assure you that the price at which the Class A Ordinary Shares are traded after this Offering will not decline below the initial public offering price. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our Class A Ordinary Shares may experience a significant decrease in the value of their Class A Ordinary Shares due to insufficient or a lack of market liquidity of our Class A Ordinary Shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

The trading prices of our Class A Ordinary Shares are likely to be highly volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based U.S.–listed companies, which consequently may affect the trading performance of our Class A Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Hong Kong and Mainland Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and Mainland Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Class A Ordinary Shares.

In addition to the above factors, the price and trading volume of our Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us or our industry;

●	variations in our revenues, profit, and cash flow;

●	the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

●	changes in the economic performance or market valuations of other financial services firms; political, social and economic conditions in Mainland China and Hong Kong;

●	actual or anticipated fluctuations in our financial results of operations and changes or revisions of our expected results;

●	fluctuations of exchange rates among Hong Kong dollar, Renminbi, and the U.S. dollar;

●	changes in financial estimates by securities research analysts;

●	detrimental negative publicity about us, our services, our officers, directors, other beneficial owners, professional parties we partner with, or our industry;

●	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

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●	additions to or departures of our senior management;

●	litigation or regulatory proceedings involving us, our officers, or directors;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

●	sales or perceived potential sales of additional Class A Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A Ordinary Shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our Class A Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our Class A Ordinary Shares begin trading on the Nasdaq Capital Market, our Class A Ordinary Shares may be “thinly-traded,” meaning that the number of persons interested in purchasing our Class A Ordinary Shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we come to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our Class A Ordinary Shares may not develop or be sustained.

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Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders.

Future issuances of our Class B Ordinary Shares, which can be approved by our board of directors, could result in dilution to existing holders of our Class A Ordinary Shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the Class A Ordinary Shares. In addition, there might be impact of the conversion of Class B Ordinary Shares on holders of Class A Ordinary Shares, including dilution and the reduction in aggregate voting power, as well as the potential increase in the relative voting power if any Class B holder retains their shares.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming no exercise of the over-allotment option by the underwriters, if you purchase shares in this Offering, you will incur immediate dilution in the pro forma net tangible book value per share from the price per Class A Ordinary Share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. See “Dilution” on page 56.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of issued and outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. 1,750,000 Class A Ordinary Shares are issued in this Offering, if the underwriters do not exercise their over-allotment option, and 2,012,500 Class A shares if exercised in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (the “Securities Act”). The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” on page 132.

Our pre-initial public offering investors, namely Ms. Xu Heli and Mr. Wang Wenzhang (each a “Pre-IPO Investor”), will be able to sell their shares upon completion of this Offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements.

All of our directors and officers and our shareholders owning 5% or more of our Ordinary Shares have agreed with Cathay Securities, Inc., as representative of the Underwriters, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 6 months from the effective date of this prospectus. However, some of our Pre-IPO Investors may be able to sell their Ordinary Shares under Rule 144 after the completion of this Offering and following the expiration of that lock-up period, if applicable. Because these shareholders have paid a lower price per Ordinary Share than participants in this Offering, when they are able to sell their pre-IPO shares under Rule 144 and following the expiration of the lock-up period, if applicable, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this Offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrades us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts ceases coverage of our Company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

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Our existing shareholders that are not included in this prospectus will be able to sell their Class A Ordinary Shares after completion of this Offering subject to restrictions under the Rule 144.

Our existing shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after completion of this Offering. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this Offering, when they are able to sell their pre-offering shares under Rule 144, they may be more willing to accept a lower sales price than the Offering Price. This fact could impact the trading price of our Class A Ordinary Shares following completion of the Offering, to the detriment of participants in this Offering. Under rule 144, before our existing shareholders can sell their Class A Ordinary Shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of such Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this Offering.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities may meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including, but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities, and Nasdaq had concerns that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small. The insiders of our Company will still hold a large portion of the Company’s listed securities following the consummation of the Offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we are exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our Class A Ordinary Shares may not be listed or may be delisted, which could negatively impact the price of our Class A Ordinary Shares and your ability to sell them.

Our Class A Ordinary Shares has been approved for listing on the Nasdaq Capital Market. Although our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we cannot assure you that our Class A Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this Offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our Class A Ordinary Shares could be subject to delisting.

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If the Nasdaq Capital Market delists our Class A Ordinary Shares from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our Class A Ordinary Shares;

●	reduced liquidity with respect to our Class A Ordinary Shares;

●	a determination that our Ordinary Share is a “penny stock” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404(b) of the Sarbanes-Oxley Act;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have only provided two years of audited financial statements and have not included all the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We cannot predict whether investors will find our Class A Ordinary Shares less attractive if we rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile.

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We will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. (ii) the end of the fiscal year during which we have total annual gross revenues of US$1.235 billion or more, (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt, or (iv) the last day of our fiscal year following the fifth anniversary of the completion of this Offering.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this Offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are a “foreign private issuer” and a BVI company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short swing profit disclosure and recovery regime.

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As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a BVI company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market corporate governance listing standards. However, Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the BVI, which is our home country, may differ significantly from the Nasdaq Capital Market corporate governance listing standards. For example:

●	our independent directors do not need to hold regularly scheduled meetings in executive session (rather, all board members may attend all meetings of the board of directors);

●	the compensation of our executive officers is recommended but not determined by an independent committee of the board or by the independent members of the board of directors; and our Chief Executive Officer is not prevented from being present in the deliberations concerning his compensation;

●	related party transactions are not required to be reviewed and we are not required to solicit member approval of stock plans, including: those in which our officers or directors may participate; share issuances that will result in a change in control; the issuance of our shares in related party acquisitions or other acquisitions in which we may issue 20% or more of our issued and outstanding shares; or below market issuances of 20% or more of our issued and outstanding shares to any person; and

●	we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting (rather, we complete these actions by written consent of holders of a majority of our voting securities).

Although we do not currently plan to utilize the home country exemption for corporate governance matters, to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information which would be made available to you if you were investing in a U.S. domestic issuer.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this Offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this Offering, we may cease to qualify as a foreign private issuer in the future.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in the Ordinary Shares to significant adverse U.S. income tax consequences.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “goal”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and “ongoing”, or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies;

●	current and future economic and political conditions;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding demand for and market acceptance of our services;

●	our expectations regarding our customer base;

●	our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry, economic and market performance;

●	overall industry, economic and market performance;

●	the spread of the COVID-19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general;

●	other risk factors discussed under “Risk Factors;” and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

Based upon an initial public offering price of US$4.00 per Ordinary Share, we estimate that we will receive net proceeds from this Offering, after deducting the underwriting discounts, out-of-pocket expenses and non-accountable expenses (before deducting the estimated offering expenses) payable by us, of approximately US$6.3 million assuming the underwriters do not exercise its over-allotment option.

We plan to use the net proceeds we will receive from this Offering as follows:

●	Approximately 15% for enhancing customer experience through launching a mobile application;

●	Approximately 20% for developing a new line of products solely for home treatment;

●	Approximately 15% for expanding its product portfolio and explore new suppliers;

●	Approximately 20% for further enhancing its marketing strategies; and

●	The balance, approximately 30%, to fund working capital and for other general corporate purposes.

As of the date of this prospectus, we have not identified any specific investment or acquisition opportunities.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not imminently used for the above purposes, we intend to invest in short-term, interest-bearing bank deposits or debt instruments.

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DIVIDEND POLICY

Our BVI holding company, Pitanium Limited, has not declared or made any dividend or other distribution on our Class A or Class B Ordinary Shares, nor have any dividends or distributions been made by our Operating Subsidiary to the BVI holding company. For FY2023 and FY2024, our Operating Subsidiary declared dividends in an aggregate of HK$8,000,000 and HK$7,327,215 (approximately US$937,715) directly to its then shareholders before the incorporation of Pitanium. Save as mentioned, our Operating Subsidiary has not declared or made any dividends or other distribution to their shareholders in FY2023 and FY2024.

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do currently have no plan to declare or pay any dividends in the near future on our shares. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable BVI laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our Operating Subsidiary to us, and such other factors as our board of directors may deem relevant.

Subject to the BVI Act and our Memorandum and Articles of Association, our board of directors may, by resolution of directors, declare and authorize a distribution (which includes a dividend) to our shareholders from time to time and of an amount they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution (a) our Company will be able to pay its debts as they fall due in ordinary course of business; and (b) the value of our assets exceeds our liabilities.

Our holding company rely on dividends paid by our Operating Subsidiary for its cash requirements, including funds to pay any dividends and other cash distributions to its shareholders, service any debt it may incur and pay its operating expenses. Our holding company’s ability to pay dividends to its shareholders will depend on, among other things, the availability of dividends from our Operating Subsidiary.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

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CORPORATE HISTORY AND STRUCTURE

Corporate History

Pitanium Limited (“Pitanium”) was incorporated as a BVI business company with limited liability on October 22, 2024 under the laws of the BVI. Upon the acquisition of our Operating Subsidiary, Pitanium became the holding company for our Operating Subsidiary. Pitanium has no material operation of its own, and we conduct operations through our Operating Subsidiary, namely Here We Seoul Limited. As of the date of this prospectus, Pitanium is authorized to issue a maximum of 500,000,000 Ordinary Shares in aggregate divided into Class A Ordinary Shares with a par value of US$0.0001 each and Class B Ordinary Shares with a par value of US$0.0001 each.

Here We Seoul Limited was incorporated as a company with limited liability under the laws of Hong Kong on December 9, 2013. Here We Seoul Limited is our sole operating entity. On November 28, 2024, Pitanium acquired all of the issued and outstanding shares of Here We Seoul Limited from Mr. Ying Yeung Wong and Ms. Yuen Yi Young. In consideration thereof, Pitanium allotted and issued as fully paid 3,333,330 Class A Ordinary Shares each to Mr. Wong and Ms. Young. The said transfer was properly and legally completed and settled on the same date. After the said transfer, our Operating Subsidiary has become wholly-owned subsidiary of Pitanium.

On December 3, 2024, each pre-initial public offering investor, namely Ms. Xu Heli and Mr. Wang Wenzhang (each a “Pre-IPO Investor”), entered into a share subscription agreement with the Company. On December 3, 2024, the Company allotted and issued 666,670 Class A Ordinary Shares to each Pre-IPO Investor, each at a consideration of HK$330,070 (approximately US$42,316).

Corporate Structure

We are offering 1,750,000 Class A Ordinary Shares, representing 8.86% of the Class A Ordinary Shares issued and outstanding following completion of the Offering, assuming the underwriter do not exercise the over-allotment option.

Pitanium’s issued share capital is a dual-class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are the only class of Ordinary Shares being offered in this Offering. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (20) votes.

The following diagram illustrates our corporate structure, including our subsidiary, as of the date of the prospectus and after this Offering (assuming no exercise of the over-allotment option by the underwriters):

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at an initial public offering price of US$4 per share to reflect the application of the proceeds after deducting the estimated underwriting discounts and non-accountable expense allowance (before deducting other estimated offering expenses) payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital”.

As of September 30, 2024

(All amounts in thousands of US$, except for share and per share data, unless otherwise noted)

	Actual	Pro Forma As Adjusted(1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Shares
	US$	US$	US$
Shareholders’ Equity
Class A Ordinary Share of with a par value of US$0.0001 each, 500,000,000 shares authorized; 18,000,000 shares issued and outstanding; 19,750,000 shares issued and outstanding on a pro forma as adjusted basis; 20,012,500 shares issued and outstanding on a pro forma as adjusted basis if the over-allotment shares is exercised (2)	1,800	1,975	2,001
Class B Ordinary Share of with a par value of US$0.0001 each, 500,000,000 shares authorized; 3,000,000 shares issued and outstanding (2)	300	300	300
Additional paid-in capital	13	6,314,838	7,280,812
Subscription receivable	(2,100)	(2,100)	(2,100)
Other comprehensive income	13,907	13,907	13,907
Retained earnings	1,495,616	1,495,616	1,495,616
Total shareholders’ equity	1,509,536	7,824,536	8,790,536
Bank borrowings	1,578,822	1,578,822	1,578,822
Total capitalization	3,019,072	9,403,358	10,369,358

(1)	Reflects the sale of Class A Ordinary Shares in this Offering (excluding any over-allotment shares that may be sold pursuant to the over-allotment option) at an initial public offering price of US$4 per share and after deducting the estimated underwriting discounts, non-accountable expense allowance (before deducting other estimated offering expenses) payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this Offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance (before deducting other estimated offering expenses), which would be charged against the gross proceeds as a reduction of additional paid-in capital, payable by us. We estimate that such net proceeds will be approximately US$6.3 million.

(2)	The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Share Capital” on page 122.

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DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Shares and the pro forma net tangible book value per Class A Ordinary Share after the offering. Dilution results from the fact that the offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders on September 30, 2024 was approximately $0.05 per Ordinary Share (Class A Ordinary Share). Net tangible book value per Ordinary Share as of September 30, 2024 represents the amount of total assets less right-of-use assets and total liabilities, divided by the number of total Ordinary Shares outstanding.

We will have 1,750,000 Class A Ordinary Shares issued and outstanding upon completion of the offering or 2,012,500 Class A Ordinary Shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering deducting underwriting discounts, non-accountable expense allowance (before deducting estimated offering expenses), assuming the over-allotment is not exercised, will be approximately US$0.36 per Ordinary Share. This would result in dilution to investors in this Offering of approximately US$3.64 per Class A Ordinary Share from the offering price of US$4.00 per Class A Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by US$0.31 per share attributable to the purchase of the Class A Ordinary Shares by investors in this Offering.

The following table sets forth the estimated net tangible book value per Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Class A Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Share Capital” on page 122.

	Offering Without Over-Allotment	Offering With Over-Allotment
Offering price per Class A Ordinary Share	$4.00	$4.00
Net tangible book value per Ordinary Share before the offering	$0.05	$0.05
Increase per Ordinary Share attributable to payments by new investors	$0.31	$0.36
Pro forma net tangible book value per Ordinary Share after the offering	$0.36	$0.41
Dilution per Ordinary Share to new investors	$3.64	$3.59

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per Class A Ordinary Share after the Offering would be US$0.41, the increase in net tangible book value per Class A Ordinary Share to existing shareholders would be US$0.36, and the immediate dilution in net tangible book value per Class A Ordinary Share to new investors in this Offering would be US$3.59.

The following table summarizes, on a pro forma as adjusted basis upon completion of reoganization and offering, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us in this offering, the total consideration paid and the average price per Ordinary Share at the initial public offering price of US$4 per Ordinary Shares before deducting the estimated discounts, non-accountable expenses and out-of-pocket expenses to the underwriters and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	18,000,000	91.13%	$900,000	11.39%	$0.05
New investors(1)	1,750,000	8.87%	$7,000,000	88.61%	$4.00
Total	19,750,000	100.00%	$7,900,000	100.00%	$0.40

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Our Operating Subsidiary is a retailer in Hong Kong focusing on the sale of its proprietary brand products, namely PITANIUM and BIG PI online. It also generates revenue from the offline sale at six retail stores situated in Hong Kong’s premier shopping destinations. This positioning not only enhances the brand’s visibility but also aligns it with the discerning tastes of its target demographic.

The brand “PITANIUM” was launched in 2019 and began by offering high-end skincare and haircare solutions to spas in Hong Kong. These brand products were later offered for sale to retail customers in our online shop, which allows customers to enjoy the use of professional skincare and haircare products in the comfort of their homes, thereby promoting their health and well-being. The brand “BIG PI” was launched in 2023 and offers whole sets of products to its retail customers using different product formulas.

Our Operating Subsidiary emphasizes product design and development with an in-house product development team working closely with its original equipment manufacturing (“OEM”) and original design manufacturing (“ODM”) suppliers. It takes a proactive approach in expanding its product portfolio with a view to staying ahead of market trends and showcasing its ability to cater to the evolving needs of its customers.

Our Operating Subsidiary hosts and manages an online shop to display its best-selling products and latest marketing and promotional initiatives on its home page. Our Operating Subsidiary regularly updates its online shop to keep customers updated about its product offerings. Meanwhile, our Operating Subsidiary is operating six retail stores in Hong Kong. Its customers placed 68,406 and 77,101 orders with the sales amounts of approximately HK$68,196,877 and HK$74,930,388 (approximately US$9,589,371) for the years ended September 30, 2023 and 2024.

Key Factors Affecting Our Results of Operations

Our Operating Subsidiary’s financial conditions and results of operations have been and will continue to be affected by a number of factors, including those factors as detailed in “Risk factors” in this prospectus and those discussed below.

Growth of the online retail sales of beauty and personal care products market in Hong Kong

Being a beauty and personal care retailer in Hong Kong, our Operating Subsidiary’s performance is correlated to the prevailing economic condition, the growth of the online retail sales of beauty and personal care products market in Hong Kong. Any change in consumer demand in these markets will affect our revenue growth. Such demand is determined by a number of factors such as growth of purchasing power of local residents, and prospects of Hong Kong’s economy, which are beyond our control.

It is noteworthy that our Operating Subsidiary’s online sales increased from approximately HK$35,563,243 for the year ended September 30, 2023 to approximately HK$37,155,324 (approximately US$4,755,029) for the year ended September 30, 2024, representing an increase of approximately 4.48% whereas according to the F&S Report, the online retail sales of beauty and personal care products market in Hong Kong will be expected to decrease by approximately 10.63% from approximately HK$2,716.9 million for the calendar year of 2023 to approximately HK$2,428.1 million for the calendar year of 2024. The decrease was primarily due to a general economic downturn in this period. Our Directors believe that our increase in revenue was primarily due to (i) our focus on online local customers in Hong Kong who look for quality beauty and health products; and (ii) our effective promotion campaigns and activities to promote our brands and products.

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According to the F&S Report, the online retail sales of beauty and personal care products market in Hong Kong is expected to reach HK$3,419.8 million in 2028, representing a CAGR of 8.9% during 2024 to 2028. The growth rate of beauty product market is expected to slightly outperform the e-commerce market as a whole, which is attributed to (i) the establishment of e-commerce platform of the market participants of the beauty product market has been comparatively recent; and (ii) the adoption of OMO business model in the beauty product sector has fostered a one-stop shopping experience for consumers, which contributes to an increased customer confidence and loyalty in purchasing beauty product with sophisticated specifications; and (iii) owing to growing health consciousness and rising popularity of emerging beauty brands, favouring its long-term development. With our comprehensive knowledge in both the skincare and cosmetic market and the health supplements market in Hong Kong, our Directors believe that we are well-positioned to capture the growth.

However, if Hong Kong further experiences any adverse economic conditions, changes due to events beyond our control, such as local economic downturns, natural disasters, contagious disease outbreak, or if the government adopts regulations that place restrictions on us or on our industry in general, the online retail sales of beauty and personal care products market in Hong Kong would be affected and it will have a material and adverse impact on our Operating Subsidiary’s business, results of operation and prospects. Furthermore, if our Operating Subsidiary’s online sales may be affected by the following factors, then our Operating Subsidiary’s online sales growth, results of operation and financial conditions will be adversely affected.

●	If the overall traffic of any of the third-party marketing channels including Instagram, Facebook and YouTube decreases, the traffic volume of our Operating Subsidiary’s online shop may be consequently affected, and then the traffic volume of our Operating Subsidiary’s online shop may be consequently affected;

●	Given the rapid changes of digital advertising, consumer preferences, the development of new forms of digital marketing and the different forms of social media in local market, it may have difficulties in adapting marketing techniques quickly and it may not sustain its customer acquisition rates, which may have a material and adverse effect on our Operating Subsidiary’s business prospects and results of operation and financial performance; and

●	If our Operating Subsidiary’s websites were to experience a reduction in natural search visibility in search engines, its business, financial performance and operations may be materially adversely affected by any increase in the cost of, or in reliance on, search engine marketing, or any decrease in the effectiveness of its search engine marketing.

Coverage of our sales channel

Retail store is the one of our Operating Subsidiary’s sales channels of our products as the sales of our products through our Operating Subsidiary’s retail stores amounted to HK$32,633,634 and HK$37,775,064 (approximately US$4,834,342), which accounted for approximately 47.85% and 50.41% of our Operating Subsidiary’s total revenue for the years ended September 30, 2023 and 2024, respectively.

As at the date of this prospectus, our Operating Subsidiary’s strategically operated six retail stores in prime shopping areas in Hong Kong, including Causeway Bay, Tsim Sha Tsui, Mong Kok, Tuen Mun, Yuen Long and Shatin. Our Directors believe that owing to the shopping habit and shopping behavior of some consumers in Hong Kong who prefer holding sight of and buying products at physical stores, an established network of retail stores would accelerate the integration of our products into the local Hong Kong market. We believe that our revenue and profit growth and continued success depend on our ability to continuously expand our sales channels to capture a wider customer base and deepen the market penetration of our products by diversifying our retail network in Hong Kong. However, if our Operating Subsidiary fails to manage and expand the coverage of the sales channel, our Operating Subsidiary’s retail sales growth, results of operation and financial conditions will be adversely affected.

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Market recognition of our brand “PITANIUM” and “BIG PI”

The success in building up and maintaining our Operating Subsidiary’s brand recognition and enhancing customers’ confidence in its products depends significantly on the effectiveness of its marketing and promotional activities. With the prevalence of the digital era, our Operating Subsidiary relies on a combination of different media to ensure a broad coverage and penetration of our advertisements, including (i) popular social media platforms such as Facebook, Instagram and YouTube; (ii) digital channels such as email campaigns, media newspapers, blogs, magazines or other digital forums and live chat and social messaging; (iii) offline activities including offline promotion events and customer membership program. For further details of our Operating Subsidiary’s marketing activities, please refer to the paragraph headed “Business – Marketing” in this prospectus. To enhance the market recognition of our brand, “PITANIUM” and “BIG PI”, our Operating Subsidiary also posts videos on online media and popular social networking platforms in which Ms. Young, one of our Operating Subsidiary’s founders, Chairwoman and the Director, will share her reviews on our products including their ingredients and functions.

We incurred an aggregate of approximately HK$10,411,605 and HK$11,797,806 (approximately US$1,509,849) in marketing expenses of which online marketing expenses amounted to approximately HK$9,400,884 and HK$10,770,166 (approximately US$1,378,334) for the years ended September 30, 2023 and 2024, respectively.

We believe that the ability to strengthen marketing activities has and will continue to affect our revenue growth and results of operations and financial condition. Any factors affecting the market recognition of our brand or the effectiveness of our marketing and promotion initiatives may have an adverse effect on our operation and financial condition. For further details, please refer to the paragraph headed “Risk factors – Risks related to our business and operations” in this prospectus.

Prices of raw materials

Our Operating Subsidiary’s cost of sales mainly consists of the purchases, transportation costs, packaging expenses and freight charges. The purchase is the major component of our cost of sales and amounted to HK$9,233,014 and HK$11,342,394 (approximately US$1,451,566) for the years ended September 30, 2023 and 2024, representing 72.47% and 80.38% of our total cost of sales for each of the two years ended September 30, 2024, respectively. Besides, our purchases were imported from foreign countries, any appreciation in the foreign dollar against Hong Kong dollar may increase our costs of purchase and affect our profit margin and results of operations. As a result, any increase in the cost of sales will have a significant impact on Operating Subsidiary’s results of operations. Recent inflationary pressures have not materially impacted our business primarily due to the following: (i) our Operating Subsidiary has been adopting a cost-plus approach in determining the price of its products, therefore, any increase in purchase costs due to inflationary pressures will be passed to our retail customers; (ii) for the years ended September 30, 2023 and 2024, the gross profit margins of our Operating Subsidiary were approximately 81.32% and 81.17%, respectively, and such high gross profit margins maintained by our Operating Subsidiary provide buffer against the potential increase in purchase costs due to inflationary pressures in the jurisdictions in which our Operating Subsidiary’s suppliers are located including South Korea, France, the United States, Japan and Switzerland; and (iii) our Operating Subsidiary regularly evaluates its pricing strategies and adjusts its product prices from time to time to safeguard against or mitigate any potential increase in costs due to these inflationary pressures.

Product mix

Our Operating Subsidiary’s revenue and profitability are affected by our product mix. Different products, whether within the same product category, typically vary in pricing strategies, raw materials and ingredients, and thus have different gross profit margins. We believe that our diversified product portfolio enables us to adapt swiftly to changes in market conditions and consumer demands. We have adjusted our product offerings from time to time to align with consumer trends over the two years ended September 30, 2024.

Our Operating Subsidiary’s revenue was generated from (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products. The price range of skincare products is generally from HK$780 per bottle to HK$1,480 per bottle. The price range of haircare products is generally from HK$480 per bottle to HK$1,280 per bottle. The price range of cosmetic products is generally from HK$298 per bottle to HK$780 per bottle. The price range of other products is generally from HK$168 per bottle to HK$2,280 per bottle. Our product mix may fluctuate significantly in response to the changes in market demand and the market competition. If there are any significant changes in our product mix and pricing, our overall gross margins and profitability will be affected by the revenue and gross profit margins of each of our products.

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Results of Operations

	Years ended September 30,
	2023	2024	2024	Change
	HK$	HK$	US$	Amount (HK$)%

Revenue	$68,196,877	$74,930,388	$9,589,371	$6,733,511	9.87
Cost of sales	(12,741,130)	(14,110,240)	(1,805,787)	(1,369,110)	(10.75)
Gross profit	55,455,747	60,820,148	7,783,584	5,364,401	9.67

Operating expenses
Selling and marketing expenses	(10,411,605)	(11,797,806)	(1,509,849)	(1,386,201)	(13.31)
General and administrative expenses	(32,813,729)	(38,042,814)	(4,868,608)	(5,229,085)	(15.94)
Total operating expenses	$(43,225,334)	$(49,840,620)	$(6,378,457)	(6,615,286)	(15.30)

Income from operation	12,230,413	10,979,528	1,405,127	(1,250,885)	(10.23)

Other income / (expenses):
Interest expenses	$(825,037)	$(867,337)	$(110,999)	42,300	5.13
Interest Income	88,440	191,864	24,554	103,424	116.94
Other income	565,930	114,672	14,675	(451,258)	(79.74)
Total other expenses, net	$(170,667)	$(560,801)	(71,770)	(390,134)	228.59

Income before provision for income taxes	12,059,746	10,418,727	$1,333,357	(1,641,019)	(13.61)
Income tax expenses	(1,804,326)	(1,522,432)	(194,836)	(281,894)	(15.62)
Net income	$10,255,420	$8,896,295	$1,138,521	$1,359,125	(13.25)

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Revenue

The following table set forth the breakdown of Our Operating Subsidiary’s revenue by four main product categories for the years indicated:

	Years ended September 30,
	2023	2024	2024	Change
	HK$	HK$	US$	Amount (HK$)%
Skincare products	$32,239,652	$40,503,441	$5,183,511	$8,263,789	25.63
Haircare products	16,991,257	16,025,871	2,050,944	(965,386)	(5.68)
Cosmetic products	8,492,208	9,563,519	1,223,911	1,071,311	12.62
Other products	10,473,760	8,837,557	1,131,005	(1,636,203)	(15.62)
Total	$68,196,877	$74,930,388	$9,589,371	$6,733,511	9.87

Revenue from our skincare products mainly include facial-care products such as serums, cleansing products, face masks and toners.

Revenue from our haircare products mainly include shampoo, conditioners, hair treatment and hair masks.

Revenue from our cosmetic products mainly include the sales of primer, compact powder, eyeliner, mascara and lipsticks.

Revenue from our other products mainly include the sales of body-care products such as deodorant, makeup remover, cuticle oil as well as health supplements, laundry detergents and dishwashing detergents.

Our Operating Subsidiary’s revenue increased by HK$6,733,511 (approximately US$861,735) or 9.87% from HK$68,196,877 for the year ended September 30, 2023 to HK$74,930,388 (approximately US$9,589,371) for the year ended September 30, 2024. Such increase was primarily due to (i) the revenue contribution of approximately HK$1.5 million (approximately US$0.2 million) from our new retail store in Shatin; and (ii) the increase in sales of our skincare products by HK$8,263,789 (approximately US$1,057,575) and the increase in sales of our cosmetic products by HK$1,071,311 (approximately US$137,103), primarily attributable to the increase in our promotion activities and online and offline marketing campaigns and the increase in new products launches. Such increase was partially offset by (i) the decrease in our other products by HK$1,636,203 (approximately US$209,396); and (ii) the decrease in haircare products by HK$965,386 (approximately US$123,547).

For the year ended September 30, 2024, our Operating Subsidiary opened a new retail store in Shatin, which contributed to part of the revenue growth.

According to the F&S Report, product innovation is a critical component of the sustainable growth in the retail sales of beauty and personal care product market in Hong Kong. In order to satisfy market demand, brands must continue to introduce innovative and differentiated products, which need to keep pace with the rapid evolution of market trends. In addition, in the retail sales of beauty and personal care product market in Hong Kong, effective marketing strategies are considered a critical factor for success, as such strategies directly influence consumer perception and purchasing decisions. Companies can effectively expand their brand’s reach and exposure to drive sales development by integrating digital marketing (i.e. (“Key Opinion Leader”) KOL marketing and online advertising placement) and as well as offline promotions and campaign through a diverse array of marketing strategies.

For skincare and cosmetic products, our Operating Subsidiary is dedicated to continually developing new products for these product categories and marketing and promoting these products, given these products can serve multiple functions as compared to other products such as haircare products. In terms of product diversity, skincare and cosmetic products are much higher than those of haircare and other products. Therefore, the growth in sales of skincare and cosmetic products provide much more diverse offerings than haircare and other products which our Operating Subsidiary has been spending less effort in marketing these product categories. On the other hand, our Operating Subsidiary carried out 47 and 50 online and offline promotion activities and campaigns for our skincare products for the years ended September 30, 2023 and 2024, respectively and launched 19 and 26 new skincare products for the years ended September 30, 2023 and 2024, respectively while our Operating Subsidiary carried out 12 and 15 online and offline promotion activities and campaigns for our cosmetic products for the years ended September 30, 2023 and 2024, respectively and launched 5 and 7 new cosmetic products for the years ended September 30, 2023 and 2024, respectively.

In light of these new products launches and effective marketing strategies, we recorded an increase in both sales amounts and in the number of our skincare and cosmetic products sold (approximately 145,000 products and 233,000 products for the year ended September 30, 2023 and 2024, respectively).

There were no material fluctuations in our pricing and the average spending of our Operating Subsidiary’s products for the years ended September 30, 2023 and 2024. Management does not expect other known trends and events will have a material impact on our future results.

The decrease in sales of our haircare products and other products was mainly attributable to the decrease in our new products launches, and the reduction of promotional activities, as we shifted the focus on the sales of our new skincare products for the year ended September 30, 2024.

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Cost of sales

The following table set forth the breakdown of Our Operating Subsidiary’s cost of sales for the years indicated:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Purchases	$9,233,014	$11,342,394	$1,451,566
Package Expense	799,487	323,886	41,450
Transportation expenses	2,708,629	2,443,960	312,771
Total	$12,741,130	$14,110,240	$1,805,787

Our Operating Subsidiary’s cost of sales mainly comprised of purchases, package expenses and transportation expenses. Our Operating Subsidiary’s purchases mainly was derived from the purchase of skincare products, haircare products, cosmetic products, and other products from the OEM/ODM suppliers after carrying out the production based on our Operating Subsidiary’s requirements. Our Operating Subsidiary’s purchases represented 72.47% and 80.38% of our cost of sales for the years ended September 30, 2023 and 2024, respectively. Our cost of sales increased by HK$1,369,110 (approximately US$175,215) or 10.75% from HK$12,741,130 for the year ended September 30, 2023 to HK$14,110,240 (approximately US$1,805,787) for the year ended September 30, 2024, which was in line with our Operating Subsidiary’s revenue growth for the same year.

Gross profit

Our Operating Subsidiary’s gross profit amounted to HK$55,455,747 and HK$60,820,148 (approximately US$7,783,584) for the years ended September 30, 2023 and 2024, respectively, and such increase was in line with our revenue. Our Operating Subsidiary’s gross profit margins for the years ended September 30, 2023 and 2024 remained stable at 81.32% and 81.17%, respectively.

Selling and marketing expenses

The following table sets the breakdown of our Operating Subsidiary’s selling and marketing expenses for the years indicated:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Online marketing expenses	$9,400,884	$10,770,166	$1,378,334
Videography and photography	804,797	335,907	42,988
Other offline marketing activities and others	205,924	691,733	88,527
Total	$10,411,605	$11,797,806	$1,509,849

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Our selling and marketing expenses mainly represented our advertising and marketing expenses for (i) the advertisements through Facebook and Small Red Book and procurement of the SEO-search engine and online media search services; (ii) the production of the videos and photos related to the advertisements; and (iii) the offline advertisements in public transport, magazines and shopping malls. For the year ended September 30, 2024, the increase in our selling and marketing expense by HK$1,386,201 (approximately US$177,402) or 13.31%, from HK$10,411,605 for the year ended September 30, 2023 to HK$11,797,806 (approximately US$1,509,849) for the year ended September 30, 2024 was primarily due to the increase in the advertisements through Facebook and other online media, platform and search engine to increase the awareness of our brands to our local consumers to generate more sales.

General and administrative expenses

The following table set forth the breakdown of our Operating Subsidiary’s general and administrative expenses for the years indicated:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Salaries and other staff costs (1)	$17,995,840	$17,858,552	$2,285,485
Depreciation	8,191,406	8,183,493	1,047,299
Legal & Professional	3,153,383	6,107,582	781,630
Rent and rates and building management fee	1,030,428	1,989,730	254,639
Repair & Maintenance	303,681	1,227,996	157,155
Office expenses (2)	1,450,543	1,982,306	249,987
Local travelling	248,997	432,627	55,366
Others (3)	439,451	260,528	37,047
Total	$32,813,729	$38,042,814	$4,868,608

(1) The salaries and staff costs included the director’s remuneration, directors’ quarter, the salaries of staff and mandatory provident fund.

(2) The office expenses mainly included office items expenses, consumable expenses, cleaning expenses, insurance expenses, utilities expenses, business registration fees, telephone fees and postage expenses, etc.

(3) Others mainly included auditor remuneration, staff welfare, staff messing, entertainment expenses, motor vehicle expenses, bank charges and sundry expenses etc.

Our Operating Subsidiary’s general and administrative expenses increased by HK$5,229,085 (approximately US$669,203) or 15.94%, from HK$32,813,729 for the year ended September 30, 2023 to HK$38,042,814 (approximately US$4,868,608) for the year ended September 30, 2024, primarily due to (i) the increase in legal and professional fees, primarily due to expenses related to the internal accounting upgrade and business development advisory for overseas market opportunities; and (ii) the increases in office expenses for our new office, rent and rates for our new office, repairs and maintenance expenses for existing retail stores and the local travelling expenses as a result of our business growth.

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Interest expenses, net

Our Operating Subsidiary’s interest expenses, net represented the amount of interest expenses from the bank loans and the finance lease charges of the motor vehicles, which were partially offset by bank interest income. This amount decreased by HK$61,124 (approximately US$7,822) or 8.30%, from HK$736,597 for the year ended September 30, 2023 to HK$675,473 (approximately US$86,445) for the year ended September 30, 2024, primarily attributable to the increase the bank interest income for the year as a result of higher interest rate, and such increase led to a decrease in interest expenses, net.

Other income

Our Operating Subsidiary’s other income decreased by HK$451,258 (approximately US$57,751) or 79.74%, from HK$565,930 for the year ended September 30, 2023 to HK$114,672 (approximately US$14,675) for the year ended September 30, 2024, primarily attributable to the decrease in the gain on disposal of the property, plant and equipment for the year ended September 30, 2024.

Income tax expenses

Our Operating Subsidiary’s income tax expenses amounted to HK$1,804,326 and HK$1,522,432 (approximately US$194,836) for the years ended September 30, 2023 and 2024, respectively. Such decrease in our income tax expenses was mainly attributable to the increase in deferred tax assets stemming from timing differences in depreciation rates of the leasehold improvements.

Net income

As a result of the foregoing, our net income decreased by HK$1,359,125 (approximately US$173,937) or 13.25%, from HK$10,255,420 for the year ended September 30, 2023 to HK$8,896,295 (approximately US$1,138,521) for the year ended September 30, 2024.

Liquidity and Capital Resources

	As of September 30,
	2023	2024	2024
	HK$	HK$	US$

Current assets
Cash	$18,974,339	$16,964,489	$2,183,383
Inventories	5,274,293	5,037,965	648,402
Other current assets	1,135,927	3,728,625	479,885
Total current assets	$25,384,559	$25,731,079	$3,311,670

Current liabilities
Other payables	$1,594,209	$3,470,381	$446,649
Due to a related party	1,417,601	—	—
Bank borrowings	5,904,626	12,267,161	1,578,822
Finance lease liabilities	569,776	202,350	26,043
Operating lease liabilities	6,022,216	4,030,908	518,790
Tax payable	12,806,621	2,296,963	295,626
Total current liabilities	$28,315,049	$22,267,763	$2,865,930

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Cash

Our Operating Subsidiary’s cash were generated from our operation. Our cash decreased by HK$2,009,850 (approximately US$258,675) or 10.59% from HK$18,974,339 as of September 30, 2023 to HK$16,964,489 (approximately US$2,183,383) as of September 30, 2024. Such decrease was primarily due to the settlement of our operating expenses, such as lease payments for our retail shops and offices and tax payments.

Our directors are of the view that we have sufficient cash to operate our business for at least twelve months from the date of this prospectus. Our shareholders may review and monitor our cash level from time to time and they may consider suitable equity financing or debt financing to support our business operation.

Inventories, net

Our Operating Subsidiary’s inventories mainly represented finished goods. Our inventories decreased by approximately HK$236,328 (approximately US$30,416) or 4.48% from HK$5,274,293 as of September 30, 2023 to HK$5,037,965 (approximately US$648,402) as of September 30, 2024. Such decrease in inventories was mainly attributable to the unsold high-value inventory items as of September 30, 2023 and those items were sold during the year ended September 30, 2024.

Other current assets (current portion)

Our Operating Subsidiary’s current portion of other current assets mainly represented the rental deposits, deposits for information system and a motor vehicle and utilities deposits. Such balance increased by HK$2,592,698 (approximately US$331,806) or 228.2% from HK$1,135,927 as of September 30, 2023 to HK$3,728,625 (approximately US$479,885) as of September 30, 2024, primarily due to the increases in our current portion of rental deposits for our retail shops over the lease term and the rental deposits for the new retail store in Shatin, the deposits for our ERP system for our office in Kwun Tong and the deposits for acquiring a motor vehicle for the business development.

Other payables

Our Operating Subsidiary’s other payables mainly represented accrued salaries and pension costs, accrued consultancy fee and accrued accounting fees. Our other payables increased by HK$1,876,172 (approximately US$241,470) or 117.69% from HK$1,594,209 as of September 30, 2023 to HK$3,470,381 (approximately US$446,649) as of September 30, 2024, mainly due to the increase in the consultancy fee of HK$1,800,000 for business development advisory services for overseas market opportunities.

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Due to related party

Our Operating Subsidiary’s due to a related party mainly represented expenses paid by Areukesien SPA Limited, a related company of our Company on behalf of our Company as of September 30, 2023. Such balance was non-trade nature, unsecured, interest-free and repayable on demand and it has been settled during the year ended September 30, 2024.

Bank borrowings

Components of bank borrowings are as follows as of September 30:

	Note	Interest rate	2023	2024	2024
			HK$	HK$	US$
Bank of China (Hong Kong) – Loan 1	(1)	3.625%	-	9,000,000	1,158,328
Bank of China (Hong Kong) – Loan 2	(2)	5.000%	5,904,626	3,267,161	420,494
Total			5,904,626	12,267,161	1,578,822

(1) On November 29, 2023, our Operating Subsidiary borrowed HK$9,000,000 (approximately US$1,158,328) as working capital for 120 months at an annual interest rate of 3.625% under the loan agreement with Bank of China (Hong Kong). The loan was secured by personal guarantees from the directors of our Operating Subsidiary and under the SME Financing Guarantee Scheme guaranteed by The HKMC Insurance Limited. The outstanding balance of the bank loan is classified as current liability as the bank has sole discretion to request a full redemption at any time.

(2) On November 29, 2022, our Operating Subsidiary borrowed HK$8,000,000 (approximately US$1,029,625) as working capital for 36 months at an annual interest rate of 5% under the loan agreement with Bank of China (Hong Kong). The loan was secured by personal guarantees from the directors of our Operating Subsidiary and under the SME Financing Guarantee Scheme guaranteed by The HKMC Insurance Limited. The outstanding balance of the bank loan is classified as current liability as the bank has sole discretion to request a full redemption at any time.

Interest expenses pertaining to the above bank borrowings for the years ended September 30, 2024 and 2023 amounted to HK$503,145 (approximately US$64,391) and HK$311,146 (approximately US$39,717), respectively.

As of the date of this report, a total of HK$2,637,465 (approximately US$339,450) of the bank borrowings as of September 30, 2024 has been repaid.

The outstanding balance of above bank borrowings are classified as current liabilities as the banks have sole discretion to request a full redemption at any time.

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Our Operating Subsidiary’s bank borrowings increased by HK$6,362,535 (approximately US$818,878) or 107.76%, from HK$5,904,626 as of September 30, 2023 to HK$12,267,161 (approximately US$1,578,822) as of September 30, 2024, mainly attributable to the increase in the bank loans to support our operations and working capital. The increase in our bank borrowings was mainly attributable to the proceeds of our new bank loans of HK$9,000,000 (approximately US$1,151,794) on aggregate financed during the year ended September 30, 2024, which was partially offset by the repayment of our certain bank loans on aggregate of HK$2,637,465 (approximately US$337,535).

These bank loans are subject to annual interest rates determined by the bank, which currently range from 3.625% to 5.00%. These loan agreements include a clause that allow for repayment on demand, hence, all bank borrowings are reclassified as current liabilities.

Interest related to the bank loans and finance lease charges was HK$825,037 and HK$867,337 (approximately US$110,999) for the years ended September 30, 2023 and 2024, respectively.

Finance lease liabilities (current portion)

Our Operating subsidiary’s current finance lease primarily represents our obligation to make lease payments for the purchase of motor vehicles. Our finance lease liabilities decreased by approximately HK$367,426 (approximately US$47,289) or 64.49% from HK$569,776 as of September 30, 2023 to HK$202,350 (approximately US$26,043) as of September 30, 2024, mainly due to the amortization of the finance lease for a motor vehicle by paying installments during the year ended September 30, 2024.

Operating lease liabilities (current portion)

Our Operating Subsidiary’s current operating lease liabilities mainly represented our obligation to make lease payments arising from the leases for our retail stores and office. Our current operating lease liabilities decreased by approximately HK$1,991,308 (approximately US$254,842) or 33.07% from HK$6,022,216 as of September 30, 2023 to HK$4,030,908 (approximately US$518,790) as of September 30, 2024, mainly due to the settlement of the rentals for our retail stores and our office over the lease term during the year ended September 30, 2024.

Tax payable

Our tax payable decreased by approximately HK$10,509,658 (approximately US$1,352,629) from HK$12,806,621 as of September 30, 2023 to approximately HK$2,296,963 (approximately US$295,626) for the year ended September 30, 2024. The decrease was mainly attributable to the settlement of the tax payments with Inland Revenue Department of the Hong Kong SAR Government for the year ended September 30, 2024.

Non-current Assets

Property, plant and equipment

Our property, plant and equipment primarily consisted of leasehold improvement, office furniture and equipment and motor vehicle. Our property, plant and equipment decreased by HK$1,348,868 (approximately US$173,604) or 26.49% from HK$5,092,201 as of September 30, 2023 to HK$3,743,333 (approximately US$481,779) as of September 30, 2024. Such decrease was primarily due to the depreciation for our property, plant and equipment for the year ended September 30, 2024, which was partially offset by the addition of a motor vehicle and the leasehold improvements of our retail shop in Shatin in May 2024.

Right-of-use assets, net

Our right-of-use assets primarily consisted of the right to use our leases of retail stores and office during the least term. Our right-of-use assets decreased by HK$5,616,904 (approximately US$722,915) or 52.44% from HK$10,712,031 as of September 30, 2023 to HK$5,095,127 (approximately US$655,759) as of September 30, 2024, primarily to the amortization of the leases of our office and retail stores over the lease term during the year ended September 30, 2024.

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Cash Flows

Our use of cash is primarily related to operating activities, capital expenditure, advances to shareholders, repayment of bank borrowings and payment of offering costs. We have historically financed our operations primarily through our cash flows generated from our operating activities, drawing of new bank borrowings, refundable deposit and other private placement. The following table sets forth a summary of our cash flows information for the years indicated:

	Years ended September 30,
	2023	2024	2024
	HK$	HK$	US$

Net cash generated from operating activities	10,388,937	1,025,976	131,299
Net cash used in investing activities	(3,035,946)	(790,889)	(101,216)
Net cash used in financing activities	(2,671,904)	(2,244,937)	(287,299)
Effect of exchange rate changes on cash held in foreign currencies	-	-	17,668
Net change in cash	4,681,087	(2,009,850)	(239,548)
Cash at beginning of the year	14,293,252	18,974,339	2,422,931
Cash at the end of the year	18,974,339	16,964,489	2,183,383

Operating activities

Our cash inflow from operating activities was principally from the receipt of revenue. Our cash outflow used in operating activities was principally for payment of staff costs, purchases of goods, rental expenses, director’s remuneration of our Company, the payment of tax and other operating expenses.

For the year ended September 30, 2024, we had net cash generated operating activities of HK$1,025,976, (approximately US$131,299), mainly arising from net income of HK$8,896,295 (approximately US$1,138,521) mainly adjusted for (i) the depreciation of property, plant and equipment of HK$2,254,429 (approximately US$288,515); (ii) the amortization of right-of-use-assets of HK$5,929,064 (approximately US$758,784), which were partially offset by (i) the deferred income taxes of HK$286,226 (approximately US$36,630); and (ii) gain on disposal of property, plant and equipment of HK$114,671 (approximately US$14,676). Changes in operating assets and liabilities consisted of (i) the increase in other current assets of HK$1,157,591 (approximately US$148,145); (ii) the payment of lease liabilities of HK$6,098,165 (approximately US$780,425); and (iii) the decrease in tax payables of HK$10,509,658 (approximately US$1,344,995), which were partially offset by (i) the increase in other payables of approximately HK$1,876,172 (approximately US$240,107); and (ii) the decrease in inventories of HK$236,328 (approximately US$30,245).

For the year ended September 30, 2023, we had net cash generated from operating activities of HK$10,388,937, mainly arising from net income of HK$10,255,420 mainly adjusted for (i) the depreciation of property, plant and equipment of HK$1,992,306; (ii) the amortization of right-of-use-assets of HK$6,199,100; which were partially offset by (i) the deferred income taxes of HK$126,412; and (ii) the gain on disposal of property, plant and equipment of HK$529,931. Changes in operating assets and liabilities consisted of (i) the increase in inventories of HK$2,680,309; (ii) the increase in other current assets of HK$1,514,865; and (iii) the payment of lease liabilities of HK$5,785,522, which were partially offset by (i) the increase in other payables of HK$813,412; and (ii) the increase in tax payable of HK$1,765,738.

Investing activities

Our cash flows used in investing activities was principally for our capital expenditures including the purchase of property, plant and equipment, while our cash flows generated from investing activities was proceeds from the disposal of property, plant and equipment.

For the year ended September 30, 2024, we recorded net cash used in investing activities of HK$790,889 (approximately US$101,216), primarily due to the purchase of motor vehicles and leasehold improvements of HK$1,210,889 (approximately US$154,966, which was partially offset by the proceeds on disposal of property, plant and equipment of HK$420,000 (approximately US$53,750).

For the year ended September 30, 2023, we recorded net cash used in investing activities of HK$3,035,946, primarily due to the purchase of motor vehicles, office furniture and equipment and leasehold improvements of HK$3,645,946; which was partially offset by the proceeds on disposal of property, plant and equipment of HK$610,000.

Financing activities

Our cash flows used in financing activities was principally for the payment of lease liabilities and associated interests and repayment of bank loans and the interests. Our cash flows generated from financing activities was principally for the proceeds of the bank loans.

For the year ended September 30, 2024, we had net cash used in financing activities of HK$2,244,937 (approximately US$287,299), primarily attributable to (i) the proceeds from new bank loans of HK$9,000,000 (approximately US$1,151,794); and (ii) the proceeds from new finance leases of HK$850,000 (approximately US$108,781), which were partially offset by (i) the repayment of bank loans of HK$2,637,465 (approximately US$337,535); (ii) the repayment of financing lease liabilities of HK$712,656 (approximately US$91,204); (iii) the settlement of the due to a related party of HK$1,417,601 (approximately US$181,420); and (iv) the payment of dividend of HK$7,327,215 (approximately US$937,715) to the shareholders.

For the year ended September 30, 2023, we had net cash used in financing activities of HK$2,671,904, primarily attributable to (i) the proceeds from new bank loans of HK$8,000,000, which were partially offset by (i) the repayment of bank loans of HK$2,095,374; (ii) the repayment of financing lease liabilities of HK$323,524; (iii) the settlement of the due to a related party of HK$253,006; and (iv) the payment of dividend of HK$8,000,000 to the shareholders.

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Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our combined financial statements and other disclosures included in this prospectus.

Revenue Recognition

Our Company adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on October 1, 2022. Accordingly, the financial statements for the years ended September 30, 2024 and 2023 are presented under ASC 606. Under ASC 606, revenue is recognized when control of promised goods or services is transferred to the Company’s customers in an amount of consideration to which an entity expects to be entitled to in exchange for those goods or services.

Our Company recognizes revenue at a point in time when the control of products have been transferred to customers. The transfer of control is considered complete when products have been picked up or accepted by customers. In the normal course of business, the Company’s products are sold with no right of return unless the item is defective.

For the years ended September 30, 2024 and 2023, our Company’s revenues were primarily derived from sales of products through their online shop and offline sales channels mainly their retail stores. The product categories including (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products.

Revenue from sales of products through online shop

Our Company generates revenue from the sale of (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products to customers through their online shop. Our company hosts and manages an online shop to display its best-selling products and latest marketing and promotional initiatives on its home page. The company regularly updates its online shop to keep customers updated about its product offerings.

Revenue from sales of products through offline

For the years ended September 30, 2024 and 2023, our company generates revenue from operating retail stores in prime shopping areas in Hong Kong, including Causeway Bay, Tsim Sha Tsui, Mong Kok, Tuen Mun, Yuen Long and Shatin by selling the (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products.

The summary of our Company’s total revenues by online and retailing sales for the years ended September 30, 2024 and 2023 was as follows:

	2023	2024	2024
	HK$	HK$	US$
Online Sales	35,563,243	37,155,324	4,755,029
Retailing Sales	32,633,634	37,775,064	4,834,342
Total	68,196,877	74,930,388	9,589,371

The summary of our Company’s total revenues by product categories for the years ended September 30, 2024 and 2023 was as follows:

	2023	2024	2024
	HK$	HK$	US$
Skincare	32,239,652	40,503,441	5,183,511
Hair Care	16,991,257	16,025,871	2,050,944
Cosmetics	8,492,208	9,563,519	1,223,911
Others	10,473,760	8,837,557	1,131,005
Total	68,196,877	74,930,388	9,589,371

The skincare products mainly include the facial-care products such as serums, cleansing products, face masks and toners.

The haircare products mainly include shampoo, conditioners, hair treatment and hair masks.

The cosmetic products mainly include the sales of primer, compact powder, eyeliner, mascara and lipsticks.

Other products mainly include the sales of body-care products such as deodorant, makeup remover, cuticle oil as well as health supplements, laundry detergents and dishwashing detergents.

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Inventories

Inventories primarily consist of finished goods. which are stated at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out method and includes all costs to acquire and other costs to bring the inventories to their present location and condition. Our Company takes ownership, risks, and rewards of the products purchased.

Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, and other factors. Our Company continuously evaluates the recoverability of our Company’s inventories, and inventory provisions are recorded in the statements of operations. Our Company did not record write-down of potentially obsolete inventories or lower cost or market adjustment for the years ended September 30, 2023 and 2024.

Finance lease

A lease is classified as a finance lease if it meets any of the following criteria at lease commencement:

1.	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term
2.	The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.
3.	The lease term is for the major part of the remaining economic life of the underlying asset. However, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion shall not be used for purposes of classifying the lease.
4.	The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.
5.	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Finance leases are recorded as both an asset and a liability at the lower of the fair value of the asset and the present value of the minimum lease payments at the commencement of the lease term. Finance lease payments are apportioned between the finance charge and the reduction of the outstanding liability.

Operating leases

Our Group determines whether an arrangement is or contains a lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Group are currently classified as operating leases. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, current, and operating lease liability, non-current in the Group’s balance sheets. Please refer to Note 6 for the disclosures regarding the Group’s method of adoption of ASC 842 and the impacts of adoption on its financial position, results of operations and cash flows.

ROU assets represent our Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The operating lease ROU assets and lease liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As most of the Group’s leases do not provide an implicit rate, our Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The operating lease ROU assets also includes any lease payments made and excludes lease incentives. Our Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liabilities when it is reasonably certain that the Group will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, our Group has elected not to recognize a lease liability or ROU asset on its balance sheets. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its statements of operations and cash flows. Our Group has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

Our Group reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. Our Group has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

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For operating leases with a term of one year or less, our Company has elected not to recognize a lease liability or ROU asset on its balance sheets. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its statements of operations and cash flows. Our Company has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

Our Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. Our Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. Our Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Related Party Transaction and Balances

See “Related Party Transactions” on page 119.

Off-balance Sheet Arrangements

Our Company has no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Commitments and Contingencies

Lease Commitments

As of September 30, 2024, there is no operating lease commitments that are short-term lease commitments, nor leases that not have not yet commenced but that created significant rights and obligations for the Group, which are not included in right-of-use assets and lease liabilities.

Non-cancellable operating leases

The following table sets forth our contractual obligations as of September 30, 2024:

Lease Commitment
HK$
Within 1 year	538,089
1-2 years	239,921
Total	778,010

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matters will have a material adverse effect on its financial position, cash flows or results of operations on an individual basis or in the aggregate. As of September 30, 2024, and 2023, the Company is not a party to any material legal or administrative proceedings,

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Quantitative and Qualitative Disclosure About Market Risk

Foreign Exchange Risk

The Company’s operating activities are transacted in Hong Kong. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Company considers the foreign exchange risk in relation to transactions denominated in US$ with respect to HK$ is not significant as HK$ is pegged to US$.

Concentration and credit risk

Financial instruments that potentially subject our Company to the concentration of credit risks consist of cash and accounts receivable. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. Our Company deposits its cash with financial institutions located in Hong Kong. As of September 30, 2024, and 2023, HK$16,964,489 (approximately US$2,183,383) and HK$18,974,339 were deposited with financial institutions located in Hong Kong. The Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of HK$800,000 (approximately US$102,382). Otherwise, these balances are not covered by insurance. Our Company believes that no significant credit risk exists as these financial institutions have high credit quality and our Company has not incurred any losses related to such deposits.

Given that our Company regularly evaluates its customers’ financial standing and typically does not require collateral for transactions, the credit risk associated with accounts receivable remains low. Moreover, the Company establishes provisions for potential credit losses based on comprehensive assessments of specific customer risks and available information. These allowances, as indicated in financial records, have been deemed immaterial over the reported periods. Management affirms that our Company’s operational protocols for contract approval, billing procedures, and debt recovery strategies are robust and effective in minimizing substantial credit risk exposure. Additionally, our Company’s practice of requesting progress payments for ongoing contracts ensures a steady cash flow. With a stringent oversight mechanism in place for monitoring outstanding receivables and a regular review process for overdue balances conducted by the Board of Directors, our Company maintains a proactive stance in managing and mitigating credit risks associated with its accounts receivable, despite its primary focus on retail sales where accounts receivable are considered not significant.

For the years ended September 30, 2024 and 2023, all of our Company’s assets were located in Hong Kong and all of our Company’s revenue were derived from Hong Kong. Our Company does not have a concentration of its revenue and accounts receivable with specific customers.

Our Company’s business model in retail selling is characterized by a diversified customer base without any single predominant client. This distribution of sales across numerous customers helps to mitigate dependency on any one particular buyer, reducing the risk associated with relying heavily on a sole source of revenue.

Furthermore, the company’s sales data reflects this diversified customer base. The total sales attributed to the top 10 customers combined do not represent a significant portion of the company’s overall sales revenue. Specifically, the sales generated from these top 10 customers collectively account for less than 2% of the company’s total sales volume.

This dispersion of sales across multiple customers underscores the company’s resilience to fluctuations or potential issues that could arise from relying on a small number of major clients. By not being heavily reliant on a few key customers, the company can better withstand individual customer-related challenges and maintain a more stable revenue stream. This diversified approach to customer distribution helps to safeguard the company’s financial stability and reduces the impact of any potential fluctuations in the purchasing behavior of specific clients.

Major Suppliers

For the year ended September 30, 2023, four suppliers accounted for 26.47%, 15.59% and 11.89% and 10.58% of our total purchases, respectively. For the year ended September 30, 2024, three suppliers accounted for 20.52%, 10.65% and 10.00% of our total purchases, respectively.

Major Customers

For the years ended September 30, 2023 and 2024, there was no single customer who accounted for 10% or more of our Company’s revenue.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of our Company’s financial instruments will fluctuate because of changes in market interest rates.

Our Company is exposed to interest rate risk primarily relates to the variable-rate bank borrowings and is mainly concentrated on the fluctuation of Hong Kong Prime Rate and HIBOR arising from our Company’s bank borrowings. Our Company has not used any derivative instruments to mitigate its exposure associated with interest rate risk. However, the management monitors interest rate exposure and will consider other necessary actions when significant interest rate exposure is anticipated.

Our Company is also exposed to cash flow interest rate risk related to bank balances and cash held at financial institutions carried at the prevailing market rates and variable-rate bank borrowings.

Economic and political risk

Our Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence our Company’s business, financial condition, and results of operations.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements in the section headed “Note 2 - Summary of Significant Accounting Policies” contained in Note 2 to the combined financial statements.

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INDUSTRY OVERVIEW

All the information and data presented in this section have been derived from Frost & Sullivan Limited (“Frost & Sullivan”)’s industry report commissioned by us entitled “Hong Kong Retail Sales of Beauty and Personal Care Product Market Study” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF RETAIL SALES OF BEAUTY AND PERSONAL CARE PRODUCT IN HONG KONG

Definition

Beauty and personal care products, also known as cosmetics and personal care products, are substances, preparations, or items designed to be applied to the human body for cleansing, beautifying, promoting attractiveness, or altering appearance. These products are formulated to enhance or maintain various aspects of personal hygiene, skin health, and aesthetic appeal.

Beauty and personal care products encompass a diverse array of items, including but not limited to skincare treatments, haircare products, makeup, deodorant and personal hygiene essentials. These products also come in various forms such as creams, lotions, powders, sprays, oils, gels, and solid items like lipsticks or compacts, and are intended for application on different parts of the body, particularly the skin, hair, nails, and teeth. Some beauty and personal care retailers also carry complimentary household cleaning essentials to provide a comprehensive shopping experience for their customers.

The Hong Kong retail sales of beauty and personal care product market encompasses the digital commerce ecosystem dedicated to the sale and distribution of beauty and personal care products through internet-based platforms to consumers within Hong Kong’s geographical boundaries.

The Hong Kong offline retail sales of beauty and personal care product market encompasses the traditional brick-and-mortar retail ecosystem dedicated to the sale and distribution of beauty and personal care products through physical stores within Hong Kong’s geographical boundaries. It includes department stores, specialty cosmetics shops, drugstores, beauty chain stores, supermarkets, and independent retailers that maintain physical premises where customers can personally examine, test, and purchase products while receiving face-to-face customer service and professional beauty advice.

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Definition and Classification

Classification by Product Types

Skincare

•Maintain and improve skin health and appearance

Cetaphil

Makeup

•Enhance or alter facial features and appearance

Haircare

• Cleaning, conditioning, and styling hair

Fragrance

•Designed to provide a pleasant odor, including perfumes, colognes, and body sprays.

SCANDAL

Personal hygiene

•Maintaining cleanliness and preventing disease spread.

Household Essentials

•Complementary cleaning products such as laundry detergent and dishwashing liquid often carried by beauty retailers

Source: The Frost & Sullivan Report

Value Chain

The upstream comprises the raw material suppliers, which are divided into two categories: 1) production materials, which include oily materials such as oils, fats, wax esters and ester oils, surfactants, moisturizers, thickeners, film-formers, and polymers, as well as coloring agents, vitamins, pharmaceuticals, botanical extracts, and fragrances, and 2) packaging materials, which include plastic bottles, tubes, glasses, metal wrappings, and cartons. Currently, the majority of the basic materials used in the production of skin care and cosmetic products in Hong Kong are imported.

In the manufacturing sector, there are generally three models, 1) OBM: the brand company produces its own products to protect the formula and production quality. This requires high R&D capability and financial strength, and only a few cosmetic giants (e.g. Procter & Gamble, L’Oréal, Estee Lauder, Shiseido, etc.) are able to adopt this model at present. 2) OEM: Factories purchase materials and produce products according to the requirements of the brand companies and 3) ODM: Factories provide formulation development, packaging design and production services. In 2023, most products and brands in Hong Kong adopt the OEM and ODM modes.

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In the midstream, the Hong Kong market can be classified into two primary categories, international brands and local brands. These brands sell their products through direct sales and distribution. The direct sales model ensures that brands maintain a strong connection with their end consumers. In Hong Kong, there are numerous distributors who have experience in distributing a variety of brands, and the distribution model is instrumental in enabling brands to expand their market coverage and channel presence.

In the downstream, brands normally establish their own brand specialty stores or counters in department stores. However, in recent years, major brands have implemented e-commerce platforms, such as official websites and social media platforms, to attain comprehensive online and offline coverage.

Source: The Frost & Sullivan Report

Value of Retail Sales

The retail industry has always been a crucial sector in Hong Kong, contributing more than 3% to the overall GDP in the past five years. The geographical edge and friendly governmental policies have constantly attracted quality international brand to enter the city each year. According to the Census and Statistics Department, the value of retail sales in Hong Kong has decreased from HK$ 485.2 billion in 2018 to HK$406.6 billion in 2023, representing a CAGR of -3.5%. The overall decline is primarily attributable to the drop in incoming tourists, COVID-19 outbreak during the period, and the anti-corruption policies in the PRC leading to a diminishing of gifting culture. Due to the unstable political environment in Hong Kong, the value of retail sales recorded a decrease in 2019.

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Going forward, the retail sector in Hong Kong is expected to be spurred by a resurgence in tourism and consumer spending following the reopening of borders with the PRC. The luxury, clothing, and cosmetics sectors would see robust growth, fueled by both returning tourists and local shoppers. The retail sales in Hong Kong is forecasted to attain HK$417.7 billion in 2028, representing a CAGR of 2.7% from 2024 to 2028.

The online retail sales in Hong Kong has surged drastically from HK$18.0 billion in 2018 to HK$32.5 billion in 2023, representing a CAGR of approximately 12.6%. The percentage of online retail sales to the total retail sales has risen from 3.7% to 8.0% during 2018 to 2023. A rapid growth compared to the value of total retail sales has been fueled by the growing consumer preference towards online shopping, increasing penetration of internet for commercial purpose, increasing mobile phone and household broadband penetration rates, increasing adoption of digital sales channel by the suppliers, coupled with the impact of the outbreak of COVID-19, where more consumers are enticed to shift their shopping habits online. These factors have collectively propelled the retail e-commerce industry as a whole. Going forward, the forecasted online retail sales is envisaged to reach HK$39.8 billion in 2028, representing a CAGR of approximately 8.3%, while the percentage of online retail sales to the total retail sales is expected to increase from 7.7% to 9.5% during the period of 2024 to 2028.

The offline retail sales in Hong Kong has declined from HK$467.2 billion in 2018 to HK$406.6 billion in 2019 and subsequently HK$305.9 billion in 2020, recording a year-on-year decline of 13.0% and 24.8% respectively, which is imputed to the impact of social disturbances which led to reduced tourist arrivals and contracted consumer spending, along with the outbreak of the COVID 19 and resulting anti-epidemic measures brought inbound tourism to a standstill and disrupted consumption-related activities. With a view to stimulating local consumption, the Financial Secretary has issued an electronic consumption vouchers program with an aggregated value of HK$36.0 billion, benefitting around 7.2 million people. On June 18 2021, the Hong Kong Government announced the launch of “Consumption Voucher Scheme” to each eligible Hong Kong permanent resident and new arrival aged 18 or above, which is open for registration from July to August and the $5,000 will be disbursed in up to three installments to each. The vouchers shall be used at local retail, catering and service outlets or their online platforms through stored value facilities. The offline retail sales in Hong Kong rebounded in 2021 and 2022 accordingly. With the re-opening of the border, the growth of retail sales in Hong Kong would turn positive and the value of retail sales in Hong Kong would rebound in the following years and attain HK$377.9 billion in 2028, representing a CAGR of approximately 2.2% during the period of 2024 to 2028.

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Source: The Frost & Sullivan Report

Retail Sales of Beauty and Personal Care Products

The online retail sales of beauty and personal care product has attained HK$2,716.9 million in 2023, representing a CAGR of 13.6% from 2018 to 2023, owing to the emergence of both direct-to-consumer and marketplace platforms selling related products in the early 2010s. It is expected to reach HK$3,419.8 million in 2028, representing a CAGR of 8.9% during 2024 to 2028. The growth rate of beauty and personal care product market is expected to slightly outperform the e-commerce market as a whole, which is attributed to (i) the establishment of e-commerce platform of the market participants of the beauty and personal care product market has been comparatively recent; and (ii) the adoption of OMO business model in the beauty and personal care product sector has fostered a one-stop shopping experience for consumers, which contributes to an increased customer confidence and loyalty in purchasing beauty and personal care product with sophisticated specifications; and (iii) owing to growing health consciousness and rising popularity of emerging beauty brands, favoring its long-term development. The penetration rate of online beauty and personal care product retail sales in the overall beauty and personal care product retail sales is expected to rise from 10.4% in 2024 to 11.4% in 2028.

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The offline retail sales of beauty and personal care products in Hong Kong decreased from HK$33,232.1 million in 2018 to HK$19,420.6 million in 2023, at a CAGR of -10.2%. The decline in 2019 and 2020 was attributed to the drop in number of visitors and COVID-19 outbreak that the offline retail stores were closed, which led to the downturn of offline retail sales in Hong Kong. With the reopening of the border and the resumption of tourism, the offline retail sales of beauty and personal care product in Hong Kong increased from HK$13,059.2 million in 2022 to HK$19,420.6 million in 2023. In line with the overall retail sales market, the outlook of the offline retail sales of beauty and personal care product in Hong Kong remains positive and is expected to reach HK$26,570.0 million in 2028, representing a CAGR of 6.0% from 2024 to 2028.

Retail sales in Hong Kong is influenced by cultural events and economic conditions and the retail sales of beauty and personal care products is not an exception. Key seasonal peaks occur during major holidays such as Chinese New Year, which drives significant spending on gifts and food, and the Mid-Autumn Festival. Summer months often feature promotional sales in fashion and electronics, while the back-to-school season in late summer boosts sales of stationery and clothing. Additionally, the Christmas and New Year period sees increased retail activity. On the other hand, factors like tourism, consumer confidence, and cultural events also impact these seasonal trends.

Source: The Frost & Sullivan Report

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Market Drivers and Trends of Hong Kong E-commerce Industry

Growing consumer inclination towards online shopping: In recent years, driven by faster internet speeds and advancements in information infrastructure, consumers have become more digitally savvy, increasingly relying on personal electronic devices for their online shopping experiences and using digital wallets for payments. The COVID-19 pandemic further accelerated this trend, as consumers sought to minimize unnecessary social interactions, leading to a significant shift towards online purchases, especially for groceries and personal hygiene products. In Hong Kong, key factors such as value for money, a convenient shopping experience, and brand credibility are crucial for consumers. As e-commerce platforms continue to improve, they will adequately meet customer demands, thereby encouraging a growing preference for online shopping in the years ahead.

Rise of local online retail platforms: Compared to foreign and mainland Chinese e-commerce platforms that lack a local presence in Hong Kong, which have longer histories, larger scales, and superior service offerings, these platforms have nonetheless influenced consumer behavior towards online shopping. However, foreign marketplaces may struggle to meet the needs of local consumers due to their limited brand selection and less responsive logistics and customer service. In contrast, local platforms are tailored to the preferences of Hong Kong residents, offering comprehensive logistics support, reliable authorized dealer products, and a broad range of options. As a result, their emergence can draw more local shoppers online and contribute to market growth.

Enhancement of delivery and fulfillment systems: The high costs and complexities of managing the supply chain for delivery and fulfillment have historically hindered e-commerce development in Hong Kong, as our logistics model has evolved to accommodate the shift from offline to online retail. However, with ongoing technological advancements and improvements in business hardware, along with real-time delivery tracking systems, both logistics providers and customers can access live driver locations, enhancing the web tracking experience. Specifically, the last-mile delivery system can provide estimated arrival times and real-time routing, boosting delivery efficiency. As a result, the e-commerce industry’s delivery efficiency has significantly improved, and operational costs have decreased. This enhances unit economics and enables businesses to offer lower delivery fees to attract more customers.

Improvements in online payment systems: Concerns about online payment have contributed to Hong Kong consumers’ relative resistance to e-commerce. However, advancements in technology and cybersecurity have enhanced consumer confidence in online payments. Additionally, the rise of third-party payment companies providing various payment solutions and escrow services has improved customer satisfaction throughout the online shopping experience.

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Competitive advantages over international e-commerce platforms: Consumers generally have higher expectations when selecting beauty and personal care products compared to everyday goods, due to the increased complexity in ingredients, safety concerns, and variations in quality assurance across regions. Hong Kong stands out as a preferred shopping destination for beauty and personal care products, thanks to its established and reputable quality assurance and industry practice. Purchasing beauty and personal care products in Hong Kong offers several advantages, including a wide range of local and international brands, high-quality and authenticity due to strict regulations, and access to exclusive items. Consumers benefit from knowledgeable staff who provide personalized advice, as well as a convenient shopping environment supported by a robust retail infrastructure and online options. Frequent promotions and discounts enhance affordability, while the strong influence of Asian beauty trends allows shoppers to access cutting-edge products and techniques. These factors collectively establish Hong Kong as a premier destination for beauty and personal care product purchases. These factors contribute to the growing demand for e-commerce in Hong Kong’s beauty and personal care products.

Market Drivers and Trends of Hong Kong Retail Sales of Beauty and Personal Care Product Industry

Growing Health Consciousness : As incomes rise among residents in Hong Kong, there is a growing pursuit of higher living standards, leading to increased focus on health care. However, the demands of busy, fast-paced lifestyles have negatively impacted overall well-being, leaving many individuals in less than optimal health. In response to the desire for improved living conditions and better health, people in Hong Kong are increasingly aware of personal health issues and are turning to personal care. This heightened health consciousness is anticipated to drive growth in the retail market for health and beauty and personal care products.

Rising Popularity of Emerging Beauty Brands : In recent years, new beauty and personal care product brands have gained significant popularity in Hong Kong. Their growing presence on social media has raised consumer awareness in this segment, leading to shifts in beauty and personal care product consumption trends. An increasing number of consumers are broadening the range of beauty and personal care products they use and are purchasing them more frequently, influenced by innovative marketing strategies like KOL (Key Opinion Leader) marketing. This trend is further boosting retail sales revenue for beauty and personal care products in Hong Kong.

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Products Designed to Meet Specific Needs : The beauty and personal care products market is well-established, leading to a high degree of similarity among products and creating intense competition. To thrive, beauty brands must differentiate their offerings to attract and retain customers. For instance, hair care products like shampoos can be tailored to meet specific needs, such as energizing and refreshing effects for men, and extra softness and moisture for women. By focusing on end-user scenarios and addressing the unique needs of specific consumer groups, beauty brands can significantly enhance customer satisfaction and more effectively retain loyal customers.

Popularization of Sensitive Skincare Products: Sensitive skincare products are becoming increasingly popular among the younger generation in Hong Kong. Several brands offering high-quality, safe ingredients have established a strong presence in the market. As consumers in these regions grow more concerned about product safety and quality, sensitive skincare products are expected to capture a larger share of the beauty and personal care product retail market in the future.

Rise of Omni-channel Retailing : An increasing number of beauty retailers are adopting omni-channel business models to create a seamless shopping experience for consumers, whether online or in-store. To meet the needs of both channels, they have integrated AR and AI try-on technologies. Online, retailers use AR/AI face recognition systems that allow customers to virtually apply beauty and fashion items. In physical stores, additional in-store AR/AI try-ons complement traditional staff assistance; for instance, Sephora has introduced digital mirrors that offer personalized AI recommendations. Additionally, retailers are implementing cloud services and edge computing for big data analysis and machine learning, enabling them to customize products based on items consumers have tried on, whether virtually or in-store.

Personalized Solutions : The demand for personalized solutions in beauty and personal care product is increasing as consumers seek the perfect fit. Previously, shoppers often spent considerable time searching for the right products, which could lead to frustration—either failing to find the right fit or purchasing unsuitable items. However, advancements in technology, such as AR, AI, and machine learning, have addressed these issues by meeting consumers’ needs, saving time, and boosting customer retention. Following the introduction of these technologies, consumers have started to prefer brands that offer personalization, reducing the risks associated with selecting products themselves. In the beauty sector, categories like cosmetics, nails, and hair are experiencing the strongest growth in customized solutions.

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COMPETITION OVERVIEW

The open regulatory framework in Hong Kong for the beauty sector, along with competitive pricing and a substantial consumer base supported by a vigorous tourism industry, has drawn numerous global brands. In 2023, the beauty and personal care products retail market in Hong Kong is characterized by high competition and fragmentation, comprising over 5,000 brands, which can be classified into two primary categories based on the extent of their operational coverage.

1) Large multinational corporations include L’Oreal, Unilever, Procter & Gamble, Estee Lauder, Amore Pacific, and Shiseido. These groups operate on a global scale, primarily utilizing acquisitions and mergers to broaden their brand portfolios. They encompass a diverse range of categories, including beauty, skincare, and body care, catering to full spectrum of consumers from ultra-high-end and affordable market segments. By 2023, they have established a global distribution network that encompasses both online and offline channels. Besides, attributed to robust brand image, advanced R&D technology, and sufficient capitalization, they have collectively fostered substantial competitive advantages, securing their dominant status in the global market.

2) Local small and medium-sized brands include The Group, Amber Be Younique, Nude Story, and SKIN NEEDS. These companies typically adopt localized marketing strategies, leverage their technological advantages and product attributes, and concentrate on the development of particular product categories or target demographics, including natural and organic skincare, maternity skincare, and therapeutic skincare products, etc. Private labels also exist within Hong Kong’s beauty retail sector, represented by Sasa, Mannings, and Watsons, typically targeting the mass market.

The retail beauty and personal care products market in Hong Kong is currently undergoing diversification, showing significant potential for growth. However, new entrants are likely to face challenges involving capital investment, product quality, and distribution networks. Also, they must build and strengthen their competitive advantage through ongoing product innovation, strategic marketing, and constant enhancement of the consumer experience.

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Note: Only local brands that offer beauty and personal care products covering skincare, haircare, makeup, and personal hygiene are included in the ranking.

Source: The Frost & Sullivan Report

The Group, The Preface, and Nude story are the top three Hong Kong-based players in the Hong Kong beauty and personal care product industry for the year ended September 30,2024, collectively accounting for 0.04% of the total retail sales value of beauty and personal care product in Hong Kong. The Group ranked first among local beauty brands, achieving an estimated HKD 74.9 million.

Entry Barriers

Initial Capital Set-up: New brands necessitate substantial capital investments for research and development, production, marketing, and channel development, therefore make upfront capital investment one of the primary obstacles in this market. In the product development stage, companies must conduct numerous rounds of experiments and market evaluations, which necessitate substantial financial support. Furthermore, the consumer goods market necessitates a substantial capital investment for brand promotion, which encompasses both online and physical advertising. However, new entrants that lack sufficient capital frequently encounter challenges in absorbing the initial high costs and competitive market pressures, thereby restricting their market entry.

Establishment of Distribution Network: Construction of an extensive sales network is the fundamental component of competitive barriers in the retail sales of beauty and personal care product market in Hong Kong. Established brands have developed robust online and offline sales channels to rapidly capture the market in Hong Kong, considering the trend of diversifying consumer purchasing behavior. However, new brands are likely to encounter more difficult obstacles in channel development during the initial stages of their establishment, primarily due to the absence of mature operation and management systems, as well as the necessity of allocating additional time and resources to establish partnerships with retailers.

Brand Loyalty: One of the obstacles encountered by new entrants is consumer loyalty to established brands. The use of some efficacious skincare products requires assessment of skin sensitivity and tolerance, and for consumers who have already established a stable use habit, frequent product changes pose certain risks. A considerable number of consumers prefer beauty and personal care products from familiar and trusted brands. However, cultivating brand loyalty requires a significant investment of marketing capital and time, and new entrants often lack the necessary resources to conduct comprehensive brand promotion and consumer education.

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Factors of Competition

Consumer Experience Quality: The retail sales of beauty and personal care product market in Hong Kong is significantly influenced by the quality of the consumer experience. Consumers prioritize the purchasing process and after-sales service in addition to product quality when selecting cosmetic products. In order to satisfy the varied requirements of consumers, brands should offer a personalized purchasing experience that includes instant online consultation, customized product recommendations and trial packs, efficient logistics services, etc. Not only does a positive customer experience increase product sales, but it also fosters consumer loyalty and encourages word-of-mouth. Brands can establish enduring success by surpassing consumer expectations and fostering profound customer relationships. Overall, it is crucial to optimize the customer experience and increase customer loyalty as strategies for brand development.

Product Innovation: Product innovation is a critical component of the sustainable growth in the retail sales of beauty and personal care product market in Hong Kong. In order to satisfy market demand, brands must continue to introduce innovative and differentiated products, which is driven by the increasing demand for new and unique products and the rapid evolution of market trends. Innovation is evident not only in the formulations and constituents of products, but also in the design of packaging and the user experience. Brands can improve the efficacy of their products, target their customers, and increase consumer loyalty by utilizing new technologies and formulations. Consequently, it is crucial to implement a strategy of continuous product innovation in order to achieve sustainable growth.

Marketing Strategies: In the retail sales of beauty and personal care product market in Hong Kong, effective marketing strategies are considered critical success factor, as they directly influence consumer perception and purchasing decisions. Brands must remain informed about market trends and consumer preferences in order to generate marketing strategies that are both flexible and immediate in order to attract target consumers. Additionally, companies can effectively expand their brand’s reach and exposure to drive sales development by integrating digital marketing (i.e. KOL marketing and online advertising placement) and offline marketing (i.e. Offline promotions and campaign) through a diverse array of marketing strategies. Furthermore, sustained brand marketing initiatives can assist brands in establishing distinctive market positioning and differentiation advantages, thereby enhancing their market share and profitability. Consequently, a robust brand marketing strategy is a fundamental component of attaining long-term success.

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BUSINESS

Overview

Our Operating Subsidiary is a retailer in Hong Kong focusing on the sale of its proprietary brand skincare and personal care products, specially haircare products, namely PITANIUM and BIG PI online and offline with six retail stores situated in premier shopping destinations in Hong Kong. This positioning not only enhances the brand’s visibility but also aligns it with the discerning tastes of its target demographic.

The brand “PITANIUM” was launched in 2019 and began by offering high-end skincare and haircare products to spas in Hong Kong. These brand products were later offered for sale to retail customers, which allows customers to enjoy the use of professional skincare and haircare products in the comfort of their homes, thereby promoting their health and well-being. The brand “BIG PI” was launched in 2023 and offers whole sets of products to its retail customers using different product formulas.

Our Operating Subsidiary emphasizes product design and development with an in-house product development team working closely with its original equipment manufacturing (“OEM”) and original design manufacturing  (“ODM”) suppliers. It takes a proactive approach in expanding its product portfolio with a view to staying ahead of market trends and showcasing its ability to cater to the evolving needs of its customers.

Our Operating Subsidiary hosts and manages an online shop to display its best-selling products and the latest marketing and promotional initiatives on its home page. Our Operating Subsidiary regularly updates its online shop to keep customers abreast of its product offerings. Meanwhile, our Operating Subsidiary is operating six retail stores in Hong Kong. Its customers placed 68,406 and 77,101 orders with the sales amounts of approximately HK$68,196,877 and HK$74,964,698 (approximately US$9,593,762) for the years ended September 30, 2023 and 2024.

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Business Operations

Set out below is a diagram of our Operating Subsidiary’s operational flow:

Product design and development
Selection of OEM suppliers
Selection of ODM suppliers
We provide OEM suppliers with formula, design, specification of the product and packaging designs
We discuss with the OEM/ODM suppliers for possible enhancements and adjustment where necessary
• We provide the ideas and concepts of the products together with the packaging designs
• Through communication and exchange of ideas with the ODM suppliers, they generate formula, design, specification of the product
Quality control
We obtain samples of the products for sample testing and review by our quality control team
Once we confirm the finished products, we place purchase orders and OEM/ODM suppliers manufacture and package products under our own brands, and deliver to us
Our warehouse management team conducts inventory quality checks on the finished products
Warehouse, Orders and Delivery
Our warehouse management team is responsible for storing products and monitor the inventory level at our warehouse
Our warehouse management team arranges for third-party logistics service provider to deliver products to retail stores for inventory replenishment
Customers place orders on our online shop and make payments
Our warehouse management team checks the products against customer's orders and packs accordingly
Our warehouse management team arranges for third-party logistics service provider to deliver products to customers or to one of our retail stores for customer pick-up
Customer picks up his/her order at the retail store
Aftersales services
Sales representatives at the retail store and customer service team are responsible for responding to consumers' enquiries and complaints on a timely basis.

Product Design and Development

As at September 30, 2024, our co-founders and directors, Ms. Young and Mr. Wong, who have profound experience in the beauty and personal care industry in Hong Kong shepherd our Operating Subsidiary’s creative and marketing team and product development team in designing, researching and developing personal care, specialty haircare products and beauty products. They are also dedicated to enhancing the functions and design of existing products as well as developing new products on OEM and ODM basis.

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Product Design and Development Process

Our product design and development process is thorough and time-intensive, with some products requiring up to two years of development before proceeding to final production. This approach ensures that every product undergoes testing and refinement before reaching our consumers, ensuring good quality, performance and aesthetics, suitable for our customers. The product design and development process typically encompass the following steps:

Comparable product analysis

We collect and analyze data on comparable leading market products, evaluating aesthetics, functionality and formula to gain industry insights.

Working with OEM suppliers

Product Design and Development

Our team sets out specific criteria and standards required for the product, taking into consideration the skin, hair or health conditions of target customers. To match our brands' aesthetic, we would (i) adjust color temperature and brightness to create visual depth, (ii) ensure the smell is fragrant, (iii) the texture to create an appealing sensory experience. We also select packaging materials, design product packaging, and engage qualified suppliers for prototype development.

Working with ODM suppliers

Design consultation

Our team determines the product design and development initiatives. Once the direction has been approved by our directors, the team presents the ideas and concepts of the products to the ODM supplier to determine the feasibility and practicality of creating such products. The team further collaborates in-depth with our ODM suppliers to establish the product development standards. The ODM suppliers are responsible for generating the formula, design, specification of the products.

Sample Testing

Our suppliers produces a batch of samples for testing. Our quality control team which comprise members of our senior management team and the research and development team tries the sample product. Our quality control team sorts and inspects the finished products to ensure the products are free from defects and meet all specified requirements. We discuss with the OEM/ODM suppliers for possible enhancements and adjustment where necessary.

Reports

We request laboratory test reports from the suppliers or submit the product to a third-party laboratory for testing. We also review the results of the trial use to determine whether the new product requires further adjustment or has fulfil the desired results.

Mass Production

Once we have confirmed the finished products, we proceed to mass production. We closely monitor the sales performance of our new products and consumer responses.

Continue to Enhance the Products' Formula and Design

We closely monitor the sales performance of our new products and consumer responses regularly. To this end, our digital system collects customer feedbacks using keywords searches such as comments on our products' functionality, color, texture and smell, to generate report for our design team to follow up. Based on the analysis of sales statistics and customer feedbacks of our products, we keep optimizing our product design and coordinating with relevant OEM/ ODM suppliers to improve their production technology, optimize our product portfolio, and further enhance our customer satisfaction.

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Products

As of September 30, 2024, our Operating Subsidiary’s product portfolio comprised 99 stock-keeping units under both brands, including 38 units in skincare products, 19 units in haircare products, 22 units in cosmetic products and 20 units in other products.

Skincare products mainly include facial-care products such as serums, cleansing products, face masks and toners.

Haircare products mainly include shampoo, conditioners, hair treatment and hair masks.

Cosmetic products mainly include primer, compact powder, eyeliner, mascara and lipsticks.

Other products mainly include the body-care products such as deodorant, makeup remover, cuticle oil as well as health supplements, laundry detergents and dishwashing detergents.

The following tables set forth our Operating Subsidiary’s signature products by product category:

Skincare products
Product name	The Pink Water	The Night Keeper	Turmeric + Pineapple Concentrate	Deep Eye Passion	Absorb-lutely Cleansing Formula
Function	moisturizer	night mask	brightening essence	eye serum	facial cleanser

Retail price(Note 1) HK$	880.00	980.00	780.00	1,480.00	780.00

Shelf life(Note 2) years	3	3	3	3	3

Haircare products
Product name	Pi-Shampoo	Pi-Cooling Conditioner	Pi-up Shampoo	Never Fragile Hair	Never Frizzy Hair
Function	shampoo	conditioner	shampoo	hair serum	hair oil

Retail price(Note 1) HK$	1,280.00	508.00 – 1,280.00	1,280.00	480.00	480.00

Shelf life(Note 2) years	3	3	3	3	3

Cosmetic products
Product name	Lash Out + Lash Loud	Pi- Brows	Never Dusty Face	Never Cake Face	Pi-recovery Base
Function	mascara	eye-brow pencil	compact powder	compact powder	sunscreen

Retail price(Note 1) HK$	328.00	298.00	548.00	680.00	780.00

Shelf life(Note 2) years	1.5	3	3	3	3

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Other products
Product name	Never Look Messy	No Age XXL	BIG PI O’Oil My Nail	BIG PI Laundry Cleansing Fairies +Laundry Softening Fairies	BIG PI Skin Essential Wash Genie
Function	makeup cloth	health supplement	nail strengthener	laundry detergent and fabric softener	Dishwashing detergent

Retail price(Note 1) HK$	168.00 -504.00	2,280.00	328.00	398.00	238.00

Shelf life(Note 2) years	3	3	3	2	3

Note:

1.	The retail price reflects the price set out at the online shop and retail shop as at September 30, 2024 before discount. The price range represents the prices for the minimum and maximum volume or quantity of the same product.

2.	The shelf life is calculated from the date of manufacturing.

Package design

Our Operating Subsidiary’s commitment to creating a unique brand identity is reflected in its product aesthetics and package designs. This not only distinguishes the brands but also aligns with brand positioning under unique packaging.

The packaging materials generally include paper boxes, pump heads, plastic and glass bottles and aluminum foil bags.

Pricing Strategy

Our Operating Subsidiary generally adopts a cost-plus approach in determining the price of its products. It considers the production costs, marketing costs, the expected profit margins, historical purchase volume and sale statistics, product positioning, prevailing foreign currency rates, expected level of sales, perceived market trend and demand and the popularity of the products, and market analysis of the retail price of comparable products to ensure that the price of the products remains competitive. Our Operating Subsidiary regularly evaluates its pricing strategies and adjusts the product prices from time to time.

Our Operating Subsidiary offers promotions and discounts on selected products from time to time after reviewing the inventory level of the products, their shelf-life, profit margin and market reception.

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Marketing

Our Operating Subsidiary utilizes various marketing approaches to reach out to more customers, including influencer marketing, social media marketing, performance marketing and retention marketing. The following diagram illustrates the types of marketing channel that our Operating Subsidiary utilizes:

Note: Metrics as at September 30, 2024.

1.	Email Campaigns

Our Operating Subsidiary uses email to deliver information, such as newsletters, product updates, users’ tips and experiences to prospective and existing customers. Emails provides our Operating Subsidiary a more direct way to connect with customers and build a relationship with them that is based on value added services, trust and credibility.

2.	Media Exposure

Blogs, magazines or other digital forums allow for in-depth exploration of topics and provide a great platform for business to showcase its brands and products.

3.	Live Chat

Our Operating Subsidiary has a team of well-trained customer service representatives available to give recommendations to customers and support their decision-making via live chat, social messaging, emails or phone calls. See “Business - Customer Service and Aftersales Services” on page 94.

4.	Social media marketing

Our Operating Subsidiary leverages an array of mainstream social media platforms, including Instagram, Facebook and YouTube, to ensure a continuous exposure of its brands and products to generate leads. Followers and visitors to its social media accounts may browse through pages and find items that are of particular interest to them. Potential customers will be directed to the online shop by simply clicking on the links on our Operating Subsidiary’s social media pages.

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Our Operating Subsidiary has as strong social media presence with approximately 19.6 thousand Instagram followers, 1.6 million YouTube views and 320 thousand Facebook followers as of September 30, 2024. Customers can provide our Operating Subsidiary with instant feedback on its products and services through these platforms, which helps our Operating Subsidiary to formulate its marketing and promotion strategies, and review and adjust its product portfolio to match prevailing customers’ preferences.

Our Operating Subsidiary attracts, engages, and retains customers by publishing content that shares skincare and haircare tips on its social media accounts. This aims to extend the time visitors spent on its online shop. All the content is created by the in-house creative and marketing team

Our Operating Subsidiary’s creative and marketing team typically generates the following contents in a week:

●	2 Email campaigns;
●	4 Instagram posts and 6 Instagram stories;
●	14 Facebook posts;
●	500-1000 Images photographed; and
●	6 videos.

5.	Influencer marketing

Given that more people nowadays are taking cues from social media about what and where to buy, internet celebrities now wield significant influence over customers’ spending behavior. Our Operating Subsidiary engages influencers for its content-driven marketing campaigns, in order to generate traffic and drive sales on its platform.

6.	Search engine advertising

Our Operating Subsidiary displays contextual advertising on major search engines, such as Google’s advertising networks on a pay-per-click basis. Advertisements, such as banners or product highlights, are placed to promote brands or products to potential customers. Pay-per-click bidding is a digital marketing strategy where advertisers compete to have their ads displayed in prominent positions on search engine results pages. Our Operating Subsidiary regularly places bids and measures the monthly cost of customer purchases and constantly adjust keyword selection combinations, advertising copy, and landing pages to successfully convert more website visitors into customer purchases.

7.	Promotional events

Discounts and coupons

Depending on the marketing strategy, the prevailing general economic condition, and seasonality in the industry, our Operating Subsidiary may offer electronic coupons from time to time, allowing customers to enjoy a discount upon online checkout.

Our Operating Subsidiary also consistently monitors the turnover of products sold on the online shop and offers discounts on slow moving goods. See “Business – Inventory Control” on page 98.

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Pre-order Sales Strategy

At times, our Operating Subsidiary would present pre-ordering options for certain promotional products to allow customers to order products before the products are formally released or restocked. Customers place orders at the online shop and make a full or partial payment when they pre-order. This approach can not only grab customers’ attention to our new products, but also offers convenience to consumers and allows our Operating Subsidiary to assess demands and make procurement and logistical arrangements subject to the orders received.

8.	Retention marketing

Customer Membership Program

Our Operating Subsidiary primarily fosters customer loyalty through its customer membership program, where customers receive exclusive membership benefits and promotions via email or web push notifications. Repeat purchases who have joined the membership program can enjoy order discounts and stay updated of the latest news, new products catalogues and members-only events.

Through the customer membership program, our Operating Subsidiary has accumulated a vast customer base and increases its total revenue. As of September 30, 2023 and 2024, there are more than 82,482 registered members. For the years ended September 30, 2023 and 2024, approximately 93% and 94% of our Operating Subsidiary’s total revenue was generated from registered members respectively. There are two three types of memberships, namely PITANIUM Member, PITANIUM Friend and PITANIUM V.I.P., depending on referral system or each individual customer’s amount of purchase of our products over the past year (calculated on a rolling basis). By registering as a PITANIUM Member, customers become a basic member and may earn points, gain instant access to certain exclusive promotions and track their order status online. Members who refer a friend will be upgraded as a PITANIUM Friend and enjoy10% off on all regular-priced items. Members who have an accumulative purchase amount of more than a certain amount will be upgraded as a PITANIUM V.I.P member and enjoy 15% off on all regular-priced items.

Membership Referral Program

Our Operating Subsidiary also offers a referral program, which allows existing members to invite friends to join the membership program whereby both the existing customers and the referred customers would be awarded of product discounts or other benefits. Such cash dollars issued by our Operating Subsidiary are primarily recorded as a deduction against its revenue at time of usage of such cash coupons during the years ended September 30, 2023 and 2024.

Product Subscription Program

Our Operating Subsidiary offers a product subscription program that allows customers to pay a fixed fee to receive specific quantities of products at scheduled intervals. Currently, the subscription program is only available for limited products such as shampoo and health supplements which are products that require frequent if not daily usage and will most likely be consumed within a short period of time.

Such a subscription model provides our Operating Subsidiary with a steady revenue stream as well as opportunity to further cement customer loyalty and to upsell and cross-sell on its other products.

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Sales Channels

Our Operating Subsidiary distributes its products through online and offline channels as illustrated below:

Online: Online shop

Our Operating Subsidiary utilizes an easy to use online shop, i.e. www.pitanium.com to enable customers to purchase our products. Approximately 37,700 and 38,500 orders were placed on the online shop for the years ended September 30, 2023 and 2024.

Easily accessible product information and customer-generated content

Our online shop at www.pitanium.com offers an interactive space where visitors can discover all available products. Starting with its homepage, best-sellers are prominently showcased alongside other featured products. From the product catalogue page, visitors may browse all available products by category and apply filters to sort by price and recommendations. On each product page, a significant amount of information of the product is readily available to customers to help them make an informed purchasing decision.

Customers may also make reference to product ratings and reviews published on the website and contributed by our Operating Subsidiary’s vast customer base. This represents one of our Operating Subsidiary’s competitive advantages as new online retailers may not yet have the volume of customer reviews or ratings to be an authority on a product’s quality.

From analyzing the statistics and data generated from the online shop, our Operating Subsidiary can leverage this knowledge to incorporate features such as product tags, similar items, and recommended products bought by other customers onto product pages.

Upon checkout, customers can select different payment methods and delivery options, i.e. the just-in-time delivery and the next-day delivery or picking the product up at a designated store. Free deliveries are offered to customers in most countries and regions for those orders which are over their respective minimum purchase amounts. The in-store pickup option may further drive traffic into the retail stores, thereby increasing sales of products in stores. See “Business – Payment Methods” on page 94.

Under this online direct sales model, our Operating Subsidiary is responsible for the logistics, fulfillment and after-sales services of the orders. See “Business – Warehousing, fulfillment and delivery” and “Business - Customer Service and Aftersales Services” on pages 98 and 94.

Offline: Retail Stores

Our Operating Subsidiary strives to captivate the public’s attention by creating unique store designs that boldly represent its brands across its retail stores and to increase the traffic flow of its retail stores, strategically opened at prime or major shopping areas in Hong Kong. Our

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Online customers are also directed to visit the retail stores where the sales representatives are able to provide the customers with one-on-one product consultations and tutorials, thereby enriching their consumer experience and fostering brand loyalty. This seamless interaction between channels not only enhances consumer satisfaction but also bolsters the brands’ overall market presence.

Our Operating Subsidiary has been using a computerized point-of-sale (“POS”) system at all of its retail stores to capture the sales, inventory level, customer spending and payment data on a real time basis. It closely monitors and analyzes the relevant data, which enables it to monitor the inventory levels of each retail store, and quickly analyze the sales performance and respond in a timely manner to any change in customers’ taste and preference.

Payment Methods

At the online shop

For customers at the online shop, our Operating Subsidiary accepts payment by credit card, bank transfer and other online payment methods including Google Pay, PayPal, PayMe, Octopus, Tap&Go, Alipay and WeChat Pay. It involves payment gateway companies to process e-commerce transactions. Specifically, it submits a payment request including the currency, amount, and payment type to the payment gateway company, which will later process the transaction through an acquiring bank or payment provider depending on the location of customer and payment type. Upon receiving the remittance from the payment provider in the currency the transaction was submitted, the payment gateway company will remit the funds, net of processing fees, to our Operating Subsidiary’s account upon its request and in its designated currencies. Our Operating Subsidiary typically enters into standard agreements with payment gateway companies without fixed terms. The payment gateway company charges an agreed processing fee on all successful transactions it processes, which is generally calculated on a per country and/or per currency basis. Shipment is typically arranged after payment has been made.

The payment gateway companies engaged by our Operating Subsidiary constantly monitors its merchants accounts. For the years ended September 30, 2023 and 2024 and up to the date of this prospectus, our Operating Subsidiary has not encountered any payment fraud that had materially and adversely affected its business.

At the retail stores

The retail stores accept various payment options, such as cash, credit cards as well as various mobile payment tools like Alipay and WeChat Pay. Customers primarily settle payment by credit card or other digital payment methods, with a small amount of payments made in cash.

To ensure the authenticity and accuracy of record keeping of the sales activities in the retail stores, the retail stores’ POS system is linked to and monitored by our enterprise resource planning (“ERP”) system on a real-time basis. Credit card and digital payments shall be directly paid to our Operating Subsidiary’s designated accounts.

Customer Service and Aftersales Services

Providing satisfactory customer service is of high priority to our Operating Subsidiary. Its commitment is reflected in the high level of service provided by the customer service team as well as its product return and exchange policies.

Our Operating Subsidiary has a team of well-trained customer service representatives available to give specific recommendations to customers and support their decision-making.

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The team primarily (i) deals with product recommendations via live chat, social messaging, emails or phone calls, (ii) educates customers on product usage, (iii) respond to customers complaints, (iv) resolve customers’ challenges, and (v) answers customer service enquiries. The team does not have sales targets or commissions, and are free to recommend the product most suitable for the customer’s needs.

Training sales representatives and customer service staff

Our Operating Subsidiary provides induction training to its newly recruited sales representatives and customer service staff including (i) a brief introduction of the company, the brands and its products; (ii) theoretical lessons on skin structure, types and function; hair structure, function and growth; and (iii) practical lessons on using our Operating Subsidiary’s products for at-home beauty treatments and wellness routines.

The sales representatives and customer service staffs undergo ongoing internal assessments set by our directors and attend regular internal trainings provided by our directors in order to gain an in-depth knowledge of the new products. The sales representatives also take this opportunity to share their experience in dealing with customers and discuss customers’ feedback.

Product return and exchange policies

Customers may return unwanted products or replace defective items generally within 7 days from the date of purchase. Returned items must be in their original packaging, and must be in mint, unused condition.

Our Operating Subsidiary is responsible for the shipment cost for replacing items to customers, regardless of whether the original product is defective or requested for exchange. Except for defective item return or exchange, customers are normally responsible for the shipping expense when returning a product to our Operating Subsidiary.

Customers

Owing to the nature of our Operating Subsidiary’s business, all its customers were retail customers, being individuals from the general public.

Target customers

Our Operating Subsidiary has a broad target customer base, and the product appeals mostly to millennials and females aged from 25 and above who are health-conscious individuals.

Suppliers

Our Operating Subsidiary’s suppliers can be principally classified into OEM and ODM suppliers which are located in various countries including South Korea, France, the United States, Japan and Switzerland.

Our Operating Subsidiary engages both OEM and ODM suppliers to enjoy the benefits of both worlds. Producing products on an OEM basis allows our Operating Subsidiary to retain complete control over the creative aspects of product design and development, whereby tailoring the product’s color, smell, texture and function as well as the package’s size, shape and material. Our Operating Subsidiary also collaborates with ODM suppliers, who are well-versed in designing and manufacturing products and they can significantly reduce the time for transforming our ideas into a product, thereby generating products more cost efficiently. This acceleration can give our Operating Subsidiary a competitive edge in a fast-paced industry for beauty and personal care products.

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Selection of Suppliers

Our Operating Subsidiary selects its suppliers based on stringent criteria including, among others, product quality, production capacity, pricing, geographic location, qualifications, reputation, and delivery schedule of the prospective suppliers. Our Operating Subsidiary also manages and monitors the performance of its suppliers, and require them to comply with internal guidelines and policies during the production process.

Our suppliers are required to possess all licenses and permits necessary to conduct their operations. Our Operating Subsidiary routinely reviews and assesses its suppliers’ performance, and replace those suppliers who fail to meet its standards and requirements.

Our Operating Subsidiary generally do not enter into long-term supply agreements with its suppliers and, instead, place orders as necessary. The purchase orders would generally specify the price, quantity, product type, delivery schedule, and most importantly, the color, texture, smell, ingredients, and formula for the products. To safeguard trade secrets from potential leakage by OEM/ODM providers, our Operating Subsidiary typically enters into a non-disclosure agreement with its suppliers to ensure all confidential information, including technical know-how such as ingredients and formulas These practices collectively enhance the security of sensitive information within the product design, development and manufacturing process.

During the years ended September 30, 2023 and 2024 and as at the date of this prospectus, our Operating Subsidiary had not experienced any significant shortage of or delay in the supply of its products, and it had not encountered any material difficulties in procuring products from OEM/ODM suppliers.

Service Providers

Our Operating Subsidiary’s service providers primarily comprise logistics service providers and payment gateway service providers.

Logistics Service Providers

As of September 30, 2024, our Operating Subsidiary had two logistics service providers, namely S.F. Express, a delivery services and logistics company established in China and Fuufy, an international delivery express platform established in Hong Kong, which have been working with our Operating Subsidiary for more than ten years.

Payment Gateway Service Providers

The online shop and retail stores provide customers with the flexibility in selection of payment options, including online payments with credit cards, debit cards, and in particular, at the online shop, payment through third-party online payment platforms.

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Quality Control

Quality control measures over the selection of suppliers

Our Operating Subsidiary’s quality management begins at the supplier selection process. It evaluates suppliers based on, among others, product quality, production capacity, pricing, geographic location, qualifications, reputation, and delivery schedule of the prospective suppliers. See “Business – Suppliers – Selection of Suppliers” on page 96.

Quality control measures at the product design and development phase

We adopt a proactive approach to quality management by integrating our quality control processes with the product design and development phase. Our quality control team will obtain a batch of sample products for testing whereby we will sort and inspect the products to ensure the products are free from defects and meet quality standards, and ensuring that the product can be reliably produced within quality tolerances.

Quality control measures over supplied products

Before the production and launch of a new product, our Operating Subsidiary would request the suppliers to provide laboratory test reports and ingredient lists to ensure the product and its ingredients comply with all the relevant rules and regulations in Hong Kong and other relevant jurisdictions. For products supplied by overseas suppliers, our Operating Subsidiary also requests the suppliers to provide copies of the material safety data sheet, certificate of analysis and certificates of origins.

Quality inspection of products upon their arrival

Our Operating Subsidiary will check the products received from its suppliers upon the products’ arrival at the warehouses. The warehouse management team performs routine product inspections to (i) ensure the products conform with the product specification and quantity stated in the purchase order; (ii) inspect the products’ expiration date; and (iii) ensure that the products and packaging stayed intact and undamaged. If the team discovers any defect or discrepancy, it will follow up with the relevant supplier to resolve the issue as effectively and efficiently as possible.

Quality control measures over delivery of products

Upon receiving customer complaint regarding any product, our Operating Subsidiary will assess and investigate to ensure the product in question meets the quality standard. For the years ended September 30, 2023 and 2024, our Operating Subsidiary did not experience any material product quality issue.

Quality control of customer review content

Our Operating Subsidiary also attends to customers’ online reviews, by implementing an internal word filter to flag reviews based on a set of criteria.

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Warehousing, Fulfillment and Delivery

Our Operating Subsidiary has currently leased three warehouses adjacently located in Tsing Yi which is in close proximity with the Hong Kong airport. Its suppliers arrange delivery of the ordered products directly to the said warehouses.

Once the products arrive at the warehouse, the warehouse management team will check the products against purchase orders, assign a shelf location for the storage and update product record electronically in the ERP system.

To fulfill customer orders, the warehouse management team will pack the goods according to the order details recorded in the ERP system, and conduct a final inspection on the packed goods before they are sent to the customers. See “Business – Quality control” on page 97.

Our Operating Subsidiary engages external local and international logistics service providers to deliver the products to customers. They are generally able to provide our Operating Subsidiary with tracking information for the deliveries and, in case of delays, customers are able to track the shipping status of their orders on the online shop.

Inventory Control

Inventory balance decisions are based on a combination of historical data and forecasting to optimize stock levels and composition. Our Operating Subsidiary conducts a rolling analysis of sales volumes over its products and we typically maintain sufficient inventory for a minimum of three months based on the sales forecasts to ensure efficiency and responsiveness to market demands. We will undertake stock replenishment when necessary.

Slow-moving inventory management

The shelf life of skincare, haircare and cosmetic products generally ranges from one and a half year to three years upon manufacturing date. Our Operating Subsidiary’s warehouse management team prepares monthly reports and carries out annual stock-take, to monitor inventory levels and reduce inventory obsolescence risk. The team will identify slow-moving inventories, which are typically inventories that failed to be cleared within a prescribed period of time. Slow-moving products will be sold under clearance sales campaigns or the discount section at reduced prices. For the years ended September 30, 2023 and 2024, our Operating Subsidiary’s inventory turnover days were approximately 112.7 days and 133.4 days, respectively. Our Operating Subsidiary has generally been able to maintain an acceptable level of gross profit margin for these discount sales.

Inventory provision policy

The warehouse management team performs regular inventory write-off assessments with respect to products in poor packaging conditions or products to be expired. Before making a write-off request, the team will first check with respective suppliers for possible exchange of such products. In addition, the team makes write-off request on some slow-moving products, which are not able to be sold through clearance sales campaign nor discount section at reduced prices.

Competitive Strengths

Our Operating Subsidiary is committed to excellence in product design and development that yields high quality products.

Our Operating Subsidiary believes that the quality of product inspires customers’ confidence and is the key to gaining customer loyalty to its proprietary brands, PITANIUM and BIG PI.

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Its product design and development efforts are led by our co-founders and directors, Ms. Young and Mr. Wong who have profound experience in the beauty and personal care industry in Hong Kong. Our Operating Subsidiary’s research and development team and the creative and marketing team collaborate closely to transform aesthetic concepts and market insights into innovative product solutions. Drawing on their collective expertise, our Operating Subsidiary can significantly enhance innovation and facilitate the generation of new designs in a collaborative environment. At the same time, the team regularly enhances and upgrades our product offerings on a quarterly basis in terms of ingredients, formula and concepts to cater to the evolving needs of customers, ensuring we stay responsive to market trends and competitive in the rapidly evolving beauty and personal care industry.

Our executive directors, Ms. Young’s and Mr. Wong’s hands-on involvement in the product design and development process further ensures that the product offerings adhere to a high standard of excellence in terms of quality. Product quality is core to our business. Our Operating Subsidiary carefully selects ingredients and product formula to enhance product functionality and durability and mandates that each product undergoes a thorough and time-intensive process prior to every product launch. We also specifically select our OEM/ODM suppliers based on stringent criteria to ensure the quality of our products.

Further, our Operating Subsidiary maintains strategic partnership with ODM suppliers for product design and development. By engaging with these ODM suppliers, our Operating Subsidiary gains access to their technical expertise, manufacturing facilities and quality control processes. This allows our Operating Subsidiary to focus on core competencies such as product conceptualization, design and branding, while ensuring that the products are manufactured to high standards of quality and consistency.

Our Operating Subsidiary conducts marketing and promotion initiatives to boost its proprietary brands’ reputation.

Our Operating Subsidiary has established a strong online presence across multiple social media platforms.

We maintain close interactions with our customers to identify and respond to their needs as well as the latest market trends by regularly pushing email campaigns, collaborate with publications, offer sale promotions and organize promotional events to increase customer interaction.

Since Ms. Young is also a beauty vlogger, the creative and marketing team produces posters and videos where Ms. Young broadcasts her product reviews, skincare and haircare routine and tips. Our Operating Subsidiary also creates daily content which showcase the products, its usage and promotions available on our websites, including but not limited to posts, stories and short videos. These social contents allow us to interact with our customers daily and are conducive to nurturing a loyal customer base as it provides customers a platform to express their opinions and feedback.

The use of online media and social networking platforms allows our Operating Subsidiary to reach out to potential and existing customers and obtain instant feedback on its products and interact with one another on our social networking platforms.

By using the above means, our Operating Subsidiary is able to formulate and adjust its marketing and promotional strategies, and updating its product portfolio based on customers’ shopping sentiments. See “Business – Marketing” on page 90.

Integration of online and offline channels achieving an effective reach of customers

Our strategic integration of both online and offline channels has created a holistic shopping experience that caters to the diverse needs of our customers and effectively reach out to more customers. Customers who are engaged at our online channels can experience the convenience of purchasing products online while referring to product ratings and written reviews published online, and at the same time allowing them to either request for home delivery or pick up at a designated store which may further drive traffic into the retail stores. On the other hand, by directing online viewers to the retail stores, we provide them with one-on-one product consultations and tutorials which enriches their consumer experience and fostering brand loyalty. This interaction between our online and offline channels not only enhances customer satisfaction but also strengthens our brand’s overall position and market presence.

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We have an experienced senior management and dedicated workforce.

Our Group is led by Ms. Young and Mr. Wong, our co-founders and executive directors, together along with an experienced and dedicated management team with extensive operational expertise and in-depth understanding of the beauty and personal care industry in Hong Kong. Their active pursuit in health and beauty have laid a strong foundation for establishing the brands, PITANIUM and BIG PI. They are mainly responsible for our daily operations, business development and product design. The senior management’s dedication, extensive experience and in-depth knowledge in the beauty and personal care industry in Hong Kong has played a critical role in the development of our business, which differentiates us from our competitors and contributes to our rapid growth. In addition to our management team, we also have a dedicated workforce who work on all levels of operations, ranging from shop managers, sales associates, creative and marketing team, to general supporting staff. By providing adequate training to our staff on the ethics of selling, the ingredients and functions of individual products and by enhancing their awareness on leading a healthy life, staff are trained to recommend products to customers in order to cater for their needs and adopt fair selling tactics. Attributed to the expertise and in-depth knowledge of our senior management team and the dedication of our workforce, our Operating Subsidiary is well-positioned to achieve further growth and to take advantage of the various market opportunities in the future. See “Management” on page 112.

Growth Strategies

Our Operating Subsidiary’s business objectives are to consolidate its leading position in the small and medium segment of the beauty and personal care retailer market in Hong Kong and expand its sales network and product portfolio in order to enhance overall competitiveness. To achieve the business objectives, our Operating Subsidiary will implement the following business strategies:

Our Operating Subsidiary plans to enhance customer experience through launching a mobile application.

In anticipation of our Operating Subsidiary’s continued growth, it plans to launch a mobile application to further enhance customer engagement. Recognizing the pervasive influence of mobile technology in modern consumer behavior, our Operating Subsidiary aims to seamlessly integrate the online store and retail stores into a cohesive digital platform that will offer customers an immersive and convenient shopping experience.

The mobile application is envisioned to serve as a dynamic gateway for customers to explore the retailer’s extensive range of skincare, haircare, and cosmetic products with ease and efficiency. By leveraging the capabilities of a mobile application, our Operating Subsidiary intends to deliver highly personalized and relevant contents to cater to the individual preferences and needs of its diverse customer base. The functions and features available at the online shop are expected to be displayed in the mobile application. Customers will be able to compare prices, view product recommendations, get exclusive offers, read reviews, watch product tutorials, learn skincare and haircare routines, access digital membership cards and coupons, etc., on their mobile phone. Such approach aligns with the brands PITANIUM and BIG PI’s mission to empower customers with the tools they need to enhance their beauty rituals and wellness routines. The mobile application will enhance customer interaction with the brand by incorporating interactive features, such as virtual try-on tools, skin and scalp analysis and real-time product consultations. Through this strategic initiative, our Operating Subsidiary seeks to deepen customer loyalty, drive sales growth, and solidify its position as a trailblazer in the competitive landscape of beauty and wellness retail.

Our Operating Subsidiary will develop a new line of products solely for home treatment.

Our Operating Subsidiary plans to develop innovative and high-quality skincare and haircare products, especially for treatments that take place at customers’ own home, which will provide customers with convenient and effective solutions to address their beauty and wellness needs and recreate the spa experience in the comfort of their own homes. Our Operating Subsidiary intends to mainly develop all-inclusive, easy-to-use home facial kits, containing products for cleansing, toning, hydrating, exfoliating, moisturizing and nourishing various skin types, tailored to promote relaxation, rejuvenation, and effective skincare routines. It is envisaged that combining home treatment products with the forthcoming mobile application can create a powerful synergy, enhancing user experience, providing personalized guidance through video tutorials and fostering engagement in the community.

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Our Operating Subsidiary will expand its product portfolio and explore new suppliers.

Our Operating Subsidiary’s success largely depends on its ability to generate and sell new products that can meet its standards, customer preferences and changing market demands. Our management considers the continued supply of new and quality products as an important factor in retaining our Operating Subsidiary’s customer base.

Our Operating Subsidiary intends to expand its product portfolio by hiring a product expansion manager who has extensive experience in the skincare, haircare and cosmetics industry to assist in identifying new products with high marketability, collaborating with suitable suppliers, attending trade fairs, exhibitions and conducting a feasibility study and research on new products and new markets.

Our Operating Subsidiary plans to further enhance its marketing strategies.

Our Operating Subsidiary plans to enhance brand awareness by diversifying its marketing approaches.

It currently operates an online shop under the website - www.pitanium.com. It plans to transform this webpage into a lifestyle information portal by integrating more original editorial content such as blogs, guides, beauty tips, videos and articles. Such an approach aims to enhance customer retention rates and provide a platform for customers to consume educational and entertaining content.

Our Operating Subsidiary also intends to deploy more mainstream media such as television, billboards, newspapers, magazines, advertising in mass transit railway stations and mobile phone applications to reach out to the public mass.

Intellectual Properties

As of the date of this prospectus, we have eight registered trademarks and four domain name which are material to the business, which are set out below. The tables below set out the intellectual property rights which we consider are material to our business.

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(a)	Trademark

As of the date of this prospectus, we had eight registered trademarks as set out below.

Trademark	Registration Number	Class	Name of Registered Proprietor	Place of Registration	Date of Registration	Expiry Date
	304709962	44	Here We Seoul Limited	Hong Kong	October 24, 2018	October 23, 2028
	304924602	3, 25	Here We Seoul Limited	Hong Kong	May 15, 2019	May 14, 2029
	306057298	3, 5, 21, 44	Here We Seoul Limited	Hong Kong	September 13, 2022	September 12, 2032
	306104024	3, 5, 21, 44	Here We Seoul Limited	Hong Kong	November 10, 2022	November 9, 2032
	60377215	3	Here We Seoul Limited	PRC	April 28, 2022	April 27, 2032
	47387197	41	Here We Seoul Limited	PRC	February 7, 2021	February 6, 2031
	60373347	35	Here We Seoul Limited	PRC	April 28, 2022	April 27, 2032
	60366688	44	Here We Seoul Limited	PRC	April 28, 2022	April 27, 2032

(b)	Domain name

As of the date of this prospectus, we had four registered domain name as set out below.

Domain Name	Name of Registered Proprietor	Expiry Date
pitanium.com	Here We Seoul Limited	August 19, 2025
pitanium.net	Here We Seoul Limited	August 13, 2025
pitanium.hk	Here We Seoul Limited	April 4, 2026
hereweseoul.com	Here We Seoul Limited	October 25, 2025

In general, our employees are required to enter into a standard employment contract which includes a clause acknowledging that all inventions, trade secrets, developments, and other processes generated by them on our behalf are our property, and assigning to us any ownership rights that they may claim in those works. We do not authorize third parties who collaborate with us to use any of our intellectual property.

We rely on trade secret protection and confidentiality agreements to safeguard our interests regarding certain proprietary information. All of our employees are required to sign a general confidentiality agreement, while those with particular access to our proprietary information, such as researchers in the research and development department, are required to sign a more expansive non-disclosure agreement. We also require our OEM and business partners to enter into non-disclosure agreements before we disclose any sensitive aspects of our operations, technology or business plans.

For the years ended September 30, 2023 and 2024, and up to the date of this prospectus, we were not involved in any proceedings with regard to, and we had not received notice of any claims of, infringement of any intellectual property rights that may be threatened or pending in which we may be involved either as a claimant or respondent.

Properties

Our Operating Subsidiary currently does not own any property. As of the date of this prospectus, our Operating Subsidiary leases 12 properties in Hong Kong including six retail stores, three warehouses, two management accommodations and one office. The retail stores are strategically located in prime shopping areas in Hong Kong, including Causeway Bay, Tsim Sha Tsui, Mong Kok, Tuen Mun, Yuen Long and Shatin with area arranging from 17.93 square meter to 48.96 square meter.

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Competition

The beauty and personal care product market in Hong Kong is highly fragmented. In 2023, there were approximately five thousand brands, which can be classified into two primary categories based on the extent of their operational coverage: (i) large multinational corporations and (ii) local small and medium-sized brands. Our Group with two other major leading players in the Hong Kong beauty and personal care product industry in 2023, collectively accounting for 0.04% of the total retail sales value of beauty and personal care product in Hong Kong. Our Group ranked first among local beauty and personal care brands, achieving an estimated HK$79.4 million.

Employees

As of September 30, 2023 and 2024, we had a total of 43 and 47 full-time employees serving various functions respectively. The following table sets forth a breakdown of the number of our employees by job functions as of September 30, 2024:

Function	Number of employees

Senior management (including executive directors)	4
Production design and development	3
Creative and Marketing	5
Retail store managers and sales associates	21
Customer service	4
Warehouse management	6
Finance	1
Information technology	3
Total	47

License and permit

We maintained the necessary registration and obtained our business registration certificates for our business operations, and we have complied with all applicable laws and regulations as set out in the section headed “Regulations” in this prospectus during the years ended September 30, 2023 and 2024 and as at the date of this prospectus.

Health, work safety, social and environmental matters

Owing to the nature of our business, we are not subject to significant health and work safety risks. Nevertheless, we have adopted a workplace safety and health policy, for instance, we have established a work safety manual for the in-house craftsman employed by us. We follow the health and safety-related rules and regulations in accordance with the Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) and set the requirements for workplace environmental control and hygiene at workplaces pursuant to the Occupational Safety and Health Ordinance.

Insurance

We are headquartered in Hong Kong and have maintained the following insurance policies:

(i)	an employees’ compensation insurance in compliance with the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) to cover compensation and costs liable for personal injuries to employees in Hong Kong in the course of employment with us;

(ii)	a group medical and dental insurance to cover hospitalization, surgical and clinical expenses of the employees in Hong Kong in the course of employment with us;

(iii)	an office insurance for our office premises and office equipment in Hong Kong (where the underlying policy mainly covers loss resulting from burglary, damages made to insured property, and increased cost due to business interruptions); and

(iv)	an insurance for the warehouses to cover any damage or loss to our stocks and equipment in the warehouses.

Considering our current operations and the prevailing industry practice, our insurance coverage is adequate and in line with industry practice. We intend to continue to maintain our current insurance coverage. We will continue to review and assess our risk portfolio and make appropriate adjustments to our insurance coverage. During the years ended September 30, 2023 and 2024, we had not made any material insurance claim.

Legal proceedings and regulatory compliance

As of the date of this prospectus, none of Pitanium or its subsidiary is currently a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

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REGULATION

Overview

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Laws and Regulations Related to Our Business and Operations in Hong Kong

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to our Group’s operations and business.

Regulation Related to Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Regulation Related to Supply of Services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)	where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)	where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the Supply of Services (Implied Terms) Ordinance. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the Supply of Services (Implied Terms) Ordinance, it may (subject to the Control of Exemption Clauses Ordinance) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Regulation Related to Supply of Goods

The Sales of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) which aims to codify the law relating to the sale of goods provides that:

(a)	under Section 15, where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description;

(b)	under Section 16, where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

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(c)	under Section 17, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Where any right, duty or liability arises under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by course of dealings between the parties, or by usage if the usage is such as to bind both parties to the contract.

Regulation Related to Control of Exemption Clauses

The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong), which aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise, among others, provides that:

(a)	Under Section 7, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence and in the case of other loss or damage, a person cannot exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirements of reasonableness.

(b)	Under Section 8, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach, or (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him, or (iii) claim to be entitled in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness.

(c)	Under Section 9, a person dealing as a consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract, except in so far as the contract term satisfies the requirement of reasonableness; and

(d)	Under Section 11, as against a person dealing as consumer, the liability for breach of the obligations arising under Sections 15, 16 and 17 of the Sales of Goods Ordinance cannot be excluded or restricted by reference to any contract term, and as against person dealing otherwise than as consumer, the liability arising under Sections 15, 16 and 17 of the Sales of Goods Ordinance can be excluded or restricted by reference to a contract term, but only in so far as the terms satisfy the requirement of reasonableness.

Sections 7, 8 and 9 of the Control of Exemption Clauses Ordinance do not apply to, among others, any contract so far as it relates to the creation or transfer of a right or interest in any patent, trademark, copyright, registered design, technical or commercial information or other intellectual property, or relates to the termination of any such right or interest.

In relation to a contract term, the requirement of reasonableness for the purpose of the Control of Exemption Clauses Ordinance is satisfied only if the court or arbitrator determines that the term was a fair and reasonable one to be included having regarded to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made.

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Regulation Related to Public Health and Municipal Services Ordinance

The legal framework for food safety control in Hong Kong is set out in Part V of the Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong) (the “Public Health Ordinance”) and the relevant sub-legislations thereunder. The Public Health Ordinance requires the manufacturers and sellers of food to ensure that their products are fit for human consumption and comply with the requirements in respect of food safety, food standards and labelling. As the business of our Group involves the marketing, sales and distribution of food and health supplements in Hong Kong, our Group is subject to the regulation of the Public Health Ordinance. Section 50 of the Public Health Ordinance prohibits the manufacturing, advertising and sale in Hong Kong of food or drugs that are injurious to health. Anyone who fails to comply with this section commits an offence which carries a maximum penalty of HK$10,000 and imprisonment for 3 months. Section 52 of the Public Health Ordinance provides that, subject to a few defenses in section 53 of the same ordinance, if a seller sells to the prejudice of a purchaser any food or drug which is not of the nature, substance or quality of the food or drug demanded by the purchaser, the seller shall be guilty of an offence which carries a maximum penalty of HK$10,000 and imprisonment for 3 months. According to section 54 of the Public Health Ordinance, any person who sells or offers for sale any food intended for, but unfit for, human consumption, or any drug intended for use by human but unfit for the purpose, shall be guilty of an offence. The maximum penalty for contravention of section 54 is a fine of HK$50,000 and imprisonment for 6 months. Section 61 of the Public Health Ordinance provides that it shall be an offence for any person who gives with any food or drug sold by him/her or displays with any food or drug exposed for sale by him/ her any label which falsely describes the food or drug or is calculated to mislead as to its nature, substance or quality. Further, it shall also be an offence if any person publishes or is party to the publication of an advertisement falsely describing any food or drug or is likely to mislead as to the nature, substance or quality of any food or drug. Nonetheless, the offender can rely on warranty as a defense.

Section 71(2) sets out that if a warranty is given by a person resident outside Hong Kong, it shall only be a defense if the company (i) has sent to the prosecutor a copy of the warranty with a notice stating that he intends to rely on it and specifying the name and address of the person from whom he received it not later than 3 clear days before the date of the hearing; and (ii) has also sent a like notice to that person, the company has to prove that it had taken reasonable steps to ascertain, and did in fact believe in, the accuracy of the statement contained therein. If charged, the company can send a notice pursuant to section 71 of the Public Health Ordinance to the Department of Health so that it can rely on warranty given by foreign distributor in case of any prosecution by criminal summons pursuant to relevant sections of the Public Health Ordinance.

Regulation Related to Consumer Goods Safety Ordinance

The Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong) (the “Consumer Goods Safety Ordinance”) imposes a duty on manufacturers, importers and suppliers of certain consumer goods to ensure that the consumer goods they supply are safe and for incidental purposes. Our Group’s skincare products and cosmetic products are regulated by the Consumer Goods Safety Ordinance and the Consumer Goods Safety Regulation (Chapter 456A of the Laws of Hong Kong) (the “Consumer Goods Safety Regulation”). Section 4(1) of the Consumer Goods Safety Ordinance requires consumer goods to be reasonably safe having regard to all of the circumstances including the manner in which, and the purpose for which the products are presented, promoted or marketed, the use of any mark in relation to the products, instructions and warnings given for the keeping or use of the products, reasonable safety standards published by a standards institute or other similar bodies and the existence of any reasonable means to make the products safer. According to section 2(1) of the Consumer Goods Safety Regulation, where consumer goods on their packages are marked with, or where any labels affixed to or any documents enclosed in their packages contain, any warning or caution regarding the safe keeping, use, consumption or disposal, such warning or caution shall be in both the English and the Chinese languages. Such warnings and cautions, as required by section 2(2) of the Consumer Goods Safety Regulation, shall be legible and be placed in a conspicuous position on (a) the consumer goods; (b) any package of the consumer goods; (c) a label securely affixed to the package; or (d) a document enclosed in the package.

Regulation Related to Food Safety Ordinance

Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong) (the “Food Safety Ordinance”) establishes a registration scheme for food importers and food distributors, to require the keeping of records by persons who acquire, capture, import or supply food and to enable food import controls to be imposed.

As the business of our Group involves the marketing, sales and distribution of food and health supplements, our Group is subject to the regulations of the Food Safety Ordinance.

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Sections 4 and 5 of the Food Safety Ordinance require any person who carries on a food importation business or food distribution business to register with the Food and Environmental Hygiene Department as a food importer or food distributor. Any person who does not register but carries on a food importation or distribution business, without reasonable excuse, commits an offence and is liable to a maximum fine of HK$50,000 and imprisonment for 6 months. Our Group has registered as a food importer or food distributor under the Food Safety Ordinance so that our Group may import food and health supplements into Hong Kong.

Regulation Related to Food and Drugs (Composition and Labelling) Regulations

Food and Drugs (Composition and Labelling) Regulations (Chapter 132W of the Laws of Hong Kong) (the “Food and Drugs Regulations”), which are under the Public Health Ordinance, contain provisions for the advertising and labelling of food.

Regulation 3 of the Food and Drugs Regulations provides that the standards of composition of the foods and drugs specified in Schedule 1 of the Food and Drugs Regulations shall be up to the standards as specified in that schedule. The applicability of individual standards specified thereunder depends on whether the individual product in question is drug within the Public Health Ordinance.

Standard 1 under Part I of the said Schedule provides that drugs and ingredients and component parts of drugs shall conform to the corresponding standards specified in the British Pharmacopoeia or British Pharmacopoeia Codex. This is applicable to any products that in law should be regarded as pharmaceutical products and medicines.

Section 3 of the Pharmacopoeia Ordinance (Chapter 308 of the Laws of Hong Kong) deems any enactment relating to all pharmacopoeias to be referring to the pharmacopoeia approved by the Medical Council of Hong Kong under section 2 of the Pharmacopoeia Ordinance.

Pursuant to Regulation 5 of the Food and Drugs Regulations, any person who advertises for sale, sells or manufactures for sale any food or drug which does not conform to the relevant requirements as to composition prescribed in Schedule 1 to the Food and Drugs Regulations commits an offence and is liable to a fine of HK$50,000 and imprisonment for 6 months.

Regulation 4A of the Food and Drugs Regulations requires all prepackaged food and health supplements sold by our Group (except for those listed in Schedule 4 to the Food and Drugs Regulations) to be marked and labeled in the manner prescribed in Schedule 3 to the Food and Drugs Regulations. Schedule 3 contains labeling requirements in respect of stating the product’s name or designation, list of ingredients, “best before” or “use by” date, special conditions for storage or instruction for use, name and address of manufacturer or packer, and count, weight or volume. Schedule 3 also includes requirements on the appropriate language or languages for marking or labelling prepackaged food. Contravention of those requirements may result in a conviction carrying a maximum penalty of HK$50,000 and imprisonment for 6 months.

In accordance with Regulation 4B of the Food and Drugs Regulations, generally prepackaged food and health supplements sold by our Group should be marked or labeled with its energy value and nutrient content in the manner prescribed in Part 1 of Schedule 5 to the Food and Drugs Regulations, and nutrition claims, if any, made on the label of the product or in any advertisement for the product should comply with Part 2 of Schedule 5 to the Food and Drugs Regulations. Contravention of those requirements may result in a conviction carrying a maximum penalty of HK$50,000 and imprisonment for 6 months.

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Regulation Related to Food Business

Regulation 31 of the Food Business Regulation (Chapter 132X of the Laws of Hong Kong) (the “Food Business Regulation”) provides that except under and in accordance with a license granted under the Food Business Regulation, no person shall carry on or cause or permit or suffer to be carried on any food factory. “Food factory” is defined as any food business which involves the preparation of food for sale for human consumption off the premises. Since our Group has no preparation of food within the meaning of the Food Business Regulation, a food factory license is not required for our Group.

Regulation to Sweeteners in Food

Regulation 3(2) of the Sweeteners in Food Regulations (Chapter 132U of the Laws of Hong Kong) (the “Sweeteners in Food Regulations”) prohibits the sale, consignment, delivery and import of any food intended for human consumption containing any sweetener which is not specified in the Schedule thereto. Regulation 2 defines “sweetener” as any chemical compound which is sweet to the taste, but does not include any sugars or other carbohydrates or polyhydric alcohols. None of our products contains any sweetener not specified in the said Schedule.

Regulation Related to Food Adulteration (Metallic Contamination)

Regulation 3 of the Food Adulteration (Metallic Contamination) Regulations (Chapter 132V of the Laws of Hong Kong) (the “Food Adulteration (Metallic Contamination) Regulations”) provides that no person shall import, consign, deliver, manufacture or sell, for human consumption:

(a)	any food of a description specified in Column B of the First Schedule which contains any metal specified opposite thereto in Column A of that Schedule unless such metal is naturally present in such food in a concentration not greater than that specified opposite thereto in Column C of that Schedule; or

(b)	any food of a description specified in Column B of the Second Schedule which contains any metal specified opposite thereto in Column A in greater concentration than is specified opposite thereto in Column C; or

(c)	any food containing any metal in such amount as to be dangerous or prejudicial to health.

Of particular relevance to food products in the said Second Schedule are those entries of antimony, arsenic, cadmium, chromium, lead, mercury and tin. As none of our products is classified as food as described in Column B of the Second Schedule, our products are not subject to the requirements of the said Regulation 3.

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Regulation Related to Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong)

The Import and Export Ordinance provides for the regulation and control of the import of articles into Hong Kong, the export of articles from Hong Kong, the handling and carriage of articles within Hong Kong which have been imported into Hong Kong or which may be exported from Hong Kong, and any matter incidental to or connected with the foregoing.

The import and export of certain articles are prohibited unless with the relevant licenses under sections 6C and 6D which are issued under section 3 of the Import and Export Ordinance. These regulated articles include pharmaceutical products and medicines and proprietary Chinese medicines. During the Track Record Period and as at the Latest Practicable Date, our Group had not imported any articles which would contravene section 6C of the Import and Export Ordinance nor exported any articles which would contravene section 6D of the Import and Export Ordinance, and is not required to obtain a license under section 3 of the Import and Export Ordinance.

Regulation Related to Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong)

Pursuant to regulation 4 of the Import and Export Regulations, every person, including company, who imports any article including beauty products and beauty bags (other than an exempted article) shall lodge with the Commissioner of Customs and Excise an accurate and complete import declaration relating to such article using services provided by a specified body, in accordance with the requirements that the Commissioner of Customs and Excise may specify. Every declaration required to be lodged shall be lodged within 14 days after the importation of the article to which it relates.

Regulation 5 of the Import and Export Regulations requires that every person who exports or re-exports any article including beauty products and beauty bags (other than an exempted article) shall lodge with the Commissioner of Customs and Excise an accurate and complete export declaration relating to such article using services provided by a specified body, in accordance with the requirements that the Commissioner of Customs and Excise may specify. Every declaration required to be lodged shall be lodged within 14 days after the exportation of the article to which it relates.

Any person fails or neglects to do such declaration as required under regulations 4 and 5 of the Import and Export Regulations within 14 days after the importation or exportation (as the case may be) of the article to which it relates without any reasonable excuse shall be liable to (1) a fine of HK$1,000 upon summary conviction; and (2) commencing from the date of conviction, a fine of HK$100 in respect of everyday during which his failure or neglect to lodge such declaration in that manners continues. Further, any person who knowingly or recklessly lodges any declaration with the Commissioner of Customs and Excise that is inaccurate in any material particular shall be liable on summary conviction to a fine of HK$10,000.

Regulation 3 of the Import and Export Regulations sets out exemptions in respect of regulations 4 and 5.

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Regulation Related to Control of Obscene and Indecent Articles Ordinance (Chapter 390 of the Laws of Hong Kong) (the “Control of Obscene and Indecent Articles Ordinance”)

The content we post on digital platforms are subject to the regulations of the Control of Obscene and Indecent Articles Ordinance. Subject to the defense provided in the Control of Obscene and Indecent Articles Ordinance, any person who publishes, possesses for the purpose of publication or imports for the purpose of the publication, any obscene article, whether or not he knows that it is an obscene article, commits an offence and is liable for a fine of HK$1 million and imprisonment for three years. Under the Control of Obscene and Indecent Articles Ordinance, it is also an offence to publish any indecent article without sealing such article in wrappers and displaying a notice as prescribed by the Control of Obscene and Indecent Articles Ordinance. Subject to the defense provided in the Control of Obscene and Indecent Articles Ordinance, it is also an offence to publish any indecent article to a person who is a juvenile, whether it is known that it is an indecent article or that such person is a juvenile. Such offences impose a fine of HK$400,000 and imprisonment of 12 months on first conviction. A second or subsequent conviction will give rise to a fine of HK$800,000 and imprisonment of 12 months.

Regulation Related to Employment

Pursuant to Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO, which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from May 1, 2019, the statutory minimum hourly wage rate is HK$37.5. Failure to comply with MWO constitutes an offence under EO.

Regulation Related to Occupational Safety and Health

Pursuant to Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong), which came into full effect on May 23, 1997, is purported to ensure the safety and health of employees and improve the safety and health standards applicable to certain hazardous processes, plant and substances used or kept in workplaces. Employers shall as far as reasonably practicable ensure the safety and health of their employees in their workplaces by: (a) providing and maintaining plant and work systems that do not endanger safety or health; (b) making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of articles or substances; (c) providing all necessary information, instruction, training and supervision for ensuring safety and health at work; (d) maintaining the workplace in a condition that does not endanger safety and health; (e) providing and maintaining safe access to and egress from the workplaces; and (f) providing and maintaining a reasonably practicable, safe and healthy work environment.

Failure to comply with the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for six months.

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Regulations Related to Personal Data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time (“Personal Data (Privacy) Ordinance”) places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to this ordinance. The Personal Data (Privacy) Ordinance provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the Personal Data (Privacy) Ordinance. The six data protection principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

The Personal Data (Privacy) Ordinance also gives data subjects certain rights, inter alia:

●	the right to be informed of whether any data user holds their personal data;

●	the right to be supplied with a copy of such data; and

●	the right to request correction of any data they consider to be inaccurate.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data. A claim for compensation may also be made by a data subject who suffers damage by reason of a contravention of a requirement under the Personal Data (Privacy) Ordinance.

Regulation Related to Copyright and Intellectual Property

Pursuant to the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), a person may incur civil liability for “secondary infringement” if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner. The Copyright Ordinance also imposes criminal liability which provides, among other things, that a person commits an offence if he, without the license of the copyright owner of a copyright work, makes for sale or hire an infringing copy of the work or possesses an infringing copy of the work with a view to its being, amongst others, sold or let for hire by any person for the purpose of or in the course of that trade or business. It also imposes criminal liability against copying service business when a person, for the purpose of or in the course of a copying service business, possesses a reprographic copy of a copyright work as published in a book, magazine or periodical, being a copy that is an infringing copy of the copyright work.

Pursuant to the Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong), trademarks must be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Chapter 559A of the Laws of Hong Kong) in order to enjoy protection by the laws of Hong Kong. Trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong. The owner of a registered trademark is entitled to the rights provided by the Trade Marks Ordinance and is conferred exclusive rights in the trademark. Any use of the trademark by third parties without the consent of the registered owner is an infringement of the trademark.

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MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Ms. Yuen Yi Young	35	Chairwoman and Director
Mr. Ying Yeung Wong	38	Chief Executive Officer and Director
Mr. Yau Mok	42	Chief Financial Officer
Ms. Kui Gee Jennifer Lee	44	Independent Director Nominee*
Mr. Achilles Cheong Lung Lui	36	Independent Director Nominee*
Mr. Wai Hei Cheng	44	Independent Director Nominee*

* The nominee of independent director will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Yuen Yi Young, Chairwoman and Director

Yuen Yi Young serves as a Director and Chairwoman of the Board of Directors of our Company. From March 2017 to April 2022, Ms. Young was the co-founder and director of Here We Seoul-Minus Plus Ltd, a company that specializes in providing high-quality beauty and wellness treatments. In this role, she was responsible for overseeing business operations. As co-founder and director of KM Han Spa Limited, from February 2017 to April 2022, Ms. Young managed operations, service quality, and developed treatment programs to enhance customer satisfaction and business growth. From December 2013 to the present, Ms. Young has also served as a co-founder and director of Here We Seoul Limited, our Operating Subsidiary. Our Operating Subsidiary is a retailer in Hong Kong focusing on the sale of its proprietary brand beauty and personal care products, namely PITANIUM and BIG PI online. From December 2012 to December 2014, Ms. Young also served as a director and a professional make-up artist of LY Styling Company Limited. She has more than ten years of experience in the beauty industry.

Ying Yeung Wong, Chief Executive Officer and Director

Ying Yeung Wong serves as a Director and Chief Executive Officer of our Company. He is a co-founder of Here We Seoul Limited, our operating subsidiary, which was established in December 2013. In this leadership role, he oversees the marketing and creative team, engages in strategic decision-making, and plays a pivotal role in driving significant business development initiatives, leveraging his co-founding status. Mr. Wong is acknowledged as a leading authority in the online advertising domain, having been featured in numerous local media interviews. He has also been invited by major corporations, including Google and Facebook, to share his insights and successful strategies in online marketing, solidifying his reputation and PITANIUM as one of the foremost online beauty brands in Hong Kong.

From February 2017 to April 2022, Mr. Wong held the position of Director and Marketing Director at Here We Seoul - Minus Plus Ltd. Concurrently, from December 2015 to April 2022, he served as Director and Marketing Director at K-Medi Han Limited. Throughout his tenure at these organizations, Mr. Wong generated substantial sales and facilitated rapid company growth. His sales philosophy emphasizes the creation of intrinsic value in unique products and treatments, nurturing brand equity without resorting to price wars, and effectively communicating this value to the market through diverse online channels, including search engines and social media platforms.

With over a decade of professional experience in business management, Mr. Wong has consistently demonstrated a strong track record of leadership and innovation. He holds a Bachelor of Arts in Business Management from University of Northumbria, which he obtained in July 2010.

Yau Mok, Chief Financial Officer

Yau Mok serves as Chief Financial Officer of our Company. Mr. Mok has over 20 years of experience in corporate finance and management. Prior to joining our Company, Mr. Mok held various positions in the insurance and finance industry. From 2005 to 2023, Mr. Mok worked in FWD Life Insurance Company (Bermuda) Limited with the last position as a branch manager. Mr. Mok joined Avam Limited in November 2017 and served as the chief financial officer of Avam Limited from December 2018 to February 2025, where he was primarily responsible for managing the company’s financial stability and growth, providing strategic forecasts and leading the execution of financing and acquisition initiatives.

Mr. Mok obtained a Degree of Master of Business Administration from The University of Wales in November 2015.

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Kui Gee Jennifer Lee, Independent Director Nominee

Kui Gee Jennifer Lee will be appointed as an independent director and will be the chairwoman of the nominating committee and a member of the audit committee and the compensation committee. Ms. Lee has over 11 years of experience in education administration and management. Since November 2012, she served as director of Tots Education Centre in Hong Kong that provides courses for preschoolers and children. She was mainly responsible for development and overseeing daily operations and management of the center.

She was awarded a teaching certification from the International TEFL Teacher Training in March 2006 and was also awarded certificates in educational administration and management from the College of Birmingham and from the Asian College of Teachers in March 2017. She also obtained a Master of Arts in School Guidance and Counselling from the Hong Kong Polytechnic University in October 2011. Ms. Lee obtained a Bachelor of Arts in Liberal Arts and a Bachelor of Science in, both, Psychology and Sociology from SUNY Stony Brook University in May 2002.

Achilles Cheong Lung Lui, Independent Director Nominee

Achilles Cheong Lung Lui will be appointed as an independent director and will be the chairman of the compensation committee and a member of the nominating committee and the audit committee. From December 2013 to December 2014, he was a buyer of electrical components at ASM Pacific Technology Limited. Thereafter, he has been working as a marketing manager at Great Wall Enterprise since March 2014. From January 2010 to August 2011, he served as a data analyst at Butler Hill in Seattle. He became a part-time marketing executive at Great Wall Enterprise from June 2007 to November 2011. Mr. Liu obtained a Bachelor of Science in with a major in computing, with a minor in marketing from the Hong Kong Polytechnic University in October 2011.

Wai Hei Cheng, Independent Director Nominee

Wai Hei Cheng will be appointed as an independent director and will be the chairman of the audit committee and a member of the compensation committee and the nominating committee. Mr. Cheng has over 10 years of audit and company secretarial experience. Since December 2021 until the present, Mr. Cheng has been the financial controller and company secretary of Min Fu International Holding Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 8511), where he is responsible for providing manufacturing solutions and relevant technical services to the company. In December 2021, he joined Zhicheng Technology Group Ltd. (currently known as Min Fu International Holding Limited), a company listed on GEM of the Hong Kong Stock Exchange (stock code: 8511), as a financial controller and a company secretary. From August 2019 to November 2021, Mr. Cheng acted as the company secretary of Chi Kan Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 9913), where he was responsible for the secretarial matters of the company. In November 2015, he joined Win Win Way Construction Holdings Ltd. (currently known as CT Vision S.L. (International) Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 994)), as Chief Financial Officer and also acted as its company secretary since May 2016, where he was responsible for the financial and secretarial matters of the company until July 2019. In July 2010, he joined Inno-Tech Holdings Limited, a company previously listed on GEM of the Hong Kong Stock Exchange, as a financial controller. He also acted as the company secretary for the same company from May 2013 to August 2014 and from July 2015 to November 2015.

He has been the independent non-executive director of TOMO Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 6928) since May 2023; and the independent non-executive director of Fullwealth International Group Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange (stock code: 1034) since May 2023. Since February 2023, he has been the independent non-executive director of Carry Wealth Holdings Limited, a company listed on Main Board of the Hong Kong Stock Exchange (stock code: 643).

In October 2006, he joined Shu Lun Pan Horwath Hong Kong CPA Limited as a semi-senior in the audit and assurance division, and was transferred to BDO Limited due to a corporate merger in May 2009 with his last position as a senior associate in July 2010.

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He obtained his Master’s in Business Administration from the Hong Kong Polytechnic University in September 2017. He obtained his Bachelor of Science in Accounting and Finance from the Leeds Metropolitan University (currently known as Leeds Beckett University) in the United Kingdom in May 2005. Since October 2011, he has been a fellow of the Association of Chartered Certified Accountants. He was admitted to Graduateship of The Institute of Chartered Secretaries and Administrators (currently known as The Chartered Governance Institute) in February 2013 and has been an associate of The Hong Kong Institute of Chartered Secretaries (currently known as The Hong Kong Chartered Governance Institute) since May 2013.

Family Relationships

None of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Duties of Directors

Under BVI law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our Company and mortgaging the property of our Company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the Company.

Under BVI law, our directors owe fiduciary duties to our Company, including a duty to act honestly, in good faith and in what the director believes to be in the best interests of the company. Our directors when exercising powers or performing duties as a director, also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association. We have the right to seek damages if a duty owed by our directors is breached.

Terms of Directors

Pursuant to our Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him/her, or until his/her earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal. A director maybe appointed by a resolution of shareholders or a resolution of directors. A director may be removed from office (a) with or without cause, by a resolution of shareholders passed by at least 75% of the votes of shareholders entitled to vote; or (b) with cause, by a resolution of directors passed at a meeting of directors.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

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Board of Directors

We expect our board of directors to consist of five directors, three of whom will be independent as such term is defined by the Nasdaq Capital Market. We expect that all current directors will continue to serve after this Offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Board Committees

We plan to establish three committees under the board of directors: an audit committee, a compensation committee and a nominating committee. We plan to adopt a charter for each of the three committees. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Wai Hei Cheng, Mr. Achillies Cheong Lung Lui and Ms. Kui Gee Jennifer Lee upon the effectiveness of their appointments. Mr. Wai Hei Cheng will be the chair of our audit committee. We have determined that Ms. Kui Gee Jennifer Lee, Mr. Wai Hei Cheng and Mr. Achillies Cheong Lung Lui satisfy the “independence” requirements under Nasdaq Rule 5605. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Achillies Cheong Lung Lui, Mr. Wai Hei Cheng and Ms. Kui Gee Jennifer Lee upon the effectiveness of their appointments. Mr. Achillies Cheong Lung Lui will be the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominating Committee. Our nominating committee will consist of Ms. Kui Gee Jennifer Lee, Mr. Wai Hei Cheng and Mr. Achillies Cheong Lung Lui upon the effectiveness of their appointments. Ms. Kui Gee Jennifer Lee will be the chair of our nominating committee. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Exemption

We are a “foreign private issuer”, as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

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●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (1) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practices in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Remuneration

The directors may receive such remuneration as our board of directors may determine from time to time. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

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Meetings of directors

Our business and affairs are managed by our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A director must be given not less than three days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only two directors in which case the quorum is two. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by a majority of the directors. A person other than an individual which is a shareholder may by a resolution of its directors or other governing body authorize any individual it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions”, our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We adopted (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Employment Agreements, Director Offer Letters and Indemnification Agreements

Pitanium Limited has entered into separate standard employment agreements (the “Director and Officer Employment Agreement”) with its directors, namely, Ms. Yuen Yi Young (the Director and the Chairwoman of the Board) and Mr. Ying Yeung Wong (the Director and Chief Executive Officer) on December 9, 2024 (Ms. Young and Mr. Wong collectively refer as the “Named Directors”).

The initial term of the Director and Officer Employment Agreements is for a term of one year unless terminated earlier. Upon expiration of the initial-year term, the Director and Officer Employment Agreements shall be automatically extended for successive one-year terms unless a one-month prior written notice to terminate the Director and Officer Employment Agreement or unless terminated earlier pursuant to the terms of the agreements.

Pursuant to the Director and Officer Employment Agreements, the Named Directors will receive nominal cash compensation of salary HK$360,000 (approximately US$46,153) annually, each. Pitanium Limited is entitled to terminate their agreement with or without cause by giving a one-month advance notice in writing for certain acts of Named Directors, including any wilful and continued failure to substantially perform their duties, any dishonesty in the performance of their duties, or engaging in any other act or omission which is detrimental to the financial condition or business reputation of the Company. Each Named Directors has agreed to keep in strict confidence, both during and after the terms of the agreement, all non-public information and not to use for any purpose other than to fulfil their responsibilities as a director, any trade secrets, business methods or other information which is material to the Company’s business operations. In addition, each of the Named Directors has agreed not to, for a period of two years following the termination of his employment, carry on any business in competition with the business of the Pitanium group of companies.

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Agreements with independent directors

We plan to enter into director offer letters with each of our independent director nominees which agreements set forth the terms and provisions of their engagement.

Indemnification Agreements

Pitanium Limited has entered into indemnification agreements with its directors and chief financial officer, namely, Ms. Yuen Yi Young and Mr. Ying Yeung Wong on December 9, 2024 and Mr. Yau Mok on May 7, 2025. We plan to enter into indemnification agreements with the independent directors, to be effective upon the completion of this Offering. Under these agreements, we have and/or will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Executive Officers

For FY2023 and FY2024, none of the Company’s directors/officers, namely, Ms. Yuen Yi Young and Mr. Ying Yeung Wong, received compensation in any form, cash or equity, in connection with their service as the directors and/or officers of Pitanium Limited.

For FY2024, by our Operating Subsidiary, we paid nil as compensation to our directors and executive officers and paid an aggregate of HK$72,000.00 (approximately US$9,231.00) contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

For FY2023, by our Operating Subsidiary, we paid an aggregate of HK$1,040,000.00 (approximately US$132,755) as compensation to our directors and executive officers as well as an aggregate of HK$72,000.00 (approximately US$9,231.00) contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

Mr. Ying Yeung Wong and Ms. Yuen Yi Young will continue to receive cash compensation, in the form of salary, bonus, and pension from our Operating Subsidiary.

As the appointments of our independent directors will only become effective upon the effectiveness of the registration statement of which this prospectus forms a part, for FY2023 and FY2024, we did not have any non-executive directors and therefore have not paid any compensation to any non-executive directors.

Except our contribution to the MPF, we have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. We do not have any equity incentive plan in place as of the date of this prospectus.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of September 30, 2023 and 2024, we had no outstanding equity awards.

RELATED PARTY TRANSACTIONS

In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties. Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, to which we were or will be a party and in which the other parties included or will include our directors, director nominees, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons.

Employment Agreements

See “Management — Employment Agreements, Director Offer Letters and Indemnification Agreements” on page 118.

Related Parties

The following is a list of related parties which the Company has transactions with:

Name of the related party	Nature of relationship
Ms. Yuen Yi Young (“Ms. Young”)	Ms. Young is the beneficial owner, chairwomen of the Board and director of the Company. A director of Here We Seoul Limited.
Mr. Ying Yeung Wong (“Mr. Wong”)	Mr. Wong is the beneficial owner, chief executive officer and director of the Company. A director of Here We Seoul Limited.
HWS Spa Holdings Limited	A company under the control of Ms. Young and Mr. Wong.
TS 20. Inc., Limited	A company under the control of Ms. Young and Mr. Wong.
Areukesien Spa Ltd	A company under the control of Ms. Young and Mr. Wong.
House of Thoughts Limited	A company under the control of Ms. Young and Mr. Wong.
Brilliant Harbour Co Limited	A company under the control of Ms. Young and Mr. Wong.
Ms. Lau Ching Zhuen, Zuice	Ms. Lau Ching Zhuen, Zuice is the Creative Director of the Company, is the wife of the director (Mr. Wong Ying Yeung) of the Company
Titanium Powder Personal Care Products (Shenzhen) Co., Ltd.,	Ms. Young Yuen Yi is the legal representative, manager and director of, and Mr. Wong Ying Yeung is the Supervisor of Titanium Powder Personal Care Products (Shenzhen) Co., Ltd

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Due to Related Party

	As of September 30,
	2023	2024	2024
	HK$	HK$	US$
Areukesien Spa Ltd	1,417,601	-	-

As of September 30, 2023, our amount due to a related party mainly represented expenses paid by Areukesien SPA Limited, a related company, on behalf of our Company for operating expenses in prior years, given Areukesien SPA Limited and our Operating Subsidiary were private companies and under the same control of the same shareholders. Such balance was non-trade nature, unsecured, interest-free and repayable on demand and has been settled by the Group through bank transfer during the year ended September 30, 2024.

Under the related party transaction policy, related party transactions must be reported to us by the relevant related parties. If a transaction has been identified as a related party transaction, management must present information regarding the related party transaction to our Board for review, consideration and approval or ratification. The independent directors will also closely monitor and review that the related party transactions are entered into on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Regarding certain transactions, our Board may appoint an independent expert whenever the signing of a related person transaction is likely to have a material impact on our balance sheet or results. Our Board may also seek the opinion of the audit committee and/or the independent auditors if there is any doubt about the qualification of a related person transaction subject to his evaluation. When submitted to our Board’s review, the persons who have a direct or indirect interest in the transaction shall not participate in its review.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% our outstanding Class A Ordinary Shares and Class B Ordinary Shares;
●	Each of our director, director nominees and named executive officers; and
●	All directors and named executive officers as a group.

The number and percentage of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned before the offering are based on 18,000,000 Class A Ordinary Shares of with a par value of US$0.0001 each and 3,000,000 Class B Ordinary Shares with a par value of US$0.0001 each issued and outstanding as of the date of this prospectus.

Holders of Class A Ordinary Share will be entitled to one vote per share. Holders of Class B Ordinary Shares will be entitled to twenty (20) votes per share. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of either Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities.

In computing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them.

	Class A Ordinary Shares Beneficially Owned Prior to this Offering		Class B Ordinary Shares Beneficially Owned Prior to this Offering		Class A Ordinary Shares Beneficially Owned After this Offering(1)		Class B Ordinary Shares Beneficially Owned After this Offering		Voting Power After this Offering(1)
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	%
Directors, Director Nominees and Named Executive Officers:
Ms. Yuen Yi Young	8,333,330	46.30%	1,500,000	50%	8,333,330	42.19%	1,500,000	50%	48.07%
Mr. Ying Yeung Wong	8,333,330	46.30%	1,500,000	50%	8,333,330	42.19%	1,500,000	50%	48.07%
Mr. Yau Mok	—	—	—	—	—	—	—	—	—
Ms. Kui Gee Jennifer Lee	—	—	—	—	—	—	—	—	—
Mr. Achilles Cheong Lung Lui	—	—	—	—	—	—	—	—	—
Mr. Wai Hei Cheng	—	—	—	—	—	—	—	—	—
Directors and executive officers as a group	16,666,660	92.6%	3,000,000	100%	16,666,660	84.38%	3,000,000	100%	96.14%
5% or Greater Shareholders:
Ms. Yuen Yi Young	8,333,330	46.30%	1,500,000	50%	8,333,330	42.19%	1,500,000	50%	48.07%
Mr. Ying Yeung Wong	8,333,330	46.30%	1,500,000	50%	8,333,330	42.19%	1,500,000	50%	48.07%

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Ordinary Shares and Class B Ordinary Shares, as a single class. Each holder of Class B Ordinary Shares shall be entitled to twenty (20) votes per Class B Ordinary Share and each holder of Class A Ordinary Shares shall be entitled to one (1) vote per Class A Ordinary Share on all matters submitted to our shareholders for a vote. The Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by the BVI Act or the Memorandum and Articles of Association. The Class B Ordinary Share is convertible at any time by the holder into shares of Class A Ordinary Share on a share-for-share basis.

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DESCRIPTION OF SHARE CAPITAL

We are incorporated as a BVI business company under the BVI Act, under the laws of BVI on October 22, 2024, under the name “Pitanium Limited”, company no. 2160599. As of the date of this prospectus, we are authorized to issue a maximum of 500,000,000 Ordinary Shares of in aggregate divided into Class A Ordinary Shares with a par value of US$0.0001 each and Class B Ordinary Shares with a par value of US$0.0001 each.

The following are summaries of the material provisions of our Memorandum and Articles of Association and the BVI Act, insofar as they relate to the material terms of our Ordinary Shares. The forms of our Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

Class A Ordinary Shares

Each Class A Ordinary Share in the Company confers upon the shareholder the right to one (1) vote per share at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class A Ordinary Share will vote together with holders of our Class B Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time.

All of our issued Class A Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their Class A Ordinary Shares.

At the completion of this Offering, there will be 19,750,000 Class A Ordinary Shares issued and outstanding.

Class B Ordinary Shares

Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty (20) votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class B Ordinary Share will vote together with holders of our Class A Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Each Class B Ordinary Share may be converted to Class A Ordinary Share at the option of the holder, at any time after issue and without the payment of any additional sum, on a share-for-share basis.

At the completion of this Offering, there will be 3,000,000 Class B Ordinary Shares issued and outstanding.

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Listing

We listed our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “PTNM”.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the BVI Act and our Memorandum and Articles of Association. Our Memorandum and Articles of Association provide that the Directors may, by resolution of directors, authorize and declare a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to satisfy its debts as they fall due in the ordinary course of business.

Voting rights

Pursuant to our Memorandum and Articles of Association, at each general meeting of our Company, on a poll, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. The holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions of the shareholders.

At any general meeting, the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles of Association do not provide for cumulative voting.

Variation of Rights of Shares

The rights attached to any class of shares may only, whether or not the Company is being wound up, be varied by a resolution of shareholders, provided that only the holders of the relevant class of shares shall be entitled to vote thereon, unless otherwise provided by the terms of issue of such class.

Meetings of shareholders

Any of our directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must not give less than seven clear calendar days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of shareholders on the date of the notice and are entitled to vote at the meeting, and the other directors. Our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

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The quorum for a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares (or class or series of shares) entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the shareholders, will be dissolved. In any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitle to vote on the matter to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will be dissolved.

Meetings of directors

Our business and affairs are managed by our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A director must be given not less than three calendar days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only two directors in which case the quorum is two. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all directors. A person other than an individual which is a shareholder may by a resolution of its directors or other governing body authorize any individual it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual.

Protection of Minority Shareholders

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum of association or articles of association of the company, the courts of the BVI may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum of association or articles of association. Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the BVI for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If we are deemed insolvent for the purposes of the BVI Insolvency Act (i.e., (1) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the BVI Insolvency Act; (2) the execution or other process issued on a judgment, decree or order of a BVI Court in favor of a creditor of our Company is returned wholly or partly unsatisfied; or (3) either the value of our Company’s liabilities exceeds its assets, or our Company is unable to pay its debts as they fall due), there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the BVI Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “undervalue transactions.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to the BVI Courts for an order setting aside that payment or transaction in whole or in part.

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Unclaimed Dividend

A dividend that remains unclaimed for a period of three years after having been declared may be forfeited, by resolutions of directors, to, and shall cease to remain owing by, the company.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either BVI law or our Memorandum and Articles of Association.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association, the lock-up agreements with the representative of the underwriters described in “Shares Eligible for Future Sale — Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share of our Company is effective when the name of the transferee is entered on the register of members of our Company. Pursuant to our Articles of Association, our board of directors may not resolve to refuse or delay the transfer of any Ordinary Share unless the shareholder has failed to pay an amount due in respect of it.

Notwithstanding the foregoing, under the BVI Act, shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the recognized exchange and subject to the company’s Memorandum and Articles of Association.

Forfeiture of Ordinary Shares

Our Company’s shares that are not fully paid on issue are subject to the forfeiture provisions set forth in our Memorandum and Articles of Association. For this purpose, shares of our Company issued for a promissory note or a contract for future services are deemed to be not fully paid.

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 days’ written notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The written notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, and that member shall be discharged from any further obligation to the Company.

Redemption and Purchase of Ordinary Shares

We may purchase, redeem or otherwise acquire and hold our own Ordinary Shares save that we may not purchase, redeem or otherwise acquire our own Ordinary Shares without the consent of the shareholders whose Ordinary Shares are to be purchased, redeemed or otherwise acquired unless we are permitted or required by the BVI Act or any other provision in our Memorandum and Articles of Association to purchase, redeem or otherwise acquire the Ordinary Shares without such consent.

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Inspection of Books and Records

Under the BVI Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, as amended and restated from time to time; (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Issuance of Ordinary Shares

Subject to the BVI Act and to our Memorandum and Articles of Association, shares in our Company may be issued, and options to acquire shares in our Company granted, at such times, to such persons, for such consideration and on such terms as the directors may determine.

Directors

Under the Memorandum and Articles of Association, we are required to have a minimum of one director and the maximum number of directors shall be unlimited. For as long as our Class A Ordinary Shares are listed or quoted on any Designated Stock Exchange (as defined in the Articles of Association), the board of directors shall include at least such number of independent directors as applicable law, rules or regulations of the Designated Stock Exchange require as determined by the directors.

A director may be appointed by resolution or by the directors for such term as the shareholders or the directors determine. Any appointment may be to fill a vacancy or as an additional director.

The directors or, if our Class A Ordinary Shares (or depository receipts therefor) are listed or quoted on any Designated Stock Exchange and if required by the rules of such Designated Stock Exchange, any committee thereof, may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

Under our Memorandum and Articles of Association, there is no shareholding qualification required for directors.

Pursuant to our Memorandum and Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him/her, or until his/her earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his/her earlier death, resignation or removal.

A director may be removed from office with or without cause by, a resolution of shareholders passed at a meeting of the shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy-five per cent (75%) of the shareholders of the Company entitled to vote; or a resolution of directors.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is received by us.

A director shall resign forthwith as a director of the Company if he is, or becomes, disqualified from acting as a director under the BVI Act.

Each of the compensation committee and the nominating committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

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Liquidation Rights

As permitted by BVI law and our Memorandum and Articles of Association, the Company may be voluntarily liquidated by a resolution of members or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders. On a liquidation, on winding up or other return of assets of the Company to shareholders (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and Similar Arrangements

Under the BVI Act, two or more companies, each a “constituent Company”, may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction or proposed transaction is (i) between the director and the company and (ii) the transaction or proposed transaction is or is to be entered into in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by a BVI company is not voidable if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders; or (b) the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the Memorandum or Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or combined company but may receive debt obligations or other securities of the surviving or combined company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

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A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days immediately following the date of the shareholders’ approval. These shareholders then have 20 days from the date of such notice to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

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Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy (e.g. for purporting to provide indemnification against civil fraud or the consequences of committing a crime).

Under our Memorandum and Articles of Association, subject to certain limitations, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to our best interests and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of our Memorandum and Articles of Association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under BVI law, the directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In exercising the powers of a director, the directors ensure neither they nor the company acts in a manner which contravenes the BVI Act or our Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

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Shareholder action by Written Consent

BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Pursuant to our Memorandum and Articles of Association, an action that may be taken by the shareholders of our Company at a meeting may also be taken by a resolution of shareholders of our Company consented to in writing, without the need for any notice, but if any resolution of shareholders of our Company is adopted otherwise than by the unanimous written consent of all shareholders of our Company, a copy of such resolution shall forthwith be sent to all shareholders of our Company not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders of our Company. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which shareholders holding a sufficient number of votes of Shares to constitute a resolution of shareholders of our Company have consented to the resolution by signed counterparts. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

BVI law and our Memorandum and Articles of Association provide that shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be requested may request that the directors shall requisition a shareholder’s meeting. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

As a BVI company, we are not obliged by law to call shareholders’ annual general meetings, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the BVI but our Memorandum and Articles of Association do not provide for cumulative voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under our Memorandum and Articles of Association, a director of our Company may be removed from office, with or without cause, by a resolution of shareholders of our Company passed at a meeting of shareholders of our Company called for the purposes of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75 percent of the votes of the shareholders of our Company entitled to vote, or by a resolution of directors of our Company passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

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Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable statute. As a result, we are not afforded the same statutory protections in the BVI as we would be offered by the Delaware business combination statute. Although BVI law does not regulate transactions between a BVI company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting fraud on the minority members.

Dissolution; Winding Up

Under the BVI Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders of our Company or by resolution of directors of our Company if we have no liabilities or we are able to pay our debts as they fall due and value of our assets equals or exceeds our liabilities. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and our Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class. The rights conferred upon the holders of our shares of any class shall not, unless otherwise expressly provided by the terms of issue of our shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with such existing shares.

Amendment of Governing Documents

Under the BVI Act and our Memorandum and Articles of Association, our Memorandum and Articles of Association may be amended by a resolution of our shareholders or, subject to certain exceptions, by resolutions of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI or from such other date as may be ordered by the Court under Section 13(5) of the BVI Act. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Anti-Money Laundering — BVI

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exception applies under the Anti-Money Laundering Regulations (as revised) of the BVI, as amended and revised from time to time or any other applicable law.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act (as revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this Offering, there has not been a public market for our Ordinary Shares, including our Class A Ordinary Shares, and while we have been approved to have our Class A Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the Class A Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this Offering and assuming the underwriter does not exercise the over-allotment options, we will have an aggregate of 19,750,000 Class A Ordinary Shares outstanding. Of that amount, 1,750,000 Class A Ordinary Shares will be publicly held by investors participating in this Offering, and 18,000,000 Class A Ordinary Shares will be held by our existing shareholders, some of whom may be our affiliates as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

The Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than our affiliates in the United States without restriction or further registration under the Securities Act. The Class A Ordinary Shares purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

All of our Class A Ordinary Shares and Class B Ordinary Shares that will be outstanding upon the completion of this Offering, other than those Class A Ordinary Shares sold in this Offering are “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, which will equal 262,500 Class A Ordinary Shares immediately after our initial public offering, or

●	the average weekly trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our Class A Ordinary Shares and Class B Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of this Offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

The Company and any successors of the Company, our directors, executive officers and other holders of 5% or more of our Class A Ordinary Shares and Class B Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days from the closing of the Offering, without the prior written consent of the underwriters. See “Underwriting”.

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TAXATION

The following sets forth the material BVI, Hong Kong and U.S. federal income tax consequences related to an investment in our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

Material United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Share. This summary applies only to U.S. Holders that hold our Ordinary Share as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Share. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Share through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Share that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

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If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Share, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Share and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Share.

Persons considering an investment in our Ordinary ShareS should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Share including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends and Other Distributions on Our Ordinary Share

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on our Ordinary Share out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Ordinary Share will meet the conditions required for the reduced tax rate. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Ordinary Share. Dividends received on our Ordinary Share will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Share. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Share

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Share in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Share. Any capital gain or loss will be long term if the Ordinary Share have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Share, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Share, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Share even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Share, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Share), and (ii) any gain realized on the sale or other disposition of Ordinary Share. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Share;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

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If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Share, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Share qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Share held at the end of the taxable year over the adjusted tax basis of such Ordinary Share and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Share over the fair market value of such Ordinary Share held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Share would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Share in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Share during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Share.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Share and proceeds from the sale, exchange or redemption of our Ordinary Share may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Hong Kong Taxation

The taxation of income and capital gains of holders of Ordinary Shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of Ordinary Shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the Ordinary Shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the Ordinary Shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us as a company incorporated in BVI.

Profits Tax

On March 21, 2018, the HK SAR Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 21, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the HK SAR profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

Under Hong Kong tax law, our subsidiary in Hong Kong is exempted from income tax on their qualified foreign-derived income and there is no withholding tax in Hong Kong on remittance of dividends.

Our Operating Subsidiary’s income tax expenses amounted to HK$1,624,000 and HK$1,467,650 (approximately US$187,826) for the years ended September 30, 2023 and 2024, respectively.

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Stamp Duty

Hong Kong stamp duty, currently charged at the rate of 0.13% of the amount of the consideration or of its value on every sold note and every bought note for sale or purchase of any Hong Kong stock (i.e., a total of HKD 2.6 (US$ 0.3) per HKD 1,000.0 (US$ 128.2)). In addition, a fixed duty of HKD 5.0 (US$ 0.6) is currently payable on any instrument of transfer of any Hong Kong stock. If one of the parties to the sale is a non-Hong Kong resident and does not pay the required stamp duty, the duty not paid will be assessed on the instrument of transfer (if any) and the transferee will be liable for payment of such duty. No Hong Kong stamp duty is payable upon the transfer of Ordinary Shares outside Hong Kong.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are a holding company incorporated in the BVI with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and our Operating Subsidiary does not directly or indirectly hold any interests in any enterprises in Mainland China. As confirmed by Company’s PRC Counsel, neither the Company, nor its subsidiary, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations for the income derived from Hong Kong.

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Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are a holding company incorporated in the BVI with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and our Operating Subsidiary does not directly or indirectly hold any interests in any enterprises in Mainland China. As confirmed by our PRC Counsel, neither the Company, nor its subsidiary, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations for the income derived from Hong Kong.

BVI Taxation

A BVI business company is exempt from all provisions of the Income Tax Act (As Revised) of the BVI (including with respect to all dividends, interests, rents, royalties, compensations and other amounts payable by the company to persons who are not resident in the BVI). Capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not resident in the BVI are also exempt from all provisions of the Income Tax Act (As Revised) of the BVI.

No estate, inheritance, succession or gift tax is payable with respect to any shares, debt obligations or other securities of a BVI business company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to our Company.

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ENFORCEABILITY OF CIVIL LIABILITIES

British Virgin Islands

We are incorporated under the laws of the BVI as a BVI business company with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI business company, such as (i) political and economic stability; (ii) an effective and sophisticated judicial system with a dedicated commercial court; (iii) tax neutral treatment, with no tax levied against companies incorporated in the BVI by the local tax authorities; (iv) the absence of foreign exchange control or currency restrictions; and (v) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the BVI: (a) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and (b) BVI companies do not have standing to sue before the federal courts of the United States.

We believe the disadvantages of incorporating in the BVI are outweighed by the benefits to us and our investors of such incorporation.

Our Memorandum and Articles of Association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. All our directors and officers reside in Hong Kong. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce judgments obtained in United States courts against them or against us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

We have been advised by Loeb Smith Attorneys, our counsel as to the laws of the BVI that the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the BVI. We have also been advised that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

Loeb Smith Attorneys has further advised us that there is uncertainty as to whether the BVI would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

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UNDERWRITING

In connection with this Offering, we have entered into an underwriting agreement with Cathay Securities, Inc., as representative of the Underwriters (named below), or the Representative, in this Offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this Offering. The Representative has agreed to purchase from us, on a firm commitment basis, the number of Class A Ordinary Shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter(s)	Number of Shares
Cathay Securities, Inc.	1,750,000
Total	1,750,000

The Representative is committed to purchase all the Class A Ordinary Shares offered by this prospectus if it purchases any Class A Ordinary Shares. The Representative is not obligated to purchase the Class A Ordinary Shares covered by the Representative’s over-allotment option to purchase Class A Ordinary Shares as described below. The Representative is offering the Class A Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The Representative reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering), at the offering price per Class A Ordinary Shares less underwriting discounts. The Representative may exercise this option for 45 days from the date of closing of this Offering solely to cover sales of Class A Ordinary Shares by the Representative in excess of the total number of Class A Ordinary Shares set forth in the table above. If any of the additional Class A Ordinary Shares are purchased, the Representative will offer the additional Class A Ordinary Shares at $4 per share, the offering price of each Class A Ordinary Share.

Discounts and Expense Reimbursement

The Representative proposes initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A Ordinary Shares offered by us are not sold at the offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Representative with this Offering:

	Per Share		Total Without Over-Allotment Option(3)		Total With Full Over-Allotment Option
Offering price	US$	4.00	US$	7,000,000	US$	8,050,000
Underwriting discounts(1)	US$	0.28	US$	(490,000)	US$	(563,500)
Proceeds to the company before expenses(2)	US$	3.72	US$	6,510,000	US$	7,486,500

(1)	We have agreed to pay the Representative a discount equal to seven percent (7%) of the gross proceeds of this Offering, provided, however, we have agreed that the underwriting commission and non-accountable expense allowance paid to the Representative should not be less than US$0.28 per share if this public offering occurs. The fees do not include the expense reimbursement as described below.

(2)	It includes the non-accountable expenses, out-of-pocket expenses payable to underwriter(s) and other estimated listing expenses.

(3)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

This Offering is being conducted on a firm commitment basis. The underwriter(s) are obligated to take and pay for all of the shares offered by the Company if any such shares are taken. We have granted the underwriter(s) an option, exercisable one or more times in whole or in part, to purchase up to 15% additional Class A Ordinary Shares from us at the initial public offering price, less underwriting discounts, within 45 days from the closing of this Offering to cover over-allotments, if any. If the underwriter(s) exercise the option in full, with the initial public offering price per share at US$4.00, the total underwriting discounts payable to the underwriter(s) will be US$563,500, and the total proceeds to us, before expenses, will be US$7,486,500.

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In addition to the cash commission, we will also reimburse the Representative for accountable out-of-pocket expenses not to exceed $235,000, which shall be deducted against the Representative’s service fee of US$110,000. Such accountable out-of-pocket expenses include Representative’s legal counsel fees, due diligence, road show, travel, on-boarding fees, background checks expenses, DTC eligibility fees and expenses. As of the date of this prospectus, we have paid US$60,000 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds of this Offering.

The Representative intends to offer our Class A Ordinary Shares to their retail customers only in states in which we are permitted to offer our Class A Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet a National Securities Exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Lock-Up Agreements

The Company and any successors of the Company, our directors, executive officers and other holders of 5% or more of our Class A Ordinary Shares and Class B Ordinary Shares have agreed, subject to certain exceptions set forth in the underwriting agreement, that they will not, without the prior written consent of the Representative, from the date of this Offering and continuing for a period of 180 days, offer, pledge, sell directly or indirectly, any number of shares or any securities convertible into or exercisable or exchangeable for shares issued by the Company.

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The Representative may in its sole discretion and at any time without notice release some or all of the Class A Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Representative will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Class A Ordinary Shares by the Representative acting as principal. Under these rules and regulations, the Representative:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the Class A Ordinary Shares we are offering was determined by us in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by the Representative is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

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Application for Nasdaq Listing

We intend to apply to list our Class A Ordinary Shares on Nasdaq under the symbol “PTNM”. We will not consummate and close this Offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of Class A Ordinary Shares in this Offering sufficient to satisfy applicable listing criteria, our Class A Ordinary Shares will in fact be listed.

If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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Canada. The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Cayman Islands. This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Class A Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Class A Ordinary Shares may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

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●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Class A Ordinary Shares to the public” in relation to any Class A Ordinary Share in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The Class A Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. The Class A Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

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Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Class A Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A Ordinary Shares, as principal, if the offer is on terms that the Class A Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Class A Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the Class A Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Class A Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Class A Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The Class A Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Class A Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A Ordinary Shares.

Taiwan. The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A Ordinary Shares in Taiwan.

United Arab Emirates. The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

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EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance and out of pocket expenses, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Expenses	Amount
Securities and Exchange Commission Registration Fee	US$	1,541
The Nasdaq Capital Market Listing Fee	US$	75,000
FINRA Filing Fee	US$	3,590
Legal Fees and Expenses	US$	360,955
Accounting Fees and Expenses	US$	441,672
Printing Expenses	US$	9,012
Miscellaneous Expenses	US$	85,155
Total	US$	976,925

These expenses will be borne by us. Underwriting discounts and non-accountable expense allowance will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in this Offering.

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LEGAL MATTERS

The validity of the Class A Ordinary Shares offered hereby and certain legal matters as to BVI law will be passed upon for us by Loeb Smith Attorneys. Loeb & Loeb LLP is acting as counsel to our company regarding U.S. securities law matters. We are represented by TC & Co. and Ms. NG Wing Shan Queenie with respect to certain legal matters as to the laws of Hong Kong. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm. VCL Law LLP is acting as U.S. securities counsel for the underwriter in connection with this Offering.

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EXPERTS

The combined financial statements as of and for FY2023 and FY2024 as set forth in this prospectus have been so included in reliance on the report of Enrome LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of Enrome LLP is 143 Cecil Street, #19-03/04 GB Building, Singapore, Singapore 069542.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon the closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act, as applicable to foreign private issuers. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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PITANIUM LIMITED

INDEX TO COMBINED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pitanium Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Pitanium Limited and its subsidiary (the “Group”) as of September 30, 2024 and 2023, and the related combined statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended September 30, 2024 and 2023, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years ended September 30, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Group’s auditor since 2024.

Singapore

December 16, 2024

F-2

PITANIUM LIMITED AND ITS SUBSIDIARY

Combined Balance sheet

 As of September 30, 2024 and 2023

		As of 30 Sep 2023	As of 30 Sep 2024	As of 30 Sep 2024
	Note	HK$	HK$	US$
ASSETS
CURRENT ASSETS
Cash		18,974,339	16,964,489	2,183,383
Inventories		5,274,293	5,037,965	648,402
Other current assets		1,135,927	3,728,625	479,885
TOTAL CURRENT ASSETS		25,384,559	25,731,079	3,311,670

NON-CURRENT ASSETS
Property, plant and equipment		5,092,201	3,743,333	481,779
Right-of-use assets		10,712,031	5,095,127	655,759
Other non-current assets		2,562,256	1,127,150	145,068
Deferred tax assets		164,183	450,409	57,969
TOTAL NON-CURRENT ASSETS		18,530,671	10,416,019	1,340,575
TOTAL ASSETS		43,915,230	36,147,098	4,652,245

LIABILITIES
CURRENT LIABILITIES
Other payables		1,594,209	3,470,381	446,649
Due to a related party		1,417,601	-	-
Bank borrowings		5,904,626	12,267,161	1,578,822
Finance lease liabilities		569,776	202,350	26,043
Operating lease liabilities		6,022,216	4,030,908	518,790
Tax payable		12,806,621	2,296,963	295,626
TOTAL CURRENT LIABILITIES		28,315,049	22,267,763	2,865,930

NON-CURRENT LIABILITY
Finance lease liabilities		-	504,770	64,966
Operating lease liabilities		5,440,447	1,645,751	211,813
TOTAL NON-CURRENT LIABILITY		5,440,447	2,150,521	276,779
TOTAL LIABILITY		33,755,496	24,418,284	3,142,709

SHAREHOLDERS’ EQUITY
Class A ordinary shares (par value of US$0.0001 per share; 18,000,000 Class A ordinary shares outstanding as of September 30, 2023 and 2024 respectively)		13,986	13,986	1,800
Class B ordinary shares (par value of US$0.0001 per share; 3,000,000 Class B ordinary shares outstanding as of September 30, 2023 and 2024 respectively)		2,331	2,331	300
Additional paid-in capital		100	100	13
Subscription receivable		(16,317)	(16,317)	(2,100)
Other comprehensive income		-	-	13,907
Retained earnings		10,159,634	11,728,714	1,495,616
TOTAL SHAREHOLDERS’ EQUITY		10,159,734	11,728,814	1,509,536
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		43,915,230	36,147,098	4,652,245

* The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on 28 November 2024.

See accompanying notes to financial statements.

F-3

PITANIUM LIMITED AND ITS SUBSIDIARY

Combined Statements of Operations and Comprehensive Income

For the Years Ended September 30, 2024 and 2023

	For the years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Revenue	68,196,877	74,930,388	9,589,371
Cost of revenue	(12,741,130)	(14,110,240)	(1,805,787)
Gross profit	55,455,747	60,820,148	7,783,584

Operating expenses
Selling and marketing expenses	(10,411,605)	(11,797,806)	(1,509,849)
General and administrative expenses	(32,813,729)	(38,042,814)	(4,868,608)
Total operating expenses	(43,225,334)	(49,840,620)	(6,378,457)

Income from operation	12,230,413	10,979,528	1,405,127

Other income / (expense)
Interest income	88,440	191,864	24,554
Other income	565,930	114,672	14,675
Interest expenses	(825,037)	(867,337)	(110,999)
Total other expenses, net	(170,667)	(560,801)	(71,770)

Income before provision for income taxes	12,059,746	10,418,727	1,333,357
Income tax expenses	(1,804,326)	(1,522,432)	(194,836)
Net income	10,255,420	8,896,295	1,138,521

Other comprehensive income
Foreign currency translation adjustments, net of tax	-	-	11,175
Total comprehensive income	-	-	1,149,696

Net income per share	0.49	0.42	0.05

Weighted average shares outstanding used in calculating basic and diluted net income per share	21,000,000	21,000,000	21,000,000

* The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on 28 November 2024.

See accompanying notes to financial statements.

F-4

PITANIUM LIMITED AND ITS SUBSIDIARY

Combined Statements of Changes in Shareholders’ Equity

For the Years Ended September 30, 2024 and 2023

(Expressed in HK Dollars, except for the number of shares)

	Class A Ordinary Shares		Class B Ordinary Shares		Subscription	Additional Paid in	Retained	Total Shareholders’
	Share	Amount	Share	Amount	receivable	Capital	Earnings	Equity
		HK$		HK$	HK$	HK$	HK$	HK$
Balance as of October 1, 2022 *	18,000,000	13,986	3,000,000	2,331	(16,317)	100	7,904,214	7,904,314

Net income	-	-	-	-	-	-	10,255,420	10,255,420
Dividend paid	-	-	-	-	-	-	(8,000,000)	(8,000,000)
Balance as of September 30, 2023 *	18,000,000	13,986	3,000,000	2,331	(16,317)	100	10,159,634	10,159,734

Net income	-	-	-	-	-	-	8,896,295	8,896,295
Dividend paid	—	-	-	-	-		(7,327,215)	(7,327,215)
Balance as of September 30, 2024 *	18,000,000	13,986	3,000,000	2,331	(16,317)	100	11,728,714	11,728,814

* The shares and per share information are presented on a retroactive basis to reflect the Reorganization completed on 28 November 2024.

See accompanying notes to financial statements.

F-5

PITANIUM LIMITED AND ITS SUBSIDIARY

Combined Statements of Cash Flows

For the Years Ended September 30, 2024 and 2023

	For the years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Cash flows from operating activities
Net income	10,255,420	8,896,295	1,138,521
Adjustments to reconcile net income to net cash used in operating activities:
Gain on disposal of property, plant and equipment	(529,931)	(114,671)	(14,676)
Depreciation of property, plant and equipment	1,992,306	2,254,429	288,513
Amortization of right-of-use assets	6,199,100	5,929,064	758,784
Deferred income taxes	(126,412)	(286,226)	(36,630)
Changes in operating assets and liabilities:
Inventories	(2,680,309)	236,328	30,245
Other current assets	(1,514,865)	(1,157,592)	(148,145)
Other payables	813,412	1,876,172	240,107
Operating lease liabilities	(5,785,522)	(6,098,165)	(780,425)
Tax payables	1,765,738	(10,509,658)	(1,344,995)
Net cash generated from operating activities	10,388,937	1,025,976	131,299

Investing activities
Purchase of property, plant and equipment	(3,645,946)	(1,210,889)	(154,966)
Proceeds on disposal of property, plant and equipment	610,000	420,000	53,750
Net cash used in investing activities	(3,035,946)	(790,889)	(101,216)

Financing activities
Proceeds from bank borrowings	8,000,000	9,000,000	1,151,794
Repayment of bank borrowings	(2,095,374)	(2,637,465)	(337,535)
Due to a related party	(253,006)	(1,417,601)	(181,420)
Proceeds from finance lease	-	850,000	108,781
Principal payments under finance lease obligations	(323,524)	(712,656)	(91,204)
Dividend paid	(8,000,000)	(7,327,215)	(937,715)
Net cash used in financing activities	(2,671,904)	(2,244,937)	(287,299)

Effect of exchange rate changes on cash held in foreign currencies	-	-	17,668
Net change in cash	4,681,087	(2,009,850)	(239,548)
Cash at the beginning of the year	14,293,252	18,974,339	2,422,931
Cash at the end of the year	18,974,339	16,964,489	2,183,383

Supplemental disclosures of cash flows information:
Cash paid for income taxes	165,000	12,318,316	1,576,462
Cash paid for interest expense	341,263	554,271	70,934

Supplemental non-cash financing activity:
Lease liabilities arising from obtaining right-of-use assets	9,947,665	312,160	39,949

See accompanying notes to financial statements.

F-6

PITANIUM LIMITED AND ITS SUBSIDIARY

Notes to Combined Financial Statements

Note 1. Organization and Business Description

Pitanium Limited (“Pitanium”, “the Company”) is a company incorporated in British Virgin Islands on 22 October 2024. The Company is a holding company and conducts businesses primarily through its subsidiary (collectively, the “Group”). The principal activities of the Group encompass selling a diverse range of beauty products, including well-known brand name products and self-developed items, through both online platforms and retail outlets in Hong Kong.

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, Pitanium Limited (“Pitanium”, “the Company”) was incorporated under the laws of British Virgin Islands as the holding company of Here We Seoul Limited (“HWS”) on October 22, 2024.

On November 28, 2024, Pitanium acquired 100% of the equity interests from the Original shareholders in HWS, the primary operating subsidiary of the Company in Hong Kong.

On October 25, 2024, and November 28, 2024, the Company issued proportionate shares to the Original shareholders of HWS, resulting in the same shareholding structure for the Company and HWS.

Due to the fact that the Company and its subsidiary were effectively controlled by the same shareholders immediately before and after the reorganization completed on November 28, 2024, as described above, the reorganization was accounted for as a recapitalization. The restructuring mentioned above has been accounted for as a transfer of assets among entities under common control as the beneficial interest of each shareholder immediately before and after the completion of the reorganization remained unchanged. Mr. Ying Yeung Wong and Ms. Yuen Yi Young remain as the controlling shareholders both immediately before and after completion of reorganization. Given such reorganization was completed after September 30, 2024, the Group’s combined financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

As of November 28, 2024, the Company’s wholly owned subsidiary is Here We Seoul Limited, a company incorporated in Hong Kong on December 9, 2013. The principal of HWS is selling a diverse range of beauty products.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”).

Principles of combination

As the Reorganization was accounted for as restructuring of entities under common control, the accompanying combined financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to these entities for all periods presented.

The combined financial statements include the financial statements of the Company and its subsidiary. All intercompany transactions and balances among the Company and its subsidiary have been eliminated upon combination. A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders. For subsidiaries where the Group’s ownership in the subsidiary is less than 100%, the equity interest not held by the Group is shown as non-controlling interests.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the allowance for doubtful accounts, the determination of the useful lives of property, plant and equipment, impairment of long-lived assets, allowance for deferred tax assets, uncertain tax position, operating lease right-of-use assets, operating lease liabilities, revenue recognition and contingencies. Actual results could differ from those estimates.

F-7

Foreign Currency Translation and transaction

The reporting currency of the Company and its subsidiary is the Hong Kong Dollar (“HKD”). The functional currency of the Company and its subsidiary is the Hong Kong dollars (“HKD”). The USD information presented is provided for convenience and translation purposes in accordance with Rule 3-20(b)(1) of Regulation S-X.

The financial statements of the Group with functional currency of HK$, are translated into US$ using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in statements of changes in shareholders’ equity. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

For the Group, except for the shareholders’ equity, the balance sheet accounts on September 30, 2024 and 2023 were translated at HK$7.7698 to US$1.00 and HK$7.8312 to US$1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the years ended September 30, 2024 and 2023 were HK$7.8139 to US$1.00 and HK$7.834 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods. Therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Cash

Cash consists of cash on hand, deposits with banks and other monetary funds. The Group maintains cash with various financial institutions primarily in Hong Kong. The Group considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of September 30, 2024 and 2023, cash balances were HK$16,964,489 (approximately US$2,183,383) and HK$18,974,339 (approximately US$2,422,931), respectively. The majority of the Group’s cash is saved in licensed banks in the Hong Kong. Cash balances in bank accounts in Hong Kong are insured under the Deposit Protection Scheme introduced by the Hong Kong Government for a maximum amount of HK$800,000 (approximately US$102,382). The Group has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

The nature and components of the cash as of September 30, 2023 and 2024 were as follow:

	As of 30 Sep 2023	As of 30 Sep 2024	As of 30 Sep 2024
	HK$	HK$	US$
Bank balances kept in Hong Kong licensed banks	18,255,931	16,037,939	2,064,133
Cash on hand	718,408	926,550	119,250
	18,974,339	16,964,489	2,183,383

F-8

Other non-current assets

Other non-current assets represent the amounts that the Group has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for doubtful accounts.

Inventories

Inventories primarily consist of finished goods. which are stated at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first-out method and includes all costs to acquire and other costs to bring the inventories to their present location and condition. Our Group takes ownership, risks, and rewards of the products purchased.

Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expected demand, anticipated sales price, and other factors. Our Group continuously evaluates the recoverability of our Group’s inventories, and inventory provisions are recorded in the statements of operations. Our Group did not record write-down of potentially obsolete inventories or lower cost or market adjustment for the years ended September 30, 2023 and 2024.

Other current assets

Other current assets represent advance payments made to the vendors or service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Group considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of September 30, 2024, and 2023, there was no allowance recorded as the Group considers all of the prepayments fully realizable.

Prepayments represented deposits made to suppliers for acquiring beauty products, with product delivery scheduled within 1 to 6 months. Other deposits mainly comprised utility and building management fee deposits, which will only be refunded upon the Group vacating the property. Rental deposits will only be refunded by the landlords in the event of rental agreements expiring without renewal.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation are provided for on a straight-line basis following industry standards for the related assets as follows:

Furniture and fixture	5 years
Motor vehicle	3 years
Electronic equipment	5 years
Leasehold improvements	5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the statements of operations and comprehensive income in other income or expenses.

The Group also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

F-9

Finance lease

A lease is classified as a finance lease if it meets any of the following criteria at lease commencement:

1.	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term
2.	The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.
3.	The lease term is for the major part of the remaining economic life of the underlying asset. However, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion shall not be used for purposes of classifying the lease.
4.	The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments in accordance with ASC 842-10-30-5(f) equals or exceeds substantially all of the fair value of the underlying asset.
5.	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Finance leases are recorded as both an asset and a liability at the lower of the fair value of the asset and the present value of the minimum lease payments at the commencement of the lease term. Finance lease payments are apportioned between the finance charge and the reduction of the outstanding liability.

Operating leases

The Group determines whether an arrangement is or contains a lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Group are currently classified as operating leases. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, current, and operating lease liability, non-current in the Group’s balance sheets. Please refer to Note 7 for the disclosures regarding the Group’s method of adoption of ASC 842 and the impacts of adoption on its financial position, results of operations and cash flows.

ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The operating lease ROU assets and lease liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The operating lease ROU assets also includes any lease payments made and excludes lease incentives. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liabilities when it is reasonably certain that the Group will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, the Group has elected not to recognize a lease liability or ROU asset on its balance sheets. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its statements of operations and cash flows. The Group has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as a single lease component.

The Group reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Group reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Group has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows.

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Quoted prices in active markets for identical assets and liabilities.
Level 2 —	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Group considers the carrying amount of its financial assets and liabilities, which consist primarily of accounts receivable, contract assets, contract costs, due from related parties, operating lease, prepayments and other current assets, accounts payable, contract liabilities, income taxes payable, due to related parties, loan from related party, accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities As of September 30, 2024 and 2023 due to their short-term nature.

Bank borrowings

Bank borrowings are recognized initially at fair value, net of transaction costs incurred. Bank borrowings are subsequently stated at amortized cost; any difference between the proceeds net of transaction costs and the redemption value is recognized in profit or loss over the period of the borrowings using the effective interest method. At the end of balance sheet dates, the total outstanding balances of the bank loan are classified as current liability as the bank has sole discretion to request a full redemption at any time.

F-10

Other payables

Other payables mainly represented accrued salaries and pension costs, accrued consultancy fee and accrued accounting fees. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Revenue Recognition

The Group adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on October 1, 2022. Accordingly, the financial statements for the years ended September 30, 2024 and 2023 are presented under ASC 606. Under ASC 606, revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which an entity expects to be entitled to in exchange for those goods or services. To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

The Group recognizes revenue at a point in time when the control of products have been transferred to customers. The transfer of control is considered complete when products have been picked up or accepted by customers. In the normal course of business, the Group’s products are sold with no right of return unless the item is defective.

For the years ended September 30, 2024 and 2023, the Group’s revenues were primarily derived from sales of products through their online shop and offline sales channels mainly their retail stores. The product categories including (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products.

The Group recognizes revenue for its products sold when it has satisfied a performance obligation by transferring significant risks and rewards of ownership of promised products to the customer. Furthermore, the customer obtains the legal title of and accepts the promised products at a specific time. For each performance obligation satisfied at a point in time, the Group recognizes revenue at a point in time by measuring whether the performance obligation has been met.

Segment reporting

The Company operates and manages its business as a single segment, in accordance with ASC 280, Segment Reporting. The Company’s chief operating decision maker (“CODM”) is the Chairman. The Company’s CODM assesses the Company’s performance and results of operations on a consolidated basis. The Company generates substantially all of its revenue from clients in Hong Kong. Accordingly, no geographical segments are presented. Substantially all of the Company’s long-lived assets are located in Hong Kong.

Revenue from sales of products through online shop

The Group generates revenue over time from the sale of (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products to customers through their online shop. The Group hosts and manages an online shop to display its best-selling products and latest marketing and promotional initiatives on its home page. The Group regularly updates its online shop to keep customers updated about its product offerings.

Revenue from sales of products through offline

For the years ended September 30, 2024 and 2023, the Group generates revenue from operating retail stores in prime shopping areas in Hong Kong, including Causeway Bay, Tsim Sha Tsui, Mong Kok, Tseung Kwan O, Tuen Mun, Yuen Long and Shatin by selling the (i) skincare products; (ii) haircare products; (iii) cosmetic products; and (iv) other products.

F-11

The summary of the Group’s total revenues by online and retailing sales for the years ended September 30, 2024 and 2023 was as follows:

	2023	2024	2024
	HK$	HK$	US$
Online Sales	35,563,243	37,155,324	4,755,029
Retailing Sales	32,633,634	37,775,064	4,834,342
Total	68,196,877	74,930,388	9,589,371

The summary of the Group’s total revenues by product categories for the years ended September 30, 2024 and 2023 was as follows:

	2023	2024	2024
	HK$	HK$	US$
Skincare	32,239,652	40,503,441	5,183,511
Hair Care	16,991,257	16,025,871	2,050,944
Cosmetics	8,492,208	9,563,519	1,223,911
Others	10,473,760	8,837,557	1,131,005
Total	68,196,877	74,930,388	9,589,371

The skincare products mainly include the facial-care products such as serums, cleansing products, face masks and toners.

The haircare products mainly include shampoo, conditioners, hair serum, hair supplements, hair treatment, scalp scrub, hair oil and hair masks.

The Cosmetic products mainly include the sales of primer, compact powder, eyeliner, mascara, lipsticks, lip gloss and lip balm.

Other products mainly include the body-care products such as deodorant, makeup remover, body lotion and sunblock as well as health supplements, laundry detergents and dishwashing detergents.

Cost of Revenue

The Group’s cost of revenue is primarily comprised of the purchase costs, transportation and packaging costs. These costs are expenses as incurred.

Selling and marketing expenses

Selling and marketing expenses mainly represented our advertising and marketing expenses for (i) the advertisements through Facebook and Small Red Book and procurement of the SEO-search engine and online media search services; (ii) the production of the videos and photos related to the advertisements; and (iii) the offline advertisements in public transport, magazines and shopping malls.

General and administrative expenses

General and administrative expenses mainly consist of (i) salaries, welfare and insurance expenses for the Group’s administrative personnel, (ii) depreciations and amortizations, (iii) lease expenses relating to leased properties used for administrative, warehouse and retail shops, and (iv) others, which primarily include traveling, legal and professional fee, office expenses, and other miscellaneous expenses for administrative purposes.

F-12

Borrowing Costs

All borrowing costs are recognized in interest expenses in the statement of operations and comprehensive income in the period in which they are incurred.

Government Subsidies

Government subsidies primarily relate to one-off entitlement granted by the Hong Kong government pursuant to the Employment Support Scheme under the Anti-epidemic Fund. The Group recognizes government subsidies as other income when they are received because they are not subject to any past or future conditions. Government subsidies received and recognized as other income totaled HK$36,000 (approximately US$4,595) for the year ended September 30,2023. No government subsidies were received for the year ended September 30, 2024.

Employee Benefit Plan

Employees of the Group located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment. The Group required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were HK$1,457,779 (approximately US$186,562) and HK$1,342,653 (approximately US$171,388) for the years ended September 30, 2024 and 2023, respectively.

Income Taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group believes there were no uncertain tax positions At September 30, 2024 and 2023, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Group is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income consists of foreign currency translation adjustment resulting from the Group translating its financial statements from functional currency into reporting currency. The financial statements of the Group with a functional currency of HK$, are translated into US$ presentation currency using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Translation adjustments resulting from this process are included in accumulated foreign currency translation adjustments under other comprehensive income (loss).

Earnings Per Share

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Group by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of September 30, 2024, and 2023, there were no dilutive shares.

F-13

Commitments and Contingencies

In the normal course of business, the Group is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Significant Risks

Currency Risk

The Group’s operating activities are transacted in Hong Kong. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group considers the foreign exchange risk in relation to transactions denominated in US$ with respect to HK$ is not significant as HK$ is pegged to US$.

Concentration and Credit Risk

Financial instruments that potentially subject the Group to the concentration of credit risks consist of cash and accounts receivable. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Group deposits its cash with financial institutions located in Hong Kong. As of September 30, 2024, and 2023, HK$16,964,489 (approximately US$2,183,383) and HK$18,974,339 (approximately US$2,422,931) were deposited with financial institutions located in Hong Kong. The Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of HK$800,000 (approximately US$102,382). Otherwise, these balances are not covered by insurance. The Group believes that no significant credit risk exists as these financial institutions have high credit quality and the Group has not incurred any losses related to such deposits.

Given that the Group regularly evaluates its customers’ financial standing and typically does not require collateral for transactions, the credit risk associated with accounts receivable remains low. The Group primarily focuses on retail sales where payments are received before goods are delivered, significantly reducing the risk of doubtful debts. Consequently, the Group has not deemed it necessary to establish allowances for doubtful accounts as reflected in financial records over the reported periods.

For the years ended September 30, 2024 and 2023, all of the Group’s assets were located in Hong Kong and all of the Group’s revenue were derived from Hong Kong. The Group does not have a concentration of its revenue and accounts receivable with specific customers.

The Group’s business model in retail selling is characterized by a diversified customer base without any single predominant client. This distribution of sales across numerous customers helps to mitigate dependency on any one particular buyer, reducing the risk associated with relying heavily on a sole source of revenue.

Furthermore, the Group’s sales data reflects this diversified customer base. The total sales attributed to the top 10 customers combined do not represent a significant portion of the Group’s overall sales revenue. Specifically, the sales generated from these top 10 customers collectively account for less than 2% of the Group’s total sales volume.

F-14

This dispersion of sales across multiple customers underscores the Group’s resilience to fluctuations or potential issues that could arise from relying on a small number of major clients. By not being heavily reliant on a few key customers, the Group can better withstand individual customer-related challenges and maintain a more stable revenue stream. This diversified approach to customer distribution helps to safeguard the Group’s financial stability and reduces the impact of any potential fluctuations in the purchasing behavior of specific clients.

Interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Group has not used any derivative financial instruments to manage the interest risk exposure.

Recent Accounting Pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued and has evaluated all other pronouncements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Group’s financial position, result of operations, or cash flows.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. The amendments are effective for the Group’s annual periods beginning January 1, 2025, with early adoption permitted, and should be applied either prospectively or retrospectively. The Group is currently evaluating the impact of the adoption of this standard to determine its impact on the Group’s disclosures.

In October 2023, the FASB issued Accounting Standards Update No. 2023-10, Codification Improvements — Disclosures (“ASU 2023-10”) to align with the SEC’s regulations. This ASU improves consistency by amending the codification to include all disclosure guidance in the appropriate disclosure sections and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. The Group will adopt ASU 2023-10 as of the reporting period beginning January 1, 2024. This ASU will not affect the Group’s results of operations, cash flows or financial position and the Group does not expect the adoption to have a material impact on the disclosures to the financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the financial position, statements of operations and cash flows.

F-15

Note 3. Inventories

Inventories consisted of the following at September 30:

	2023	2024	2024
	HK$	HK$	US$
Finished Goods	5,274,293	5,037,965	648,402
Total Inventories	5,274,293	5,037,965	648,402

The Group’s inventory turnover days improved, decreasing from 28 days in the fiscal year ending September 30, 2023, to just 25 days by September 30, 2024. Additionally, the Group actively promotes and offers complimentary items for products that may not be as popular, keeping the risk of obsolete inventory at a minimum. Complimentary items are managed by closely monitoring their demand, usage, and sales patterns to ensure they effectively contribute to inventory turnover and do not lead to potential obsolescence issues.

As of September 30, 2024, the inventories did not contain any complimentary items. All complimentary items were recorded as cost of sales during the year.

Note 4. Other Current Assets

Other current assets consisted of the following at September 30:

	2023	2024	2024
	HK$	HK$	US$
Rental deposits	43,044	1,948,820	250,819
Other deposits	-	320,600	41,262
Prepayment	1,092,883	1,459,205	187,804
Total other current assets	1,135,927	3,728,625	479,885

Note 5. Property, plant and Equipment, net

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following as of September 30:

	2023	2024	2024
	HK$	HK$	US$
Office furniture and equipment	2,494,020	2,590,799	333,444
Motor vehicles	3,695,213	3,803,655	489,542
Leasehold improvements	4,929,750	5,172,100	665,666
Less: accumulated depreciation	(6,026,782)	(7,823,221)	(1,006,873)
Total	5,092,201	3,743,333	481,779

Depreciation expenses of property, plant and equipment totaled HK$2,254,429 (approximately US$288,513) and HK$1,992,306 (approximately US$254,315) for the years ended September 30, 2024 and 2023, respectively.

In the fiscal year ending on September 30, 2024, the Group sold two motor vehicles, incurring a gain of HK$114,671 (approximately US$14,676) from the disposal of these assets. In the fiscal year ending on September 30, 2023, the Group sold a motor vehicle and leasehold improvements, incurring a gain of HK$529,931 from the disposal of these assets.

Note 6. Finance Lease Liabilities

The leases of the Company were classified as finance leases mainly for motor vehicles.

Supplemental balance sheet information related to finance lease was as follows:

	As of	As of	As of
	30 Sep 2023	30 Sep 2024	30 Sep 2024
	HK$	HK$	US$
Current portion of finance lease liability	569,776	202,350	26,043
Non-current finance lease liability	-	504,770	64,966
	569,776	707,120	91,009

Expenses for finance lease for the years ended September 30, 2023 and 2024 were HK$323,524 (approximately US$41,313) and HK$712,656 (approximately US$91,204) respectively.

The weighted average remaining lease terms and discount rates for all of finance leases were as follows as of September 30, 2023 and 2024:

	As of 30 Sep
	2023	2024
Weighted average discount rate
Hitachi Capital (Hong Kong) Limited	4.010%	4.010%
OCBC Bank (Hong Kong) Limited	3.250%	3.250%

The following table presents maturity of finance lease liabilities as of September 30, 2024:

As of 30 Sep
HK$
Remaining finance lease term:
FY2024	202,349
FY2025	215,884
FY2026	229,418
FY2027	59,469
Total payment	707,120

Note 7. Operating Lease Liabilities

As of September 30, 2024, and 2023, the Group has operating leases with its third parties recorded on its balance sheets for office and shop spaces that expire on various dates through October 2026. When determining the lease term, at lease commence date, the Group considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The Group’s lease arrangements may contain both lease and non-lease components. The Group has separately accounted for lease and non-lease components based on their nature. Payments under the Group’s lease arrangement are fixed.

F-16

The following table shows ROU assets and operating lease liabilities, the combined financial statement line items as of September 30:

	2023	2024	2024
	HK$	HK$	US$
Assets
Operating lease right-of-use assets, net	10,712,031	5,095,127	655,759

Liabilities
Operating lease liabilities, current	6,022,216	4,030,908	518,790
Operating lease liabilities, non-current	5,440,447	1,645,751	211,813
Total lease liabilities	11,462,663	5,676,659	730,603

Weighted average remaining lease term (in years)	2.83	2.93	2.93
Weighted average discount rate (%)	3.60%	3.60%	3.60%

Information relating to operating lease activities during the years ended September 30, 2024 and 2023 are as follows:

	2023	2024	2024
	HK$	HK$	US$
Operating lease right-of-use assets, obtained in exchange for operating lease liabilities	9,947,665	312,160	39,949

Operating lease expenses
Amortization of right-of-use assets	6,199,100	5,929,064	758,784
Interest of lease liabilities	483,773	313,065	40,065
Total operating lease expenses	6,682,873	6,242,129	798,849
Cash paid for operating leases	6,397,891	8,400,960	1,075,130

Maturities of lease liabilities were as follows:

	2024	2024
	HK$	US$
For the year ending September 30,
2025	4,305,487	554,130
2026	1,719,997	221,369
2027	117,130	15,074
Total lease payments	6,142,614	790,573
Less: imputed interest	(465,955)	(59,970)
Total	5,676,659	730,603

F-17

Note 8. Bank borrowings

Components of bank borrowings are as follows as of September 30:

	Note	Interest rate	2023	2024	2024
			HK$	HK$	US$
Bank of China (Hong Kong) – Loan 1	(1)	3.625%	-	9,000,000	1,158,328
Bank of China (Hong Kong) – Loan 2	(2)	5.000%	5,904,626	3,267,161	420,494
Total			5,904,626	12,267,161	1,578,822

(1) On November 29, 2023, our Operating Subsidiary borrowed HK$9,000,000 (approximately US$1,158,328) as working capital for 120 months at an annual interest rate of 3.625% under the loan agreement with Bank of China (Hong Kong). The loan was secured by personal guarantees from the directors of Here We Seoul Limited and under the SME Financing Guarantee Scheme guaranteed by The HKMC Insurance Limited. The outstanding balance of the bank loan is classified as current liability as the bank has sole discretion to request a full redemption at any time.

(2) On November 29, 2022, our Operating Subsidiary borrowed HK$8,000,000 (approximately US$1,029,625) as working capital for 36 months at an annual interest rate of 5% under the loan agreement with Bank of China (Hong Kong). The loan was secured by personal guarantees from the directors of Here We Seoul Limited and under the SME Financing Guarantee Scheme guaranteed by The HKMC Insurance Limited. The outstanding balance of the bank loan is classified as current liability as the bank has sole discretion to request a full redemption at any time.

Interest expenses pertaining to the above bank borrowings for the years ended September 30, 2024 and 2023 amounted to HK$503,145 (approximately US$64,391) and HK$311,146 (approximately US$39,717), respectively.

As of the date of this report, a total of HK$2,637,465 (approximately US$339,450) of the bank borrowings as of September 30, 2024 has been repaid.

Note 9. Other non-current assets

Other non-current assets are as follows as of September 30:

	2023	2024	2024
	HK$	HK$	US$
Rental deposits	2,410,770	924,564	118,994
Other deposits	151,486	202,586	26,074
Total other non-current assets	2,562,256	1,127,150	145,068

F-18

The majority of other deposits consist of utility and building management fee deposits, refundable only when the Group leaves the property. Landlords will refund rental deposits if rental agreements expire without renewal. Rental agreements are scheduled to expire between October 2024 and October 2026.

Note 10. Other Payable

Components of other payable are as follows as of September 30:

	2023	2024	2024
	HK$	HK$	US$
Accruals for operating expenses	168,500	2,013,700	259,170
Salary payable	1,425,709	1,456,681	187,479
Total other payables	1,594,209	3,470,381	446,649

Note 11. Income Taxes

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (US$257,732), and 16.5% on any part of assessable profits over HK$2,000,000 (US$257,732).

The components of the income tax expense are as follows as of 30 September:

	2023	2024	2024
	HK$	HK$	US$
Current
Hong Kong	1,930,737	1,808,658	231,466

Deferred
Hong Kong	(126,411)	(286,226)	(36,630)
Provision for income taxes	1,804,326	1,522,432	194,836

The Company measures deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities at the applicable tax rates. Components of the Group’s deferred tax asset and liability are as follows:

	For the years ended September 30,
	2023	2024	2024
Deferred tax assets:	HK$	HK$	US$
Depreciation and amortization	164,183	450,409	57,969
Total deferred tax assets	164,183	450,409	57,969
Less: valuation allowance	-	-	-
Deferred tax assets, net of valuation allowance	164,183	450,409	57,969
Deferred tax assets, net	164,183	450,409	57,969

F-19

As of September 30, 2024, and 2023, the Group have income taxes payable for HK$ 2,296,963 (approximately US$295,626) and HK$ 12,806,621 respectively.

The following table reconciles Hong Kong statutory rates to the Group’s effective tax:

	For the years ended September 30,
	2023	2024	2024
	HK$	HK$	US$
Profit before income taxes	12,059,746	10,418,727	1,333,357
Hong Kong Profits Tax rate	16.50%	16.50%	16.50%
Income taxes computed at Hong Kong Profits Tax rate	1,989,858	1,719,090	220,004
Reconciling items:
Tax effect of income that is not taxable*	(20,532)	(31,658)	(4,052)
Effect of two-tier tax rate	(165,000)	(165,000)	(21,116)
Income tax expense	1,804,326	1,522,432	194,836

* Income that is not taxable mainly consisted of the interest income and the government subsidies which are non-taxable under Hong Kong income tax law.

** Expenses that are not deductible mainly consisted of some legal and professional fee which are non-deductible under Hong Kong income tax law.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2024, and 2023, the Group did not have any significant unrecognized uncertain tax positions. The Group did not incur any interest and penalties related to potential underpaid income taxes for the years ended September 30, 2024 and 2023. The Group also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2024.

Note 12. Shareholders’ Equity

Ordinary shares

On 25 October 2024, the Company issued and allotted 10,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares at a consideration of US$0.0001 per share.

On 28 November 2024, the Company issued and allotted 6,666,660 Class A Ordinary Shares at a consideration of US$0.0001 per share.

On December 3, 2024, the Company issued and allotted 1,333,340 Class A Ordinary Shares at a consideration of US$0.0001 per share. Consequently, there were 18,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares in aggregate. The share and per share are presented on a retroactive basis.

The subsidiary of Company, Here We Seoul Limited was established under the laws of the Hong Kong on December 9, 2013. The issued and fully paid number of Ordinary Shares was 100 with $1.00 per share.

Note 13. Dividend

On March 31, 2024, the subsidiary’s board of directors approved and declared HK$7,327,215 (approximately US$937,715) to its Original shareholders. This amount was paid in full on March 31, 2024. The dividend per share was HK$73,272 (approximately US$9,377). On March 31, 2023, the subsidiary’s board of directors approved and declared HK$8,000,000 to its Original shareholders. This amount was paid in full on March 31, 2023. The dividend per share was HK$80,000.

F-20

Note 14. Related Party Balance and Transactions

As of September 30, 2024, and 2023, the balance of due to a related party was as follows:

	Note	2023	2024		2024
		HK$	HK$		US$
Due to a related party
Areukesien SPA Ltd	(1)	1,417,601	-	(1)	-
Total		1,417,601	-		-

(1) The balance as of September 30, 2024 and 2023 represented the advances for the Group’s operational purpose. This amount was unsecured, interest-free and repayable on demand.

Note 15. Commitments and Contingencies

Lease Commitments

As of September 30, 2024, there is no operating lease commitments that are short-term lease commitments, nor leases that not have not yet commenced but that created significant rights and obligations for the Group, which are not included in right-of-use assets and lease liabilities.

Non-cancellable operating leases

The following table sets forth our contractual obligations as of September 30, 2024:

Lease Commitment
HK$
Within 1 year	538,089
1-2 years	239,921
Total	778,010

Contingencies

The Group is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Group does not anticipate that the final outcome arising out of any such matters will have a material adverse effect on its financial position, cash flows or results of operations on an individual basis or in the aggregate. As of September 30, 2024, and 2023, the Group is not a party to any material legal or administrative proceedings.

Note 16. Subsequent Event

The Group evaluated all events and transactions that occurred after September 30, 2024 up through the date the Group issued these combined financial statements on December 16, 2024, for disclosure or recognition in the combined financial statements of the Group as appropriate

F-21